ANNUAL AND SUSTAINABILITY REPORT 2016



brf

SUMMARY

06 MESSAGE FROM THE ADMINISTRATION

10 BRF
16 Business Model
20 Governance
24 Compliance

28 OUR STRATEGY
47 Sustainability Vision
52 Risks and Opportunities

58 ECONOMIC AND FINANCIAL RESULT
65 Consolidated result—2016

82 BRAND, INNOVATION, AND KNOWLEDGE
90 BRF House of Brands
94 Innovation in Processes (*Manufacturing Footprint*)

96 QUALITY MANAGEMENT
104 Improving Nutritional Value

106 PEOPLE
110 Culture and Performance
117 Health and Safety

124 SUSTAINABLE CHAIN
125 Supplier Development
134 Animal Welfare
141 Communities
146 Governments, Institutions, and the Food Sector
148 Environmental Efficiency

164 THE REPORT
167 GRI Content Index
182 Attachments

198 CORPORATE INFORMATION

INTRODUCTION

Welcome to BRF's Annual Report 2016. Here, we present our stakeholders with a synthesis of our results and highlights of the year, based on international performance communication methodologies, including financial, human, intellectual, social, and environmental aspects.

This document was built on the strategic pillars defined by our leadership and our stakeholder's perception of the main impacts and sustainability aspects of our business - as a result of a consultation and materiality process, carried out in 2016.

The economic and financial indicators are presented following Brazilian standards as well as International Financial Reporting Standards (IRFS). The social and environmental data are presented based on the guidelines of the Global Reporting Initiative (GRI). We also adopted International Integrated Reporting Council (IIRC) benchmarks for the entire report.

IIRC

Integrated Reporting Guidelines are considered when describing our business and our results

GRI

Since 2009, we have adopted the GRI methodology, a global benchmark for social and environmental reports

Capitals

Using icons, we show how each section of this report connects with the capitals in the IIRC model

Manufactured capital

Financial and Built capital

Intellectual capital

Social and Relationship capital

Human capital

Natural capital

Message from the Administration G4-1, G4-2

BRF works to align its operation with the value chain in order to deliver its goal: to feed the world.

The food industry's potential and relevance grow in a proportion similar to the population and income increase in different regions of the planet. According to the United Nations Food and Agriculture Organization (FAO), by the middle of this century, we will be nine billion people; using current production technology, that means we will need 1.6 times the planet to feed everyone.

This is a particularly critical challenge for companies the size of BRF, a leader with a global profile and Brazilian DNA and, which has assumed the challenging purpose of **feeding the world**.

Through brands such as Sadia and Perdigão, we have historical a trustworthy relationship with consumers, a strong presence in Brazilian homes and market share leadership in several categories. And, in recent years, we have been using a growth strategy in order to consolidate BRF as a global organization with production, distribution, and innovation capacity in over one hundred markets. With advances made and challenges still present, 2016 was a year of resilience, in which we strengthened the belief in our vision of the future

In several ways, last year was an unprecedented test for our business model. We faced an extremely adverse macroeconomic scenario in the Brazilian market, with a retraction in the economy and impact on the budget of our consumers, and we had to handle the rise in prices of commodities such as corn and soybeans, essential for the production of animal feed, in addition to the appreciation of the Brazilian real against the dollar, which reduced our competitiveness on a global scale.

However, we had a very clear agenda to fulfill in the different regions in which we operate, developing a "glocal" vision of the business - knowing the specific demands of each market, developing new products, and meeting the needs of each one of them.



Abilio Diniz
Chairman of the Board of Directors



Pedro Faria
Global CEO

2016 was a decisive year, since it allowed us to evolve in the consolidation of BRF's value and of its over 100,000 professionals from 92 nationalities. Through a broad and collaborative process, with workshops in different business units, we built a purpose that translates into the Food Vision - a driver for the future that urges us to produce food with more love, respect for nature, and awareness of our social role of feeding the world.

Reflecting the evolution of our corporate culture movement, VIVA BRF, initiated in 2014, we also defined that our culture should be based on each employee, considered a Food Lover - that is, someone passionate and connected with the food that the Company provides for society. From the processes of portfolio ideation and renewal to improving processes in factories and sales operations, to work safety projects and market intelligence, this business philosophy indicates that our expansion should be increasingly more open to the contribution of each internal entrepreneur, who must convert a business owner's true love into projects and improvements.

Innovate and grow, thus emerges as the combination needed to fulfill the strategy we designed. Innovation is fundamental to perpetuating the business. We understand "innovating" to be the ability not only to renew the portfolio, but to center all our practices on end consumers, placing them at the center of decision-making and revitalizing our while seeking efficiency in operations in order to generate balance and avoid distortions along our value chain. The revitalization of our brands occurs based on solid knowledge of the trends, needs and priorities of each country in which we are present. Some examples are the snack market, which we started with Salamitos, and the partnership with international chef Jamie Oliver, which adds to the characteristics of the end product, such as naturalness traceability, reconnection with the origin of food, and animal welfare.

INNOVATE TO GROW

In a challenging year, we maintained the belief that investing in innovation guarantees the future of our business

Purpose

We progress by building a way to look at our business and its contribution to society

Over 70

innovations ready in our business pipeline

2016 was a decisive year, since it allowed us to evolve in the consolidation of a value that is unique to BRF and to its over 100,000 professionals: the passion for food

Growth is a direct consequence of this innovative culture and a long-term outlook that values our people and our partners. We believe that a company our size is only able to consistently create value when it is relevant to consumers, clients, communities, integrated producers, and other stakeholders. Therefore, we have invested in improving processes throughout the production chain, including the qualification of partner suppliers; raising the level of service; consolidating the go to market (GTM) model, finalized throughout Brazil in September 2016, and now expanding globally; and growth through synergies in operations, acquisitions, and commercial partnerships. During the year, we invested significantly in delivering long-term results.

A good example is our commitment to Asia: in Thailand, acquiring a local company has made us the third largest exporter of high value-added chicken products in the country, and also brought synergies to other regions such as Europe and the Middle East, where we launched a new product, Zinger, made in Thailand. Regarding China, which has great potential for the future, we have prepared three new Brazilian plants for export and acquired a minority stake in COFCO Meat, in order to increase our presence in the country through strategic partnerships. The same can be said of Malaysia, where we are now set up to countries in the Islamic culture. In Brazil, despite the challenging environment, we strengthened the positioning of our Sadia, Perdigão, and Qualy brands, with 25 innovations in 2016 (and over 70 ready for 2017). Developing loyalty programs focused on different types of clients, and reviewing our manufacturing footprint can also be highlighted.

The Middle East and North Africa are regions representing opportunities. We highlight the consolidation, from 2016 to 2017, of our subsidiary OneFoods, which establishes the unprecedented leadership of a Brazilian multinational in the Islamic world.

Another strategic advance, consolidated in January 2017, was the acquisition of 79.5% of the shares of Banvit, Turkey's largest poultry producer, with 100% integrated operations and the most recognized brand in the sector.

The Company has experienced decisive changes in its strategy in recent years



In other regions, we also reaped important benefits. In Latin America, we increased the efficiency of our plants in Argentina through the manufacturing footprint project. In Europe and Eurasia, we continue to intensify the food service channel, an important investment in this sense was the consolidation of Universal Meats, a food distributor in the United Kingdom with a focus on the segment. In Sub-Saharan Africa, we evolved our understanding of local consumers by structuring our own business unit, and innovations in high durability products that will strengthen the presence of our Perdix brand.

These evolutions show that we are mobilized around the challenge of feeding the world, with the constant challenge of building relationships with the environment and society. We believe that it is up to BRF to evolve and be in tune with the demands of our people, communities, business partners, and the market.

In the next pages of this *Annual Report*, we present how our results and our business vision are integrated with actions such as technical support projects and developing the producers on the integrated chain; Health, Safety, and Environment (HSE) policies; the Supplier Chain Monitoring Program; projects in the community conducted by the BRF Institute; helping farms meet international animal welfare requirements in partnership with World Animal Protection (WAP); and the internalization of the 17 Sustainable Development Goals (SDGs) and of the principles of the United Nations Global Compact as part of our management.

They are measures that demonstrate that, in addition to being a leading and profitable company, BRF strives to induce positive transformations in its sector and, more widely, in the industry as a whole, through disseminating its values and its purpose.

Enjoy your reading!

It is up to BRF to recognize the transformations in the industry and be in tune with the demands of our people, communities, business partners, and the market



We are one of the planet's leading food companies, with presence in 150 markets and employees from over 90 nationalities.

BRF

In this section

> Business Model
> Governance
> Ethics & Compliance

BRF's operation model values connecting the value chain, focusing on end consumers, and building innovative brands

Manufactured capital

With over 80 years of history and operations in over 150 countries, BRF S.A. is a global food company with headquarters in Brazil, ranking third worldwide in poultry slaughtering (Watt Global Media). Aiming to feed the world, we provide convenience, quality, and innovation to consumers with diverse profiles in different regions of the world, through products from several categories - such as hams, sausages, marinades, margarines, desserts, frozen meals, and processed and special cut meats. **G4-3**

We are a public company, with shares traded on the capital market for over 30 years. We participate in the most demanding segment of BM&FBOVESPA, the Novo Mercado, with an estimated market cap of .5 billion, and we are part of the Corporate Sustainability Index (ISE), a testament to our social and environmental management practices. Abroad, our shares are traded in the New York Stock Exchange (NYSE – ADR level III) and we are listed in the Dow Jones Sustainability Index – Emerging Markets. **G4-7**

In recent years, we have consolidated our global positioning, with our own production and logistics structure, and service capacity in six different regions: Europe/Eurasia, Latin America, Brazil, Africa, Asia, and the Middle East/North Africa. In 2016, more than .5 billion were invested in building and acquiring units and brands. As a result, today we operate over 50 factories, 47 distribution centers, and 30 brands around the world, supported by a multicultural workforce of over 110,000 jobs. We also have over 34,000 suppliers, including 13,000 integrated agricultural producers, as partners to ensure the satisfaction of clients and consumers, as well as the quality of our food. **G4-6**

BRF invests in a flexible and robust value chain, in a segmented view of the markets, in the engagement of its people, and in its renowned brands - such as Sadia, Perdigão, Qualy, Bocatti, Confidence, Vieníssima, Chester, Dánica, Perdix, and Paty – in order to increase its value generation, aspiring to consolidate itself as a multinational with Brazilian DNA and a customized approach to the regions in which it operates. **G4-4, G4-12**

Over billion
is our market value

Over .5 billion
investments in building and acquirin brands and units



With our food, we are present in the vast majority of Brazilian households.



Quality, efficiency and food safety are among the requirements to ensure the reputation of our business



The Company's impact reaches not only consumers, but also retail partners, suppliers, and integrated producers.

GLOBAL PRESENCE G4-8, G4-9

47
distribution centers

150+
countries served


UNITED KINGDOM
1
UNITED KINGDOM
1


ARGENTINA
9
BRAZIL
35
BRAZIL
20
CHILE
8
URUGUAY
2
ARGENTINA
3

53
Industrial complexes

240,000+
clients

30,000+
suppliers


HOLLAND
1
KUWAIT
1
OMÃ
1
QATAR
7
UNITED ARAB EMIRATES
1
UNITED ARAB EMIRATES
4
TAILÂNDIA
5
MALAYSIA
1

4,000+
tons of food produced

from 90 nationalities

- Brazil
- Latin America
- Europe/Eurasia
- Middle East & North Africa*
- Asia
- Africa*

Plants
Distribution centers

** Regions restructured in 2016 (until 2015, their results were presented as Middle East and Africa).*

Business Model


CAPITALS ACCESSED
ARCH OF PRIORITIES
HUMAN
NATURAL
SOCIAL AND RELATIONSHIP
MANUFACTURED
INTELLECTUAL
PEOPLE
SUSTAINABLE CHAIN
SALES & LOGISTICS
QUALITY
BRAND
INNOVATION

PREPARED BY FOOD LOVERS

- Preparation of products considering healthiness, quality and access
- Strengthening of the culture: Employees are food lovers
- Minimize food waste

PARTNERS WITH NATURE

- Consider the natural capital in business decisions
- Efficient production, from supply to post-consumption, with generative and transforming initiatives
- Investments in people and technology to generate value on a large scale

NURTURING LIFE

- Best practices in every detail, from rearing animals, to cultivation in the fields, up to the dishes we serve
- Partnership with integrated producers and focus on animal welfare
- Portfolio for the everyday life of consumers, transforming simple foods into foods with life

PURPOSE

FEED THE WORLD

SAFE ACCESS TO FOOD
Quality meats and processed products

PORTFOLIO CUSTOMIZATION
According to the needs of more than 150 countries

LEADERSHIP IN THE GLOBAL INDUSTRY
With profitability, financial soundness, and solid reputation in Brazil and abroad

DEVELOPMENT FOR THE CHAIN
Generating value for integrated producers, clients, consumers, and communities

Our global value chain

From the acquisition of grains and raw materials to the end consumer, here are the stages of our production model

GRAINS

We buy inputs such as soybeans, corn, and oils from farmers, cereal companies, cooperatives, or traders.. These inputs are essential to manufacturing animal feed.

ANIMAL FEED PLANT

In these units, we produce the animal feed that will supply BRF's poultry and pig farms and its integrated producers.


4,000 suppliers of grains, meals, and oils
Feed transport
100% of integrated producers aware of and in accordance with our Code of Conduct for Suppliers
Hatchery
Animal transport
No hormones or animal cloning in the pork and poultry chains

FARMS AND INTEGRATION

Our hatcheries and farms follow the standards of the World Organisation for Animal Health (OIE). Our integrated producers also follow our guidelines and must meet safety, quality, environment, human rights, and animal welfare requirements. BRF's pigs and poultry must be able to express their natural behavior and be free from hunger, thirst, fear, stress, pain, injury and disease.

RETAIL

The finished products are delivered to supermarket chains, small and medium retail stores (warehouses, stores, etc.) and companies and restaurants (food service), as well as wholesalers. Quality, level of service and presence at points of sale throughout the country are our priority.

GLOBAL OPERATIONS

We are an international company based in Brazil. We serve our consumers and global clients in different ways: with end products, selling meat to distributors and partners, or producing directly at our plants abroad.


Supermarket
Consumer-centered decision making


over 50% of the BRF result comes from global business


Product transport
100% of primary operation carriers involved in health, safety, and environmental actions

SLAUGHTER AND INDUSTRIALIZATION

After humanitarian slaughter, the meat is processed in our plants in Brazil (35) and abroad (18). The production of other foods, such as margarines, cheese and desserts, also occurs at this stage.


brf

DISTRIBUTION CENTER

We have an extensive network of logistics centers (more than 40, globally), as well as more than 1,200 logistics partners who transport products from plants to clients, DCs, or export centers.

Our extensive value chain forms a highly-distributed model capable of building strong brands that connect to consumers in around 150 countries.

Governance

Policies, tools, and regionalized management seek to ensure more agile decision-making

Our management model adopts guidelines that cover the standards and laws applicable to our business in the various markets, as well as internal policies, codes and manuals that must be followed by all those who represent the organization - from the operational level to senior management. These guidelines advocate pillars such as ethics, corporate responsibility, transparency, and equity, which should be taken into account in strategic decision making and in day-to-day activities.

We have adopted processes aligned with requirements, such as the BM&FBOVESPA's Novo Mercado - in which we were the first participating food company in the 2000s - and the Sarbanes-Oxley Act (SOX), through the Internal Control System for Financial Reporting (SCIRF). Our financial statements follow the international accounting principles (IFRS).

Other key practices are:

- Holding exclusively common shares, ensuring equal treatment to shareholders;
- Mechanism to protect investors, such as mandatory takeover – 100% tag along;
- Maintaining internal policies, including the Policy for Disclosure of Material Acts or Facts, and the Securities Trading Policy, as well as the Policy for Transactions with Related Parties and Other Situations of Conflict of Interest;
- Technical Notes process to support decision-making by collegiate bodies.

BRF's governance is in line with market benchmark practices.



Roles

The Board of Directors provides strategic business guidelines and supervises executive management

Our main leadership bodies are the Shareholders' General Meeting, the Board of Directors, the Fiscal Committee, the Audit Committee, and the Executive Board

We maintain a dedicated Corporate Governance team, under the responsibility of the Legal Department, with professionals from different areas responsible for guiding and monitoring relations between BRF and stakeholders – the Board of Directors, Committees and Boards, the Executive Board, internal and external audits, shareholders, and the market. Other areas, such as risk management, compliance, and Corporate Reputation, also contribute to our processes in order to improve our corporate governance practices.

OUR MODEL

At BRF, the corporate governance structure has as main instances the Shareholders' General Meeting, the Board of Directors, the Fiscal Committee, and the Executive Board. In addition, advisory committees are maintained for the Board of Directors, which support and advise directors on strategic matters. See the responsibilities and criteria of each instance:

- **Shareholders' General Meeting:** The main deliberative body at BRF. Meetings are held on an ordinary or extraordinary basis, convening shareholders according to Law No. 6,404/1976, who vote on matters relevant to the organization.

- **Board of Directors:** Members are responsible for establishing general guidelines for the business, electing members of the Executive Board and supervising their management, in line with the Company's Bylaws and other policies. When selecting our members, we take into account factors such as reputation, adoption of ethical standards, experience and expertise in finance, governance, accounting, and in BRF's business environment. Absence of conflicts of interest is also a criterion. The current group of directors ends their mandate in April 2017. The board is currently comprised of nine members, five of whom are independent, in compliance with BM&FBOVESPA and Sarbanes-Oxley (SOX) criteria. This proportion far exceeds the 20% recommended by the rules of the Novo Mercado. Additionally, the Chairman of the Board of Directors does not hold an executive position. **G4-39, G4-40, G4-41, G4-44**

- **Advisory committees:** the groups meet monthly and include representatives from senior management. The Board of Directors elects its members. In 2016, the active committees were: **G4-36, G4-38**

- **M&A and Market Strategies** – supports the board in proposing and discussing corporate strategy planning and monitoring, including national and international investments (such as mergers, acquisitions, new business, expansions, and divestitures), markets, brands, and products.

- **People, Organization, Management and Culture** – the committee addresses issues regarding personnel development, and defines remuneration and compensation policies for executives and employees; assessment, selection, and development processes; and formulates and disseminates organizational culture.

- **Finance, Governance, and Sustainability** – aadvises the board about compliance with controls and mechanisms related to risk management and applying financial policies in order to preserve the capital structure of BRF. It also monitors our results, our budget management, and adherence of our practices to principles of governance, and assesses non-financial and accounting risks, including operational aspects. This body also monitors the development of the Company and the evolution of market instruments related to performance in sustainability on which we are a part.

- **Statutory Audit Committee** – autonomously and independently, acts as an auxiliary, consulting, and advisory body to the Board of Directors, without decision-making power or executive responsibility. It is the responsibility of the committee, for example, to escalate issues concerning SOx, internal and external audits and grievances and complaints to be investigated by the Compliance Department or, if applicable, by an independent company. **G4-49**

- **Fiscal Committee** – a body composed mostly of independent professionals, whose role is to supervise the acts of business administrators and to analyze BRF's balance sheets and financial statements.

- **Executive Board** – it is the responsibility of the Managing Directors to manage the business and operations, putting into practice the strategic plan defined by the Board of Directors. In December 2016, the Executive Board was composed of the Global CEO and five Vice Presidents.

- **General Managers** – the consolidation of BRF's global model stimulated the construction of a decentralized management, with General Managers responsible for conducting business locally, respecting the needs and specificities of the markets of each region. In 2016, the model chosen for this structure was to operate divided into six regions: Latin America; Middle East and North Africa (MENA); Africa; Asia; Europe/Eurasia, and Brazil. In Brazil, the role is divided between two executives, responsible for actions regarding Sales/Marketing and Planning/Distribution. In the domestic market, five regional leadership positions were also created: Northeast (based in Recife), Midwest/North (Brasília), São Paulo (São Paulo, capital city), South (Curitiba), and Southeast (Rio de Janeiro).

Dividing management by global regions enables quicker definition of market plans and innovation strategies

Abilio Diniz
Chairman and independent member



Henri Philippe Reichstul
Independent member

Luiz Fernando Furlan
Independent member

Renato Proença Lopes
Member

José Carlos Reis de Magalhães Neto
Member



Vicente Falconi Campos
Member

Manoel Cordeiro Silva Filho
Independent member



Aldemir Bendine
Member



Walter Fontana Filho
Independent member



OUR GOVERNANCE IN 2016 G4-34

BOARD OF DIRECTORS

Abilio Diniz
Chairman and independent member

Renato Proença Lopes
Vice President

José Carlos Reis de Magalhães Neto
Member

Vicente Falconi Campos
Member

Aldemir Bendine
Member

Henri Philippe Reichstul
Independent member

Luiz Fernando Furlan
Independent member

Manoel Cordeiro da Silva Filho
Independent member

Walter Fontana Filho
Independent member

FISCAL COMMITTEE

Attilio Guaspari
Independent member

Reginaldo Ferreira Alexandre
Independent member

Marcus Vinicius Dias Severini
Member

STATUTORY AUDIT COMMITTEE

Sérgio Ricardo Silva Rosa Rocha
External member

Fernando Dall'Acqua
External member

Walter Fontana Filho
Independent member

Renato Proença Lopes
Member



CEO
Pedro Faria
General Manager ASIA Simon Cheng
General Manager BRAZIL
Rafael Ivanisk Sales & Marketing
Leonardo Byrro Planning & Distribution
Supply Chain Hélio Rubens
Strategic Supply Intelligence
Export Logistics
Commodities
Operations (Brazil + Intl)
Integrated Planning
Procurement
Ciex Engineering
Ciex Farming
General Manager MIDDLE EAST Patricio Rohner
People Artur Tacla
Talent Management / Remuneration & Strategy / Corporate Communication / Culture / Leadership / Management / Union Relations
General Manager EUROPE Colin Norton
Marketing / Innovation / Quality Rodrigo Vieira
Marketing
Innovation
Brand
R&D
Quality
General Manager LATAM Jorge Lima
Finance and Management Alexandre Borges
Treasury
Comptroller
IR / M&A
Strategic Planning
Shared Services Center / IT
General Manager AFRICA Olavo Cunha
Corporate Integrity José Roberto Rodrigues
Legal / Tax / Compliance / Institutional Relations / Sustainability and IBRF / Corporate Brand

Ethics and Compliance

With a Vice Presidency in charge of the issue, we seek to advance in consolidating ethics as a fundamental value at BRF

BRF seeks to respect all its stakeholders: consumers, markets, governments, business partners and civil society. We are committed to upholding a culture focused on ethics and integrity.

In 2016, the Vice Presidency of Legal and Corporate Relations was renamed, and is now called the Corporate Integrity Vice Presidency, in order to clarify its scope and manner of operation.

Our challenge is to help our employees act in compliance with internal laws, policies and procedures in a sustainable manner, respecting our values and commitments. By strengthening a culture of integrity, ethics, and transparency, we seek to reduce exposure to undue operating, financial, and reputational risks. To this end, we coordinate the functions that ensure the integrity of the business and the good reputation of the Company. The Corporate Integrity Vice Presidency works in the following areas: Compliance, Corporate Reputation, Risks, Legal, Tax, Institutional Relations, Sustainability, and the BRF Institute.

COMPLIANCE

Among other tasks, the Corporate Integrity Vice Presidency works on strengthening the culture of integrity, ethics, and transparency, and addresses compliance issues, dialoguing with the leadership and the different bodies present in our corporate governance structure, such as the Audit Committee and the Board of Directors.

Issues such as anti-corruption, anti-fraud, antitrust/anticompetitive, fighting money laundering and insider trading are the responsibility of the Vice Presi-

The aspect of ethics and integrity is among the priorities identified in consultations with Brazilian society

Our Compliance Program covers communicating policy, employee training, and establishing dialogue channels and audit routines


We inspire by example

dency, which interacts with the Company's value chain and disseminates our standards of ethics and conduct in different areas of operation. Our main objective in 2016 was to increase engagement and understanding of the concepts and aspects addressed in the BRF Transparency Guide, reinforcing the need for communicating and addressing compliance risks related to BRF and its business partners.

The main guideline governing our commitment to the people with whom we interact, the market, the authorities, and society, is the BRF Transparency Guide, our code of conduct.

The document addresses issues such as human rights, anti-bribery, anti-corruption, and behavioral norms, among others. It is available on the intranet for internal audiences and on the Internet for other audiences, and is available in four languages (Portuguese, English, Spanish, and Thai), and locally translated whenever necessary. Noncompliance with the premises of the BRF Transparency Guide must be communicated via the Transparency Hotline, our reporting channel. **G4-56**

Over the last year, we implemented several initiatives that reinforce our Ethics and Integrity Program, with emphasis on:

- Reinforcing and disseminating a culture of ethics, respect, and transparency by conducting classroom training for various internal audiences. Throughout 2016, a total of 1,288 employees, with a special focus on leadership and senior management, received classroom training in matters related to the BRF Transparency Guide, as well as to the Company's anti-corruption policies and practices **G4-57, G4-SO4**

- Widely communicating the new code of conduct, called the BRF Transparency Guide;

- Disseminating the new reporting channel, called the Transparency Hotline;

- Creating value by bringing the Compliance Department closer to the business areas, reinforcing the performance of the Compliance area as a partner in the Company's daily decision-making;

- Continuously improving the reputational due diligence process of business partners, in order to identify and mitigate potential risks that the Company may take on by associating with suppliers, service providers, and business partners that are part of BRF's value chain.

We maintain a proactive routine of assessing corruption risks, which are identified and classified according to their degree of criticality and priority. Based on risk classification, the Compliance Department designs an action plan to mitigate these risks, case by case. Among the measures adopted in 2016 are:

Policies, standard business procedures, and training disseminate BRF's values.


brf

- Reputational Survey - when considering doing business with third parties (suppliers, services providers, subcontractors, and business partners), BRF conducts reputational surveys in order to map out potential risks before beginning a relationship with those third parties.

- Anti-bribery and anti-corruption due diligence – when the Company considers conducting an M&A (merger and acquisition) transaction or partnership with third parties, the Compliance Department supports the execution of anti-corruption and anti-bribery due diligence in order to learn about the potential business partner or business target in the M&A transaction.

- Investigation - the Compliance Department maps, monitors, and investigates allegations that it receives through its reporting channel regarding issues related to potential fraud or misconduct of its employees, suppliers, services providers, and business partners. When the Company believes that there is a possibility, however small, of fraud involving one of its employees or business partners, the Compliance Department conducts a thorough forensic investigation to identify what may be happening, the size of the risk, if the act did occur, what loss it may represent, who is responsible for the conduct, and what processes and controls were possibly vulnerable and allowed the conduct to take place, as well as other factors.

For the coming year, some initiatives have already been adopted to strengthen our Ethics and Integrity Program, including the publication of new compliance policies; continuous training (classroom and online) on policy content; and a new communication campaign on issues related to ethics and compliance, especially regarding the new policies and the Transparency Hotline.

SUBSEQUENT EVENT

We communicate to our shareholders and the market in general that on March 17, 2017, BRF was informed of an investigation by the Federal Police, called Operação Carne Fraca—an investigative process that involves dozens of other companies in the industry. BRF reiterates that it complies with all standards and regulations associated with the production and marketing of its products, that it has in place strict processes and controls, and that it does not condone illegal practices. We ensure the quality and safety of our products, and guarantee that there is no risk for consumers, neither in Brazil nor in the more than 150 countries where we operate.


GIGANTES DO NATAL
2016
brf
VAMOS FALAR SOBRE
RESPEITO
ÉTICA
TRANSPARÊNCIA

For 2017, we plan to evolve the Compliance Program and publish new operation policies

TRANSPARENCY

G4-57, G4-58

In order to ensure transparency in communication with various stakeholders, in 2015 we reformulated our BRF Transparency Hotline - which gained a more intuitive environment, with greater visibility of the characteristics of each contact received, registered, and handled. The purpose is to ensure the integrity of the data, and the existence of data and records about the volume of contacts.

Managing the BRF Transparency Hotline is the responsibility of the Compliance Department, with the involvement of senior management. All contacts received are documented and handled through a specific investigation methodology.

Following the designed plan, the channel became more accessible to employees outside Brazil, where it was implemented in 2015. A new Channel format was expanded to Chile, the United Arab Emirates, Saudi Arabia, China, and Japan over the course of 2016.

The Transparency Hotline operates 24X7, in several languages. The channel is operated by a third party company; see www.Brf-global.ethicspoint.com. Another way to contact BRF for grievances and complaints is the email denuncia@brf-br.com and a form available on the BRF website.

GRIEVANCES AND RECORDS

G4-37, G4-49, G4-50,

The rate of complaints directed toward BRF is one of the indicators of the quality of our relations with clients, consumers, and society. In order to increase engagement around the issue, grievances are related to our bonus goal. Complaints and statements from the external audience about social, environmental, labor, and human rights aspects may significantly affect our relations with society and, substantially affect our operation. In addition, the absence of complaints mechanisms could impact BRF's image in the media, since people/entities would seek other public media in order to express discontent of any kind. Demand management is carried out through a pre-established flow of communication; the unit responsible must respond to any issue within seven calendar days. The procedures are included in the Corporate Complaint Handling Policy, ensuring the integrity of consumer/client information, handling complaints, responsibilities of the areas, and various work instructions. Aspects of the Health, Safety, and Environment Policy (HSE) as well as other corporate standards are also included, in order to ensure a good flow of records of social, environmental, labor, and human rights complaints, as well as complaints about other issues.

OTHER CHANNELS

In addition to the BRF Transparency Hotline, other channels that we offer to different audiences - such as investors, the press, consumers, clients, and business partners - are the Corporate Communication area and the Customer Service Center (SAC). For grievances and complaints regarding environmental practices there is also the email meioambiente@brf-br.com. The BRF Institute also commonly receives human rights inquiries, grievances and complaints, reporting and handling cases individually. The information received by the Institute, however, is not formally registered as in the Transparency Hotline.

We encourage dialogue about ethics and integrity aspects among our employees. In our plants, for example, there are opportunities for employees to report their issues and share their concerns directly with their Personnel managers and/or staff.

GRIEVANCES AND COMPLAINTS IN 2016

	2016 Ongoing	2016 Resolved
Environmental G4-EN34	20%	80%
Labor G4-LA16	41,6%	58,4%
Human rights G4-HR12	33,82%	66,18%
Impacts on society G4-SO11	61%	39%


Sadia
Peito de Peru
PERDIGÃO
Sadia

OUR STRATEGY

In this section

> Sustainability Vision
> Risks and Opportunities

Grow and keep up with the global demand for food, generate development of the chain, respect and stay attuned to diverse cultures: learn about the fundamentals of the BRF of the future

By the middle of the 21st century, the world will be populated by over 9 billion people, and global demand for food is expected to grow by nearly 60%. Aware of our role as a major global producer of meat, with activities that seek to ensure food safety for consumers on all continents, we want BRF to be part of the solution to the challenges of the future.

In recent years, we have maintained the goal of making BRF the most relevant and inspiring food company in the world (*#alimentandoomundo*), with a business model that values the end consumer, the strength of its brands, and the soundness of its production chain. Thus, the year 2016 was emblematic: continuing the review of our vision for the future, we built, with the Food Vision and the purpose of feeding the world, a sustained growth route that mobilizes the Company's employees and our entire value chain.

Our strategy, called BRF-18, guides BRF investments and seeks to enable us to deliver our purpose. In 2016, we revisited the strategy in each global market and continued to guide investment decisions and business plans, emphasizing the areas in which we want to evolve more quickly - such as innovation culture, investing in key categories, gaining synergies in the production process, and customizing the business model according to the needs of each market.

At BRF, we define our strategy as a result of a process that involves discussing and validating goals and objectives among senior management, mobilizing the Board of Directors, its advisory committees, the Executive Board, and the Company's General Managers. The model is dynamic; it is updated according to gains achieved and the perception of sensitive areas where we must advance more quickly. In addition to the future of the business, the strategic plan and its achievement directly relates to how our leaders set their goals. **G4-47, G4-51**

Feeding the world is a challenge for the industry as a whole - in which BRF wishes to act as a leader.


POCKET
Sadia
salamitos
100% salame para petiscar!
SALAME

FOOD VISION

FEEDING THE WORLD TOGETHER

Partners with nature	Nurturing life	Preparing food with love

MARKET STRATEGY

GLOBAL BRANDING USING A GLOCAL "HOUSE OF BRANDS"

Sadia · Qualy · PERDIGÃO · PATY · ساديا Sadia · بيرديكس PERDIX

KEY CATEGORIES


Cold cuts


NUGGETS
Sadia
Cooked and breaded


MEU MENU
PERDIGÃO
Ready-to-eat meals

Portfolio food service




Sadia
Coxas
Value-added cuts

On-the-go consumption


CHEGOU!
POCKET
Sadia
salamitos

KEY COMPETENCIES

FOOTPRINT AND SUPPLY MODELS
EXPAND PRODUCTION PLATFORMS AND TEST NEW MODELS

Sustainable Chain | **Innovation** | **People** | **Quality** | **Brand** | **Sales & Logistics**

Food Vision

Understand the unfolding of our vision, from the purpose to strategic and business plans

Born from a collaborative process, built with the participation of employees from different levels and areas of the organization, our Food Vision is based on great pillars that reposition and guide the business around relevant aspects: Connecting with Nature; Nourishing Life; Preparing with Love, as Food Lovers; Connecting Globally; and Feeding the World. These are inspirations that indicate how our business activity is intended to be linked to consumers and society in a broader way.

BRF recognizes that valuing natural capital in its production processes and relationships is essential. On the other hand, we deal with a broad vital balance - which includes our biological assets, the families linked to the production chain, and the hundreds of millions of people who buy our products.

Aware of the size of our operations, we believe in BRF's ability to connect people from different cultures and backgrounds around a business model whose purpose is to feed the world. In addition, preparing our food with care means ensuring the safety and quality of food while bringing tasty and nutritious products to the table, with strong, admired brands that connect us to the consumer's daily life.

STRATEGIC PLAN

Using our vision of the future, we have developed a market strategy that consolidates the past few years' investments toward producing a global BRF, which acts as a "house of brands" with a strong presence in the markets where it operates, focusing on six key categories: high value-added cuts of chicken and pork; cold cuts and sausages; cooked and breaded; ready to eat dishes; on-the-go (such as snacks); and the food service portfolio. Within this vision, we highlight the notion of a "glocal" company - that is, global in its presence and local in its ability to adapt to demands and cultures.

Reflecting our internationalization, we focus on geographic expansion aligned with investments in acquisitions, partnerships, and local production - which cover practically all international operations. In order to execute this strategy, we believe that it is necessary to mobilize our human capital and our relationships with partners, clients, and suppliers around the key values in the business model. With this, we have defined an ambitious arch of priorities aimed at the long term, which enables the scope of our ambition and addresses aspects such as a Sustainable Chain, Innovation, and Sales and Logistics processes *(see illustration)*.

Fundamental growth in 2016, consolidation of the Food Vision mobilizes our more than110,000 employees.



OUR VISION G4-56

> We are proud of our size
> We are essentially linked to nature
> We feed life
> We are Food Lovers
> We are a global community

VISION

To become a global food company, focused on brand, and consumer oriented

Leadership position in those fields where we are relevant

Agile and global procurement footprint, with a focus on the market

ARCH OF PRIORITIES



SUSTAINABLE CHAIN
INNOVATION
PEOPLE
soul
result
VIVA BRF
QUALITY
SALES & LOGISTICS
BRAND

ACTIONS 2016

In the table below, check out a summary of our progress in some of BRF's strategic focus categories in recent years (more details in subsequent sections)

KEY CAPABILITY BRF	FOCO	ATUAÇÃO	AVANÇOS
People	Strong and single BRF culture	Integrate internal audiences and build a culture that offers engagement and wellbeing, leveraging Company results	Consolidation of the Food Vision and the Food Lovers movement
People	Talents as a competitive advantage	Rely on BRF's multicultural human capital to improve results	Today, 90 nationalities form BRF's workforce
People	Management through value and performance	Encourage the culture of meritocracy and good performance among employees	100% of leaders and senior professionals mobilized in the High Performance Cycle
Sales & Logistics	Consumer-, client-, and market-oriented	Manage investments, brands and innovation according to the needs of consumer markets	Approximately 18% in global renewal index in 2016
Sustainable Chain	Planning of the chain	Generate opportunities, development and greater efficiency in the production chain	• Management evolution in recent acquisitions, such as those in Thailand and Turkey • Preparing units with export potential in Argentina • Global integration of procurement processes
Sales & Logistics	Focus and discipline in execution	Monitor key indicators, goals and objectives associated with the business plan, with focus on every market and field of operation	• Updating the General Managers model, separating the Africa and MENA (Middle East and North Africa) regions, optimizing local management • Completing the roll-out of the Go to Market model for Brazil
Sales & Logistics	Differentiated service level	Attract and retain clients and expand the presence of BRF brands at the point of sales	Developing relationship programs for retail, such as Mais Mercado BRF and Conecta BRF
Sustainable Chain	Optimization in the use of assets	Invest in businesses that are BRF's area of expertise and focus, supporting brands and businesses with high added value	• Evolving the manufacturing footprint project, with increased production in regions such as the Middle East and Latin America (Argentina) • Adequacy of operations in Brazil, shutting down lines in specific units and increasing production in modern and efficient plants
Sustainable Chain	Segmented vision of the market	Respect and value the differences of each region served, through products, brands, and strategies that satisfy local demands	• Prepare plants in Brazil and abroad to serve key markets • More than 90 innovations for international markets
Quality	Leadership in product quality and processes	Reinforce BRF's reputation and quality differentiation	Development of the product-icon methodology, with 12 products of the portfolio in Brazil assessed in 2016
Sustainable Chain	Sustainability as creation of value	To grow sustainably and create long-term shared value, ensuring the sustainability of the business, to support global movement, promoting sustainable consumption and valuing human capital	• 100% of contracts include social and environmental clauses (including environment, anti-corruption, and protecting human rights) • 100% of integrated producers and 100% of business partner candidates are aware and in accordance with the Code of Conduct for Suppliers
Innovation	Revitalization of core business via innovation	Revitalize core categories, considering macro trends and brand strategies	• 443 innovations and product renewals in Brazil and the world in 2016 • Six key product categories defined for the market strategy
Brand	Strengthening of brands	Consider the characteristics of each market in the brand strategies	• Advances in Go to Market in Brazil • Cycle of innovations and renovations in GMs, with emphasis on Asia, Africa, and Europe (food service)
People	HSE Management	Preserve the life of our employees and partners and the integrity of our facilities	Reformulating the HSE Management System, with Method, Behavior/Culture, and Facilities pillars

NEW BUSINESSES

Another relevant front for the future of our business is the analysis of business segments. Always in dialogue with the core business, the main advantage of the opportunities being studied is increasing the use of our assets and conquering markets with high potential for growth and adding value. Learn about two highlighted lines of new business:

CO-PRODUCTS

Under study throughout the course of 2016, the project includes exploring the ingredients business on various fronts such as animal nutrition. Obtaining raw material is based on adding value to the organic matter during the production cycle, allowing greater use of biological assets. The units that may gain this type of production are already being studied, in order to reduce idleness and meet normative and sanitary requirements.

PET FOODS

According to data from the Brazilian Association of the Pet Products Industry (ABINPET), nominal sector revenue in 2015 increased 7.8%, reaching billion, even in the face of a retraction in economic activity. Brazil is now the second largest pet market in the world, with great possibility of capturing opportunities. With an eye on the segment, BRF began the study of pet food production.

Focusing on the market
In a collaborative manner, our staff has been studying opportunities for BRF to enter segments that add value to the operation

REGIONAL STRATEGIES AND SCENARIOS

BRAZIL

In the last two years, Brazil underwent profound changes in our sector and in the macroeconomic and political scenario. Changes in consumer habits, high production volumes in the food industry, rising costs, and the migration of consumers to lower priced products and categories were some of the highlights. In the national scenario, the rise in inflation, the retraction in economic activity, the rise in unemployment, and the political and institutional crisis created an unfavorable situation that caused changes and adjustments in the processes of several companies in order to preserve their results.

In our case, since 2014 we have worked to generate improvements in sales and distribution processes, brand positioning and segmentation models. Innovation became one of the central points, including revising SKUs according to key categories and directing innovations that reinforce BRF's presence in the consumer's daily life; another highlight are the initiatives to become more involved with retail and the optimization of the manufacturing structure, providing the Company with important knowledge that will guarantee us more robust economic, financial, and operational results in the coming years. See the main 2016 projects below.

HIGHLIGHTS OF THE YEAR

- **Cycle of innovations:** involves 25 new products in 2016 and more than 70 planned for 2017. Highlights include the Salamitos snack line, the Jamie Oliver line (*read more in* Brand, Knowledge, and Innovation), new lines of Ready-to-eat Sadia and Perdigão meals, and Qualy QMix.
- **Perdigão return:** continuing the return of Perdigão products to the market, after a term established by the Administrative Council for Economic Defense (CADE) due to the Perdigão + Sadia merger that gave rise to BRF, in 2016 Perdigão salamis returned to Brazilian shelves with two different types of packages, for different channels. This strategy increased volumes by 13.7% in the category in the quarter of the launch, in line with market trends and consumer needs.
- **Go to Market (GTM):** the model, pursued by BRF as part of its



More valuable

Sadia continued as a highlight among food brands in the IstoÉ Dinheiro ranking

13.7%

gain in volume in the salamis category, through the return of Perdigão to the market

Despite the unfavorable conditions in the business environment, the Brazilian market was the target of investments in brand, innovation, and operational efficiency

strategic planning, reinforced the segmentation of sales based on a better understanding of the consumer profile and sales training actions that better prepare BRF's salesperson with tools that enhance understanding of the client. The project allowed the company to improve the level of service (preventing ruptures and inventory problems) and reduced the BRF cost of serving. In September 2016, we completed the roll-out to Brazil as a whole, and achieved gains such as the 18% increase in next-day deliveries and growth in volume in strategic states, such as Rio de Janeiro (+ 7.7%).

- **Strong brands:** Sadia has remained as the most valuable food brand in the country; in addition, Perdigão also ranked (17th) among the 50 Most Valuable, by IstoÉ Dinheiro. During the year, we invested in differentiation of the two large Brazilian brands (Sadia and Perdigão), segmenting audiences based on attributes such as quality, healthiness, and competitive cost.
- **Level of service:** actions such as optimizing the fleet, organizing and standardizing deliveries, and improving sales processes, with route monitoring and better negotiations, allowed advances such as a 5% increase in direct sales compared with 2015. In addition, a program aimed specifically at small retailers was launched, Mais Mercado BRF, which has already engaged over 11,000 commercial establishments, and the program Conecta BRF, for the 100 main clients in the modern channel, among other initiatives (*read more in* Quality Management).
- **Guaranteeing profitability:** Given the price gap of part of our portfolio, in 2016 we resized product pricing, customized by region, brand, sales channel, and category. This was essential to reducing the pressure on BRF in a year of unfavorable economic conditions for the food sector.
- **Review of the manufacturing footprint:** in order to optimize the industrial structure, and due to lower demand in the Brazilian market, some lines were partially shut down in the plants located in Jataí (GO), Uberlândia (MG), Várzea Grande (MT), and Lajeado (RS). It should be noted that the units were not sold and are ready to resume operation, given improved market conditions. In addition, other activities (such as farms and feed production) in those cities were maintained, and part of the workforce was reassigned to other BRF units in the regions.

Perdigão's return to the market valued the innovation, convenience, and practicality of the products.


MEU MENU
TRADIÇÃO
DESDE 1934
PERDIGÃO
penne ao pomodoro e manjericão
350g
fettucine com peru e brócolis

LATIN AMERICA

Latin America is a region that continues to gain relevance as we consolidate our global strategy. With a diversified product portfolio, prioritizing industrialized foods (66% of revenues) and categories such as cold cuts, breaded foods, fresh pork in natura, margarine, and hamburgers, among others, this GM is composed of markets with high growth potential for the Company.

Our regional strategy covers two main areas: the Americas and the Southern Cone. In the first, which includes countries in Central America and the Caribbean region, our focus is to continue expanding to new markets and strengthen our operations in countries already served - one of the highlights of 2016 was preparing five BRF plants in Brazil for export to Mexico, ensuring entry into the region.

The Southern Cone is a sure bet, with good accumulated results and gains in profitability - especially in Argentina, which accounts for about 55% of sales in Latin America. As a result of our acquisitions (Campo Austral and Calchaquí) consolidated in 2016, we added to our local portfolio - which already contained brands such as Sadia and Paty - other renowned brands



55%
of sales

in the region are in Argentina - where we maintain a solid production platform and leadership in several segments

Presence in the region reinforces BRF's market position, aiming at proximity to end consumers and a strategy tailored to their needs

such as Bocatti and Calchaquí.

As a reflection of these investments, we have product categories that are absolute leaders in their segments, as is the case of hamburgers, margarine, and individually frozen chicken. Besides adding relevant brands, the acquisitions also allowed us to create an integrated pork production platform and diversify our portfolio. **G4-13**

One of the challenges for the region was our economic and financial result. Between 2013 and 2016, we had an average annual growth of 60% in EBITDA (excluding Venezuela), resulting from operational improvement, advances in commercial relations, and a higher value-added portfolio. In the non-financial category, we highlight an improved relationship with communities and improved dialogue with the government, more precisely aligned with the country's investments and priorities of the local government. A relevant highlight was the re-launch of the Sadia nuggets lines, reinforcing the brand's positioning and clarifying nutritional and quality aspects regarding processed food.

We continue to believe in the potential of Argentina as an export base for the Southern Cone and the Americas market, as well as Africa, Asia, and Europe. For the coming few years, our goal is to strengthen local production capacity and maintain the rise in the curve of results based on value-added products that carry our brands.

With consolidated brands in the region, such as Paty, we are structured to advance our relationship with end consumers.


PATY
CLÁSICO
12 HAMBURGUESAS*
55

Access and presence, more value in products and processes, connection with end consumers, and advances in the chain are the focus of the operations in this region

ASIA G4-13

Asia is a highly complex region, both in cultural aspects as well as developmental levels and market maturity, covering over 13 countries served, from Southeast Asia to East Asia. Investments in the region are aimed at strengthening our presence in markets that represent the future of global food demand; which is the case of the Chinese market, which will account for 30% of global growth of meat consumption by 2025.

In 2016, our ventures were the countries in Southeast Asia and China, proceeding with our strategy in the region to continue expanding access and presence, adding value to products and processes, better understanding the needs of consumers, and moving forward in the value chain. As a result, in 2016 we had 56% growth in volume and we increased our direct sales by over 20%.

We are aware of the diverse scenarios in Asian markets, including regions focused on production safety and compliance; other countries in which the emphasis is on aspects such as convenience, taste, and practicality, similar to the Argentinian and Brazilian markets; and more mature markets, concerned with animal welfare and sustainability aspects, for example. For each location, we maintain specific approaches, working in a disciplined manner in order to introduce our higher value-added brands and products according to each scenario.

In 2016, based on the pillars of expanding access and presence, adding value to products and processes, understanding the consumer, and moving forward in



the value chain, three actions focused on growth were a priority:

- **China:** China is strategic for BRF, due to its continued growth in per capita consumption, coupled with a challenge to develop supply chains capable of fully serving the market. For BRF, growing in the Chinese market means strengthening its relevance as a company able to understand the particularities of consumers, innovate, and ensure access to safe and traceable meat – aspects increasingly relevant to the market. In addition to improving the mix of products, local launches, and increasing the number of Brazilian plants authorized for export to the country (3 new units were authorized in 2016), we invested in shares of Cofco Meat (an operation valued at US$ 20 million), a company that maintains 47 pig farms, two slaughter plants, and two processed meat plants. As a result, BRF now holds 1.99% of the capital of the state-owned company, the country's leader in agribusiness. The purpose is to strengthen our knowledge, presence, and expertise in the local market.
- **Malaysia:** our focus is explained by the relevance of the market itself, with 30 million people and an emerging middle class that corresponds to almost 50% of the population, with high consumption of chicken meat per capita. In addition, the country is part of the region's main agreements (TPP, RCEP, and ASEAN), giving access to various markets in Asia and the Americas (such as Chile, Mexico, and the United States), and holds the world's most rigorous Halal certification, becoming a key market for expanding trade with Islamic countries. In September 2016, we announced an investment (through the subsidiary BRF Foods GmbH) of US$ 16 million to acquire 70% of shares of FFM Further Processing SDN BHD, a food processing company based in the country. In the first half of the year, we had already set up an office in Kuala Lumpur in order to explore new business opportunities in Southeast Asia and the Middle East.
- **Thailand:** the country is in a relevant position in the food industry's global agenda for its export platform, its expertise in the cooked and breaded category, and its attractive consumer market; our local presence focuses on creating a solid production platform capable of accessing new Asian markets and capturing synergies between the Thai operation and the other BRF units. With the acquisition of Golden Foods Siam (GFS), today BRF Thailand, the country's third largest chicken by-product exporter, we have strengthened important markets in BRF's various markets of operation, such as the case of the European bloc, MENA, Africa and Asia. We now have five plants and around

Structuring a more complete production chain in the region has guided our investments in recent years.



3 new BRF plants
with the capacity to export to China in 2016

over 20%
increase in our direct sales in the Asia region in 2016

9,000 employees, in a business based in the largest cooked chicken exporter country in the world. With the acquisition, we added over 300 new products to the portfolio, including refrigerated chicken snacks, breaded chicken, and tempura, among others. In 2016, we delivered better than expected results in this business unit, as a result of important synergies captured from the field and from production processes.

In addition to expanding the preparation of three plants for China and four for Malaysia, we are committed to cultural, systems and process integration of the units acquired - one of the highlights was beginning the Health, Safety, and Environment (HSE) Program at the Thai plants.

Another front we are working on concerns the partnerships and joint ventures that allow us greater reach and agility in innovation processes. This is the case of Singapore and Hong Kong, where we jointly maintain small processing units for pork and chicken meat exported from Brazil.

For the next few years, our focus in the region will be on expanding the higher value-added mix and the branded portfolio (with our own brands) in markets such as China and Southeast Asian countries, increasing control over the chain via our own partnerships and operations and opening new potential markets. With this, we aim to become closer to the end consumers and ensure the recognition and relevance of our brands.

Sadia in the Far East: our global brand intensified the connection with key markets in the region.


Sadia
SINCE 1945
Quality Meals, Made Easy.
Deliciously Fresh
Delightfully Easy
Farm fresh chicken
Poultry with No-Added Hormones
Find out more at Sadia.sg

EUROPE AND EURASIA

Traditionally stricter in terms of food safety, animal welfare, and traceability, the Europe/Eurasia region has been an important field for exploring growth and innovation vectors linked to client relations that meet the demands of food consumption outside the home. Various food service solutions that may be tested in relevant markets with potential for growth, such as those in Central Europe, allow BRF to deliver more results, strengthen and nourish our brands in aspects regarding innovation and adaptation to global consumption trends.

In 2016, a number of factors, such as the depreciation of the exchange rate for the pound (influenced by the United Kingdom's exit from the European Union), the high local production of meat, and Russia's macroeconomic scenario, made 2016 a particularly challenging year in the region. However, we advanced in the search for a more profitable model for this market.

In recent years, we formed a joint venture (with Invicta Food) and acquired a distributor (Universal Meats). The acquisitions were instrumental to gaining a leading role in the organized food service channel. Commercial emphasis is currently on this segment, which has great potential in countries such as the United Kingdom; we also operate in retail through the Sadia brand in countries such as Italy, Spain, Greece, and Portugal, and in Eastern Europe.

During the year, we invested in innovations and portfolio renewals in food service (*read more in* Brand, Knowledge, and Innovation), strengthening relationships with local partners and using our direct distribution operations to capture gains in cost and process efficiency.



Investments in the food service segment give us the opportunity to try out innovations that can be replicated in other markets

MIDDLE EAST & NORTH AFRICA (MENA)

Our relationship with the Middle East dates back to the 1970s, when we began exporting to the region. Especially with the Sadia brand, we have served booming and promising markets, especially in branded and value-added products. In 2016, we recorded an important milestone in this regard by consolidating OneFoods, a subsidiary that positions BRF as a leading Brazilian multinational in Islamic markets, and in high consumer preference, with over 90% brand recognition, and the potential to serve one of the regions with the most growth in food demand.

From 2009 to 2016 alone, we invested over US$500 million in the acquisition of distributors and in our Abu Dhabi plant. In addition to installing this unit in the United Arab Emirates, recent investments focused on acquiring distributors, in order to enable BRF to operate more directly and dynamically, and on acquiring companies and brands with a benchmark position.

In January 2017, BRF announced the acquisition of 79.5% of the shares of Banvit, Turkey's largest poultry producer. The company holds the most renowned brand in the industry, with 100% integrated operations, and is in line with our growth strategy for the region.

Today we produce around 1 million tons of food for the Middle



US$ 500 million

invested since 2009 in the acquisition of distributors and in the Abu Dhabi plant

1.5 billion people

the volume of potential consumers in the Islamic markets that will be served by OneFoods

We are already the largest producer of Halal animal products on the planet, producing approximately 1 million tons of food for the Middle East

East and we are the leading company in ,meat production in the region. In addition, BRF is the largest manufacturer of Halal animal products on the planet and wishes to move forward into key markets with a demand for high quality products, innovation, and convenience.

Keeping local opportunities in mind, throughout 2016, our Board of Directors began structuring OneFoods. The unit will focus on the Islamic markets that cover 1.5 billion people, in countries that total a Gross Domestic Product (GDP) of over US$ 25 trillion. The business unit was formalized in January 2017, and will continue the strategies and actions, in line with actions already taken in the MENA region.

With headquarters in Dubai, United Arab Emirates, OneFoods will focus on the Company's assets associated with producing and distributing products in Muslim markets. The restructuring process involves transferring certain assets associated with producing and distributing halal products, including grain storage units, feed factories, integration contracts, hatcheries, and eight production units in Brazil; the United Arab Emirates plant; The Company's participation in FFM Further Processing SDN BHD; and the Company's share in distribution companies located in Saudi Arabia, Qatar, the United Arab Emirates, the Sultanate of Oman, and Kuwait.

Breaded foods, ready-to-eat meals, and cooked dishes are among the categories adopted in order to advance regional retail.


ساديا
Sadia
بوب كورن دجاج
CHICKEN POPCORN
ميني شيف
mini Chef
NET WEIGHT 300g


ساديا
Sadia
رفيعة
thin cut
1kg
بطاطس مقلية
رفيعة
thin cut
french fries


ساديا
Sadia
400
ناجتس دجاج
chicken nuggets

Innovations geared toward local retail and the presence of Perdix and Sadia seek to build ties with African consumers

AFRICA

Despite the challenging scenario in its main market, Angola, and the difficult macroeconomic and political scenario in several other locations due to the price of oil and other commodities, the year 2016 was important for BRF in terms of resuming volume growth in Sub-Saharan Africa. With double-digit expansion, activation of our brands, and exploration of new sales channels, the region is on our radar for potential growth, with an increasingly consistent presence of brands and BRF products in local retail.

Among the actions that yielded good results, we strengthened our proximity to end consumers in key markets, with innovations driven by local teams, business intelligence, and expansion of the scope through distribution of assets exploring, for example, the so-called "dry channels," which do not depend on cold cuts distribution processes.

Through our brands Perdix and Sadia, we launched more durable products, with special emphasis on canned wieners (*read more in* Brand, Knowledge, and Innovation) and on marketing of chicken meat in natura adapted for local consumers, used in the production of stews.

The priority in the coming years will be to intensify the presence in relevant B2C markets, such as Ghana and the Democratic Republic of Congo, and strengthening our operations in economies such as South Africa and Angola. In the medium and long term, we are also exploring the possibility of enabling local production platforms, both in plant and animal production.

Double digits

Our growth in the region marks a turning point for the local consolidation of BRF



PREPARATION OF PLANTS

In addition to expanding our local production in different markets, through actions such as acquisitions in Thailand and Argentina and the Abu Dhabi plant in the United Arab Emirates, we are investing in the preparation of our plants in Brazil and Latin America in order to gain access to geographies and market poultry and pork meat in natura, meat-based products, and by-products. In 2016, a total of 12 new BRF plants were prepared for three markets.

Sustainability Vision

In recent years, we have advanced in our understanding of the Company's impacts and relationships throughout the value chain

We have the challenge and the goal of building an integrated and balanced chain, based on collaboration and creating value for all stakeholders that compose our relationship network. The legacy we intend to structure, based on a broad vision of sustainability, includes the positive transformation of the BRF global network, based on assumptions such as ethics and responsibility; improving the standard of living of the population; and respect for and appreciation of all links in the food production chain.

Our social and environmental commitments were formalized in 2009, and through the sustainability pillars, structured in 2011. Gradually, issues such as the development of the value chain, human capital, natural capital appreciation, and conscious consumption were incorporated into strategic planning – which can be seen in some of the strategic focuses adopted by the Company and also in the arch of priorities (*read more in* the previous section).

Through the Finance, Governance, and Sustainability Committee, social and environmental aspects are addressed in business decisions and corporate strategy (*read more in* Corporate Governance). Our executives are directly responsible for managing financial and non-financial matters and have sustainability-related agendas in all regular company meetings. Our social and environmental indicators and goals are continuously monitored by the Sustainability department and developed by multiple areas of the Company.

Aware of the challenge to put sustainability management into practice, we study global trends and best practices, examine their connection to our business, carry out social and environmental risk analysis, invest in engagement tools, learning, and sustainability culture, and map best practices in order to disseminate and recognize them, and have dialogues with the market about our progress and challenges.

Demonstrating the Company's understanding of the relevance of aspects related to corporate responsibility and its role as a promoter of sustainable development, we work on broad fronts that cover various aspects, not only within our own operations, but also in the chain, including human development, eco-efficiency, and animal welfare. Thus, aspects such as the environmental compliance of manufacturing operations, the development of integrated suppliers and producers, respect for and appreciation of our people, and voluntary adherence to animal welfare commitments have been increasingly integrated into the business, and into the mission and purpose of BRF. **G4-35, G4-36, G4-42, G4-45, G4-46**

MATERIAL ASPECTS: OUR PATH

G4-24, G4-25, G4-26, G4-27

As part of our compliance with the Global Reporting Initiative (GRI) methodologies and the International Integrated Reporting Council's guidelines (IIRC), we also carry out materiality processes - which consist of consulting with the Company's internal and external stakeholders in order to map their perception of the social, environmental, and economic issues and impacts related to our activities.

In 2013, the Company analyzed its list of most relevant aspects from documentary sources and, in 2014, through direct consultations with society. Several stakeholders, such as clients, suppliers, consumers, BRF employees, and senior management, identified the relevance of various aspects related to the sector and the Company's business model - such as animal welfare practices, relationships with local communities, climate change, and promoting sustainable consumption. Among the actions, we conducted panels and interviews, and evaluated, with the support of specialized consultants, studies indicating key issues of today and for the future, regarding sustainability. In 2015, this matrix was once again revised through analysis of documents, policies and trends of the sector where the Company operates.

In 2016, we began a new materiality process. Our focus was to understand, in the current context of BRF, in which aspects we have evolved and for which we still need to build a specific agenda, through in-depth interviews with specialists, interviews with executives, online consultations, and consultations with specific sources, and analysis of documents, sectorial studies, and market benchmarks. The process allowed us to validate and revisit the list that had already been adopted by the Company for sustainability management. The set of aspects, in turn, connects to the GRI aspects we prioritize and describe in this *Annual Report*. **G4-48**

Cross-referencing BRF's strategic pillars and validating materiality among corporate leadership formalize the connection between the business vision and topics considered priority by stakeholders - such as product quality and safety, social and environmental management of the supply chain, and adherence to high standards of corporate governance and animal welfare. The purpose is for our stakeholders to become active participants in building a joint sustainability agenda. See, in the illustration on pages 50 and 51, a summary of BRF's path on its map of material aspects. **G4-19, G4-20, G4-21, G4-27**

Several stakeholders, such as clients, suppliers, consumers, BRF employees, and senior management, identified the relevance of various aspects related to the sector and the Company's business model

SECTOR COMMITMENTS AND PACTS G4-15, G4-56

GLOBAL COMPACT
BRF has been a signatory of this set of commitments since 2011, and as of 2013, the company became part of the Global Compact 100 Stock Index, which recognizes companies committed to incorporating the principles into their business model.

CORPORATE PACT FOR INTEGRITY AND AGAINST CORRUPTION
Commitment to business ethics, in line with our values and those of other signatory organizations.

SUSTAINABLE DEVELOPMENT GOALS (SDGs)
Launched in 2015 as an evolution of the Millennium Development Goals (MDGs), they propose a cross-sector approach in order to promote, among other topics, the eradication of poverty and hunger, respect for human rights, and the promotion of well-being. These objectives are being incorporated into the Company's strategy and operations, including the process of creating the Food Vision and strengthening one of our most legitimate causes, fight against food waste.

Check the correlation of the SDGs with the performance indicators in the GRI Content Index at the end of this report.

INSTITUTO PACTO NACIONAL PELA ERRADICAÇÃO DO TRABALHO ESCRAVO (INPACTO)
contribuímos, por meio do InPacto, para combater o trabalho escravo nas cadeias produtivas.

NA MÃO CERTA PROGRAM
Fight against sexual exploitation of children and adolescents on Brazilian highways.

BRAZILIAN GHG PROTOCOL PROGRAM BRF
adopts the GHG calculation methodology and uses the Public Emissions Registry to disseminate its global inventory of greenhouse gas emissions.

CDP CLIMATE CHANGE
Promotes responsible management of carbon emissions and of aspects such as climate change, strategy, risks and opportunities.

CDP WATER
Addresses management of water resources in organizations and their production chains, implications for the current and future business, and identifies risks and opportunities related to the aspect.

COMPANIES FOR THE CLIMATE
The network seeks to build a low carbon economy model in Brazil based on industry discussions and debates on public policies regarding the aspect in Brazil.

PACT FOR SPORTS
A volunteer initiative, unprecedented in the world, that defines rules and mechanisms for relations with investors in sports entities.

2011 AND 2012 – CONSTRUCTION AND CONSOLIDATION OF THE SUSTAINABILITY PILLARS


Compromisso total com a sustentabilidade
Alavancar a sustentabilidade na cadeia de valor
Engajamento com públicos de relacionamento
Promoção do consumo sustentável
Valorização do capital humano
Adaptação a mudanças climáticas
Pilares de sustentabilidade
BRF

2013 – MATERIALITY, IMPACTS AND REACH



mensão GRI	Tema material BRF	Aspecto GRI	Impacto dentro e fo
nbiental	Meio ambiente	Materiais	Compra de insumos saúde do consumido
		Energia	Redução de impacto
		Água	Impactos causados produtos e disponibi
		Emissões	Redução de emissõe fornecimento e logí
		Efluentes e resíduos	Contaminação de sol atividades, principal
		Conformidade	As políticas de gestã minimize o impacto
		Transporte	Consumo de combus resíduos e saúde e se
		Biodiversidade	Riscos associados à d mudanças climáticas
		Geral	Provisionar investim

2014 – MATERIALITY AND CONNECTION WITH THE BUSINESS


PILARES DE SUSTENTABILIDADE DE BRF
GESTÃO AMBIENTAL
PRÁTICAS TRABALHISTAS
RESPONSABILIDADE PELO PRODUTO

2015 AND 2016 – MATERIALITY, STRATEGIC REVISION OF MATERIAL ASPECTS AND BETTER UNDERSTANDING OF IMPACTS


ARCO DE PRIORIDADES
TEMAS MATERIAIS REVISADOS
GRI G4-19, G4-27
EXTENSÃO DOS IMPACTOS*
GRI G4-20, G4-21
1
Governança, transparência e sustentabilidade
2
Cadeia de fornecedores

ARCH OF PRIORITIES	MATERIAL ASPECTS GRI G4-19, G4-27	EXTENT OF IMPACTS* GRI G4-20, G4-21	ASPECTS GRI G4
1	Governance, transparency and sustainability	Society Public authorities Employees Consumers Grain suppliers Integrated producers Logistics suppliers	• Governance • Ethics and integrity • Economic performance • Fight against corruption • Public policies • Unfair competition • Compliance • Mechanisms for grievances and complaints associated with the environment, labor practices, human rights, and society
2	Supply chain	Society Employees Clients Grain suppliers Integrated producers Logistics suppliers	• Organizational profile • Supplier assessment associated with the environment, labor practices, human rights, and society • Procurement practices + sourcing
3	Quality and food safety	Consumers Employees Clients Grain suppliers Integrated producers Logistics suppliers	• Client Health and safety • Product labeling and services • Healthy and accessible food
4	Animal welfare	Integrated producers Public authorities	• Animal welfare
5	Eco-efficiency in operations	Integrated producers Logistics suppliers Grain suppliers Employees society	• Energy • Water • Emissions • Effluents and waste • Products and services • Transports
6	Communities	Employees Integrated producers Logistics suppliers Grain suppliers Clients society	• Indirect economic impacts • Local communities
7	Labor practices	Employees Integrated producers Logistics suppliers Society	• Organizational profile • Employment • Occupational health and safety • Training and education

* The extent of impacts indicates the main audiences, inside or out of the organization's operations, in relation to which the material topics are more critical.

Risks and Opportunities G4-2

Model adopted by BRF seeks to monitor of financial and non-financial factors that may affect the business

Through continuous efforts to evolve in face of the challenges and scenarios of a globalized, agile, and complex world, we seek to improve our approach to our processes. Against this backdrop, in 2016, a Corporate Risk Department was created, which is part of the Vice-Presidency for Corporate Integrity, allowing for consolidation and expansion of its operations, with a more holistic vision and global insertion. Among the activities conducted in the year, the area revised the methodology for risk assessment and addressing opportunities, adding an integrated perspective.

The company's risk management currently operates on four pillars: (i) corporate risk management and continuous improvement of the company's internal control environment; (ii) loss prevention, emphasizing aspects such as loss and misappropriation of assets; (iii) global management of all insurance; and (iv) corporate security, addressing aspects such as security, integrity of our employees/third parties, and information security. **G4- 45, G4-46, G4-47**

As a result of this restructuring, an integrated risk management methodology was applied, capable of impacting our operations, our strategy, and our ability to create value. This methodology includes analyzing

We are attentive to the financial, legal, health, environmental and market aspects that may influence BRF's future.



our vulnerability, impact, and responses to the risks for BRF. The work included mapping the global strategy, as well as the risks and opportunities inherent to that strategy. The corporate risk structure will monitor the risks and train employees in each region, disseminating the culture of mapping risks and opportunities in the organization.

BRF's risk matrix continues to be reviewed periodically, based on the critical topics of the sector, market outlook, and regulatory, social, environmental, financial, and reputation/image aspects, including the effectiveness of existing mitigation plans and the establishment of continuity plan. It also provides on the implementation of dynamic update tools that identify the migration of risks with low/medium probability and impact on critical areas, among other aspects. Integrated risk management is monitored by the Executive Board, by the Advisory Committees, and by the Board of Directors, and they evaluate and validate the reported risks and their responses. The Executive Board, including the CEO and GMs, is responsible for handling risks mapped and reported by the Corporate Risk Department.

In addition to maintaining a structure dedicated to risk management, the Company addresses, in its strategic planning, factors and variables that may influence the continuity of the business, in order to quickly respond when necessary. In addition to the Risk Management structure, Compliance and Internal Audit teams work in partnership to map, measure, communicate, and handle risks, seeking synergy between the areas and the overall process. **G4-46**

See the following pages for the risks monitored by category and size, how we handle them, and how we work to convert them into opportunities.

With regular revisions, the risk matrix includes the market and sector scenario as well as regulatory, social, environmental, financial, and reputational issues

POTENTIAL RISKS

- Risk
- Opportunity
- Response

SANITARY CONTROL G4-14

Official notifications of violations, temporary restrictions on imports and sanitary embargoes as a consequence of non-compliance with applicable laws to the market in question.

Maintaining export markets, opening new markets and new plants, preserving our reputation among consumers and clients, and reinforcing quality as an attribute perceived by the market.

Mitigating this risk occurs through capturing and internalizing international sanitary requirements, monitoring and controlling quality principles applicable to the production chain (integrated producers), distribution, and BRF's plants. The slaughter units, for example, maintain practices to comply and/or go beyond the legislation, thus avoiding any embargoes (*read more in* Quality Management).

FOOD SAFETY

Problems concerning the quality of our products that have a negative impact on the health of consumers.

Maintaining quality as a key element at BRF and a characteristic of all its brands.

The BRF quality assurance system has specific programs for food safety, such as Best Practices in terms of Manufacturing and Hazard Analysis and Critical Control Points, a basis for avoiding potential hazards by reducing and/or eliminating chemical, physical, and biological hazards. In addition, we

Risk monitoring encompasses both financial and market aspects as well as social and environmental issues.



We are attentive to the impacts of climate change on the business, including supply of grain and availability of energy and water resources

invest in technological modernization of risk control, and our contracts with suppliers include clauses for compliance with quality standards.

ENVIRONMENTAL

⚠ Covers aspects directly or indirectly associated with the operation that may affect the delivery of the company's results, such as water scarcity, which may limit the use of the resource for industrial purposes or generation of energy (a priority source in Brazil).

◎ By taking the lead in environmental efficiency initiatives, the Company can make its operation more competitive and strengthen its reputation through its commitments to mitigating impacts.

✓ Measures such as analyzing the risk of water shortage in the plants, the study of new forms of generating energy, and the control of risks related to waste disposal and disposal of effluents, are adopted in the Company's environmental management. In case of environmental accidents, we have a standard procedure for reporting and immediate response in order to reduce the impacts and the magnitude of the event.

ENVIRONMENTAL: CLIMATE CHANGE G4-EC2

⚠ A risk of cross-sectional nature, which may impact various financial and non-financial aspects. Extreme changes in temperature and precipitation, for example, may influence agricultural and livestock productivity, as well as animal welfare and the availability of hydroelectric power. In addition, changes in the regulatory framework (such as the possibility of carbon taxation) may affect BRF's future.

◎ Anticipating and contributing to the mitigation of climate change impacts is decisive in terms of controlling business costs.

✓ We monitor grain purchase inventories and the climate at agricultural centers in order to control costs related to the supply chain. We also develop a formal energy efficiency and innovation program in the production process, and monitor legislative bills and public debates that may alter the Brazilian regulatory framework on the subject.

ENVIRONMENTAL: ELECTRICITY G4-EC2

⚠ Essentially associated with the price and availability of the resource, depending on environmental scenarios and the law of supply and demand.

◎ Reducing production costs and increasing competitiveness through the more efficient use of natural resources.

✓ We monitor regulatory and climate conditions that may affect the cost and supply of energy resources. To mitigate this risk, we invest in reducing consumption in the operation, free market purchases based on assessments and modeling considering future climate scenarios. We have also prioritized the use of renewable energy sources, based on our climate strategy.

SUPPLY CHAIN

⚠ Cases of social and environmental non-compliance, failures in the supply chain processes and quality problems in services and raw materials

◎ Building long-term business relationships, with mutual gain and greater quality of deliveries.

✔ Given the size and complexity of the production chain, BRF follows several guidelines, such as a specific corporate standard for procurement and purchasing processes, the Likelihood of Default (PRINAD), an evaluation performed by Serasa, and developing and updating Strategic Sourcing, adopted in order to analyze category, markets, and negotiation and risk management strategies. Another front is the Supplier Chain Monitoring Program *(read more in* Supplier Development*)*.

OHS AND OPERATIONAL G4-14

⚠ Asset losses and events that affect operation productivity and continuity - including lack of labor, accidents in plants, logistics problems, etc.

◎ Position BRF as the industry benchmark in operational safety, talent retention, and level of service.

✔ Since 2008, BRF has had in place the Safety, Health, and Environment Program (HSE), which reinforces the culture of accident prevention and management of safety risks. One of the pillars of the HSE Program is Operational Risk Management (PGR), which has been in place since 2010. We also have an Operations Control Center in Curitiba, PR, and ample insurance coverage against damages and occurrences in our main assets (from facilities to products and goods).

COMMODITIES G4-EC2

⚠ Price volatility, and seasonality of certain inputs and raw materials essential to the business, such as corn, soybean meal, soybeans, and pigs, whether due to internal or external market conditions, illnesses, sanctions, or embargoes.

◎ Handling this risk, one of the most critical for the food/meat sector, allows us to reduce production costs and drive value creation.

✔ En 2016, BRF was heavily impacted by this risk, with high volumes of corn and soybeans, for example, which reduced its competitiveness in several markets. The risks of price volatility are also included in the Financial Risk Management Policy, and in addition, we invest in processes to guarantee the quality and supply of inputs, investigating aspects such as climate, global production, regulatory stocks, opportunities for cost reduction and variables in international trade. We also operate to mitigate risks with purchasing processes connected to the Company's long-term strategy, with short- and medium-term actions.



Grains

Access to commodities that are essential to agricultural production is a requirement for the continuity of BRF operations in Brazil and worldwide

Through Policy and the Financial Risk Management Committee, we seek to preserve the integrity of BRF's financial capital with a preventive approach

COMPLIANCE

Cases of non-compliance with regulations, norms and legislation applicable to the sector or to the industry/private sector as a whole.

Reinforce ethical behavior with strategic stakeholders as one of BRF's essential attributes and values.

Operation of the internal control system and of a compliance program, with an area dedicated to the subject and the direct involvement of leadership. Other highlights include periodically updating the Transparency Guide, the existence of the BRF Transparency Hotline, now in place in 6 countries *(read more in* Ethics and Transparency*)*, and due diligence processes performed with third-parties.

IMAGE AND REPUTATION

Incidents, crises and critical situations may affect BRF's image and impact its reputation regarding issues such as ethics, trust, transparency and governance.

Preventing critical events from generating negative exposure for the corporate brand and major brands ensures a good reputation for key stakeholders.

BRF maintains a responsible marketing policy applicable to all business segments; in addition, it adopts commercial and compliance standards that encompass all the company's market relationships.

FINANCIAL

Transactions, exchange variations and negotiations that may affect BRF's financial health.

The Company seeks to strengthen the recognition of its financial soundness in the market through adequate risk handling.

We maintain the Financial Risk Management Policy and an executive committee of the same name, which set limits on exposure to the major financial risks (foreign exchange, commodities) and allow for the veto of proposals that may affect the continuity of the business. The actions related to this aspect are also included in the Risk Management Policy, which is revised every two years and is monitored by the governance bodies - Finance, Governance, and Sustainability Committee and the Board of Directors, and is validated by the latter. We also follow benchmarks such as the Sarbanes-Oxley Act (SOX).

LEGAL/FISCAL

Exposure to sanctions caused by non-compliance.

Increase the competitiveness and financial strength of the Company, avoiding losses resulting from sanctions, fines, and other penalties.

Besides monitoring regulatory and legal aspects, we have sought to strengthen the dialogue on fiscal and tax aspects in markets, seeking to provide the operation with greater security and predictability.



Faced with a challenging environment in Brazil and other markets, we focused on increasing efficiency and preserving the Company's financial soundness in 2016

In this section

> Consolidated Result - 2016

ECONOMIC AND FINANCIAL RESULT

Financial and Built Capital

The year 2016 proved to be complex and difficult for BRF and its segment as a whole. Impacted by significant increase in prices of commodities in Brazil, in addition to the appreciation of the Brazilian real against the US dollar, we suffered considerable losses in our global competitiveness. In addition, the retraction of the economy and the country's unstable outlook negatively impacted the volume and mix of products. In order to mitigate these effects, we captured operating synergies and relied on our internationalization strategy, with advances in integrating the value chain and increasing our capacity to serve different markets.

PERFORMANCE BY REGION

See the map for a summary of the economic, financial and operational results for each of BRF's global regions

- Brazil
- Latin America
- Europe/Eurasia
- Middle East & North Africa*
- Asia
- Africa*

$ Net revenue (R$ million)
★ Operating income (R$ million)
▶ Sales volume

** In 2016, we reported the results from the Middle East and North Africa and the Africa region separately.*


,084
★
251,000 tons
,808
,697
2,034,000 tons

The share of global regions in the Company's results has becoming increasingly more balanced, with 54% of net revenues from international business and 46% from the Brazilian market in 2016. This reflects the business strategy adopted in recent years. This characteristic works as BRF's protection from changes in the outlook, in addition to allowing us to capture synergies and diversify the revenue base.

In the year, BRF's Net Operating Revenue (NOR) reached .7 billion. The Company's operating income totaled R$ 3.413 billion, with an EBITDA margin of 10.1%.

AVERAGE STOCK PRICES IN 2016

.5
BM&FBOVESPA
-BRFS3

US$ 14.6
NYSE-BRFS



,800
★
▶395,000 tons

★
▶178,000 tons

,227
★
▶927,000 tons

,749
★
▶723,000 tons

Context & Scenario

High price of corn and fluctuations in supply and demand caused changes in production costs and in the prices of meat

The outlook for our industry sector was very adverse in 2016. One of the main factors was the unexpected hike of the price of corn in Brazil, which remained detached from international price levels, placing local producers in an unfavorable position to compete in the global market for chicken meat. Another factor that was deleterious to Brazilian producers was the appreciation of the Brazilian real against the dollar, which occurred mainly in the second half of the year, adversely impacting costs in dollars.

The high price of corn was mainly due to two reasons. First, it was the depreciation of the Brazilian currency compared with the dollar in 2015 (+42%, compared with 2014), leading corn producers to increase their commitments to export in 2016, compared with the average of the three previous years, and also due to climate factors - a crop failure in corn of approximately 21 million tons occurred, considering the two Brazilian harvests (approximately 24% of the projected volume for 2016).

This pressure improved only in the last quarter, when the price of corn was the lowest recorded in the year, although still higher than the levels of 2014 and 2015. Regarding soybean meal, the price drop was relatively more timid, and remained around 5% above the level observed in early 2016. Nevertheless, considering the extension and dynamics of the chicken cycle, this relief in prices for grains will only be felt in 2017.

Given the scenario of high prices for grain, coupled with the country's unfavorable competitive

Complex environment was addressed through strict control of prices, productivity and production costs.


PERDIGÃO
CHESTER
Desossado

Failure in the corn harvest and unexpected retractions in exports unbalanced Brazil's grain supply and demand, and impacted costs for food companies

position, the margins of Brazilian producers remained under pressure throughout almost the entire year, leading to a reduction in accommodation and production of chicken in the third and fourth quarters.

This trend was also proven in data from the Department of Foreign Trade (SECEX), which showed a drop in the volumes of exported chicken. In the second half of 2016, for example, these volumes dropped by around 9%, in the comparison for the year.

However, while Brazilian producers faced a year with several difficulties, expansion of chicken production was observed in some relevant foreign platforms and even the strengthening of countries that have a smaller scale, which, to a certain degree, limited the opportunities for Brazilian exports, both in terms of volume and price.

INTERNATIONAL CONTEXT

While Brazilian producers adjusted production in the sector's adverse scenario, other production platforms in the world seized the moment of greater relative competitiveness (lower grain prices) and increased production.

In Thailand, for example, production of chicken meat grew by 10.7% in 2016, and volume exported to other Asian countries increased considerably in the in natura segment. This effect was more noticeable in Japan, where local stocks were already at high levels, which led to greater pressure on prices and volumes of Brazilian exports.

In Europe, in turn, Poland increased production by nearly 14% in 2016 (data available up to October) and increased its shipments to other European countries. The same happened in the Ukraine, which, in addition to the increase in the production of chicken, experienced strong growth in export volume, especially in the Middle East and Europe. The surplus volumes from these countries, along with continued high local stocks, pushed prices up at the end of 2016.

-24%

was the drop in corn production due to climatic factors in 2016

Cost of animal feed in Brazil and selected markets


Spread Esalq-USA
Brazil
USA
Europe
Ukraine
Cost of feed USD/sack
Spread USD/sack
25.00
20.00
15.00
10.00
5.00
0.00
15.00
13.00
11.00
9.00
7.00
5.00
3.00
1.00
-1.00
-3.00
-5.00
Jan-14
Feb-14
Mar-14
Apr-14
May-14
Jun-14
Jul-14
Aug-14
Sep-14
Oct-14
nov-14
Dec-14
Jan-15
feb-15
Mar-15
Apr-15
May-15
Jun-15
Jul-15
Aug-15
Sep-15
Oct-15
Nov-15
Dec-15
Jan-16
Feb-16
Mar-16
Apr-16
May-16
Jun-16
Jul-16
Aug-16
Sep-16
Oct-16
Nov-16
Dec-16

Margin of chicken producers in Brazil


Price of chicken/Feed cost
Historical Average
7.0
6.5
6.0
5.5
5.0
4.5
4.0
Jan-11
Jan-12
Jan-13
Jan-14
Jan-15
Jan-16
Jan-17

Chicken export in Brazil - SECEX


in tons (million)
p/a %
1200
1000
800
600
400
200
0
20%
15%
10%
5%
0%
-5%
-10%
-15%
2013
2013
2013
2013
2014
2014
2014
2014
2015
2015
2015
2015
2016
2016
2016
2016

Consolidated Result – 2016 G4-EC1

Below, see the financial and operational indicators that summarize the year for BRF

Main Financial Indicators

RESULT – R$ MILLION	2015	2016	VAR. 2016/2015
Gross revenue	37,235	39,062	4.9%
Net revenue	32,197	33,733	4.8%
Gross profit	10,089	7,526	(25.4%)
Gross margin (%)	31.3	22.3	(9.0 p.p.)
EBIT	4,228	1,815	(57.1%)
EBIT margin (%)	13.1	5.4	(7.8 p.p.)
EBITDA	5,525	3,413	(38.2%)
EBITDA margin (%)	17.2	10.1	(7.0 p.p.)
Net income	2,928	(372)	(112.7%)
Net margin (%)	9.1	(1.1)	(10.2 p.p.)
Earnings per share*	3.62	(0.47)	(112.9%)

**Consolidated result per share (in R$), less treasury shares.*

Net Operating Revenue (NOR)

The company's NOR increased 4.8% in 2016, compared with 2015, due to an increase in volume (+3.8%), and higher average prices of 0.9% for the year. The positive highlights were international operations, which had volume growth of 16.7% y/y, in addition to net revenue 9.1% higher than in 2015, offsetting Brazil's more challenging scenario.

VOLUMES – THOUSAND TONS	2015	2016	VAR. 2016/2015
Poultry (*in natura*)	1,938	2,006	3.5%
Pork and others (*in natura*)	273	350	28.2%
Processed	2,116	2,017	(4.7%)
Other sales	188	314	67.2%
Total	4,515	4,688	3.8%
NOR - R$ million	32,197	33,733	4.8%
Average price (NOR)	7.13	7.20	0.9%

Gross Profit

The sector challenges and idleness of our industrial complex were reflected in the Company's results, generating a decrease of 9 percentage points in gross margin in 2016, which was 22.3% (down from 31.3% in 2015). Idleness generated a total negative impact of million in 2016 (against R$ 86 million in 2015).

In addition, in the second half of 2016, there was greater pressure on gross margin as a result of the Company's strategy of defending volumes in certain regions, through lower prices.

GROSS PROFIT– R$ MILLION	2015	2016	VAR. 2016/2015
Gross profit	10,089	7,526	(25.4%)
Gross margin (%)	31.3%	22.3%	(9.0 p.p.)

Operating Expenses

The Company's SG&A grew by 4.3% in 2016, compared with the previous year, impacted by aspects such as the integration of acquired companies (GFS, AKF, Campo Austral, and Calchaquí); the exchange rate effect and inflationary pressures; and additional spending related to the Olympic Games. Even with these additional impacts, we kept our expenses under control, mainly due to our Zero Base Budget (ZBB) program, with initiatives such as better routing for product distribution; internal policies to control expenditure; and a new freight payment model. Thus, our SG&A as a percentage of the NOR reached 16.4% in the 2016 consolidated result, against 16.5% in 2015.

OPERATING EXPENSES – R$ MILLION	2015	2016	VAR. 2016/2015
Cost of sales	(4,806)	(4,966)	3.3%
% over NOR	(14.9%)	(14.7%)	0.2 p.p.
Administrative expenses and fees	(506)	(577)	14.1%
% over NOR	(1.6%)	(1.7%)	(0.1 p.p.)
Total operating expenses	(5,312)	(5,543)	4.3%
% over NOR	(16.5%)	(16.4%)	0.1 p.p.

Other Operating Results

Other operating results were significantly lower throughout the year, with a decline of 55.6% in the consolidated result for the year. The decrease was mainly due to (i) lower restructuring costs; (Ii) lower provisions for credit losses; and (iii) non-payment of bonuses to employees due to the challenging operating performance reported in 2016.

OTHER OPERATING RESULTS - R$ MILLION	2015	2016	VAR. 2016/2015
Other operating revenue	567	300	(47%)
Other operating expenses	(1,011)	(498)	(50.8%)
Other operating results	(445)	(197)	(55.6%)
% over NOR	(1.4%)	(0.6%)	0.8 p.p.

Operating Results (EBIT)

Consolidated EBIT totaled .8 billion in 2016, a drop of 57.1% compared with the previous year. This result is due to the reduction in gross margin, which, combined with higher operating expenses, affected the Company's performance.

EBIT - R$ MILLION	2015	2016	VAR. 2016/2015
Gross profit	10,089	7,526	(25.4%)
Operating expenses	(5,312)	(5,543)	4.3%
Other results	(445)	(197)	(55.6%)
Equity accounting	(104)	29	-
EBIT (%)	4,228	1,815	(57.1%)
EBIT margin	13.1%	5.4%	(7.8 p.p.)

Financial Result

The Financial Result is a combination of factors. In order to facilitate the understanding, we grouped the data in some main categories: (i) net interest on indebtedness/investments; (ii) adjustment to present value ("APV") of assets and liabilities; (iii) interest and/or monetary restatement on assets/liabilities, taxes, commissions; and (iv) exchange variation and others.

In 2016, Net Financial Results were minus ,133 million, compared with R$ 1,670 million in 2015, composed of:

(i) Net interest of ,267 million, R$ 283 million higher compared with R$ 984 million in 2015. The increase was basically due to the Company's consolidated net indebtedness;

(ii) APV of million compared with R$ 240 million in 2015, resulting from better management of our working capital;

(iii) Interest, monetary restatement and others, in the amount of million, against R$ 225 million in 2015;

(iv) foreign exchange variation and others: represented minus million, against minus R$ 221 million in 2015. We reinforce that in our hedge strategy, we seek to neutralize the impacts of exchange variation. The result of the year stemmed from the high level of foreign trade and international operations in several currencies, as well as high exchange rate volatility in the period.

R$ MILLION	2015	2016	VAR. 2016/2015
Financial income	3,355	2,374	(29.3%)
Financial expenses	(5,025)	(4,506)	(10.3%)
Net financial result	(1,670)	(2,133)	27.7%

Net Income

Impacted by high costs, given the unusual scenario in the sector and the strategy to defend volume through lower prices, BRF's net income was significantly affected from 2015 to 2016. At the end of the year, net loss of million was recorded, against a net profit of R$ 2,928 million in 2015.

NET INCOME – R$ MILLION	2015	2016	VAR. 2016/2015
Net income	2,928	(372)	(112.7%)
Net margin (%)	9.1%	(1.1%)	(10.2 p.p.)
Earnings per share	3.62	(0.47)	(112.9%)

EBITDA

EBITDA – R$ MILLION	2015	2016	VAR. 2016/2015
Net income	2,928	(372)	(112.7%)
Income tax and social contribution	(390)	50	-
Net financial results	1,670	2,133	27.7%
Depreciation and amortization	1,317	1,603	21,7%
EBITDA	5,525	3,413	(38.2%)
EBITDA margin	17.2%	10.1%	(7.0 p.p.)

Performance by Region

Brazil

We ended the year 2016 with a NOR of .8 billion, under impact of the still challenging macroeconomic environment - a reduction of 2.9% compared with the previous year. Challenges began to be felt early in the year when, after a period of stability (in the first quarter), there was decrease in sales, combined with the need to revise our pricing policies. The third quarter was marked by investments in innovation - including the Jamie Oliver line, new flavors in the Salamitos line, and new options for frozen dishes.

In the last quarter, with consumption still weak in Brazil, the competitive dynamics of the commemorative lines became more aggressive. Despite volumes similar to those in 2015, the price increase in 2016 was marginal and did not offset the rise in costs. The highlight was the Chester Perdigão campaign, which increased volumes to levels above those for 2015, and the smaller volume of unsold products after the holiday period.

Considering only the processed category, we continue to face a difficult scenario, with volumes falling 11.5% y/y in 2016, mainly impacted by the route channel. On the other hand, in the wholesale channel, we showed consistent growth and ended the second half of 2016 with a gain of 16.3% compared with the first half of 2016.

In addition to facing the adverse scenario in the Brazilian economy, we carried out price adjustments throughout the year in order to preserve our results. In December, we implemented a final price adjustment, aiming to recover marginal profitability per kilo, thus anticipating the move we would make in 2017.

In terms of expenses, we maintained the same discipline seen throughout the year, and even with marketing expenses for the Olympic Games and the commemorative campaign, we managed to reduce operating expenses as a percentage of net revenue. As a result, we ended 2016 with an EBITDA of ,697 million and an EBITDA margin of 11.5% in the region.

	2015	2016	VAR. 2016/2015
Volumes (thousand tons)	2,221	2,034	(8.4%)
Poultry (*in natura*)	389	377	(3.0%)
Pork and others (*in natura*)	98	98	(0.5%)
Processed	1,710	1,514	(11.5%)
Other sales	25	45	83.8%
Net Operating Revenue (R$ million)	15,256	14,808	(2.9%)
Average Price (R$/Kg)	6.87	7.28	6.0%
Gross profit (R$ million)	4,884	3,920	-19.7%
Gross Margin (%)	32.0%	26.5%	(5.5) p.p.
EBIT - (R$ million)	1,547	1,028	-33.5%
EBIT margin (%)	10.1%	6.9%	-3.2 p.p.
EBITDA (R$ million)	2,108	1,697	-19.5%
EBITDA Margin (%)	13.8%	11.5%	-2.4 p.p.

Market Share

The increase in prices during the year, coupled with a still difficult consumption scenario, caused the Company to lose market share throughout the year. The competition coming from regional brands, whose position is between 60% and 80% of the price index, mainly impacted the frozen and ready-to-eat meals categories. The main subcategories impacted were those of breaded foods, lasagnas, and sausages, that suffered from this competition.

In margarines, we are market leaders, and continue our strategy of monetizing the category. As a result, we lost a 2.9 percentage point in market share. The positive highlight was the share in ready-to-eat meals, whose growth was 3.7%.

Share Value – Last Reading 2016


58.8%
36.4%
59.4%
62.7%
55.9%
READY-TO-EAT MEALS
SAUSAGES
COLD CUTS
MARGARINE
TOTAL

- Source: Nielsen Retail Bimonthly - Margarines and Ready-to-Eat Meals (Oct/Nov reading); Sausages and Cold cuts (Nov/Dec reading)

Middle East /North Africa (MENA)

NOR in the MENA region totaled ,227 million in 2016, slightly below 2015. Influence factors for the year include the most challenging macroeconomic scenario for the region and the lowest average prices in reais in the last quarter (-11.1% q/q), due to the strategy of defending our volumes in key countries.

On the other hand, the volume of processed products continues to grow rapidly, in line with the strategy of continuing to develop the category in the region, advancing in innovation, improving the product/channel mix, and increasingly understanding the needs of end consumers (*read more in* Our Strategy). In the first half of the year, advances in processed products was a highlight, through the Sadia brand; in the third quarter, the launch of a new line of breaded foods produced in Thailand Zinger (read more on page 84)can be highlighted, reinforcing the synergy of the local chain. With production carried out locally, the volume of processed products expanded and reached, in 2016, a leading position in several segments and geographies.

Regarding the market share in the Gulf region, the Sadia brand continued to gain share and ended 2016 with a relevant share in categories such as griller (light chicken *in natura*), with 43%; chicken cuts, with 57%; hamburgers and breaded foods, with 19%; and chicken sausages, with 46%.

	2015	2016	VAR. 2016/2015
Volumes (thousand tons)	**923**	**927**	**0.4%**
Poultry (*in natura*)	866	849	(2.0%)
Pork and others (*in natura*)	2	3	10.5%
Processed	55	76	38.0%
Net Operating Revenue (R$ million)	**6,358**	**6,227**	**(2.1%)**
Average Price (R$/Kg)	6,89	6.71	(2.5%)
Gross profit (R$ million)	**2,294**	**1,580**	**(31.1%)**
Gross Margin (%)	36.1%	25.4%	(10.7) p.p.
EBIT - (R$ million)	**1,148**	**349**	**(69.6%)**
EBIT Margin (%)	18.1%	5.6%	(12.5) p.p.
EBITDA (R$ million)	**1,472**	**736**	**(50.0%)**
EBITDA Margin (%)	23.2%	11.8%	(11.3) p.p.
Volume of exports from Brazil (CFR*)	**473**	**425**	**(10.1%)**
Share of the total volume (%)	51.2%	45.8%	(5.3) p.p.

**CFR (Cost and Freight)*

Asia

The Asian region recorded a NOR of ,749 million, higher than that of 2015, impacted by the local expansion of BRF operations. Throughout the first half of the year, there were gains in the process to qualify plants to export to Malaysia and China, and to integrate GFS operations.

The volumes increased significantly in the consolidated result for the year, with growth in China and Southeast Asia, in addition to the development of new markets (Vietnam, for example); even excluding the consolidation of GFS (now called BRF Thailand), annual growth was 12.7% in 2016.

On the other hand, even reducing operating expenses for 2016 in the region, the scenario in the sector arising from the chicken cycle affected the profitability of the operation. As a result, our EBITDA fell 21% y/y in 2016.

	2015	2016	VAR. 2016/2015
Volumes (thousand tons)	464	723	56.1%
Poultry (*in natura*)	411	501	22%
Pork and others (*in natura*)	43	71	66.3%
Processed	10	36	266.6%
Other sales	0	115	-
Net Operating Revenue (R$ million)	3,290	4,749	44.4%
Average Price (R$/Kg)	7,10	6.56	(7.5%)
Gross Profit (R$ million)	1,060	944	(10.9%)
Gross Margin (%)	32.2%	19.9%	(12.3 p.p.)
EBIT (R$ million)	701	498	(28.9%)
EBIT Margin (%)	21.3%	10.5%	(10.8 p.p.)
EBITDA - (R$ million)	862	683	(20.8%)
EBITDA Margin (%)	26.2%	14.4%	(11.8 p.p.)
Volume of exports from Brazil (CFR - cost and freight)	462	543	17.3%
Share of the total volume	99.8%	75.0%	(24.8 p.p.)

Europe/Eurasia

Europe continued to suffer from a more challenging macroeconomic and sector scenario. In the first half of the year, consolidation of distributor Universal Meats helped drive local results by supporting our strategy to consolidate our leadership position in the customized Food Service channel in the UK, and to move forward in the chain and improve our mix of higher value-added products.

However, the exit of the United Kingdom from the European Union in the year significantly affected the exchange rate, with the depreciation of the pound against the real. For 2016, this depreciation reached 31.4%, while the euro versus the real reached 21.6%.

This has negatively affected BRF, despite increasing volumes in the order of 11.7% y/y

In the Europe sub region, in addition to the impact of the exchange rate, the result was negatively affected by a higher supply of local producers, who had no quota restrictions and were carrying high levels of stock in the market, pushing domestic prices and margins, mainly in the second half of 2016. Consequently, our EBITDA margin declined 15.4 percentage points y/y.

	2015	2016	VAR. 2016/2015
Volumes (thousand tons)	353	395	11.7%
Poultry (*in natura*)	95	88	(7.2%)
Pork and others (*in natura*)	83	103	23.9%
Processed	175	204	16.2%
Net Operating Revenue (R$ million)	3,640	3,800	4.4%
Average Price (R$/Kg)	10,30	9.63	(6.5%)
Gross Profit (R$ million)	1,019	426	(58.2%)
Gross Margin (%)	28.0%	11.2%	(16.8 p.p.)
EBIT (R$ million)	573	(41)	(107.2%)
EBIT Margin (%)	15.8%	(1.1%)	(16.8 p.p.)
EBITDA - (R$ million)	717	162	(77.5%)
EBITDA Margin (%)	19.7%	4.3%	(15.4 p.p.)
Volume of exports from Brazil (CFR - cost and freight)	203	219	8.2%
Share of the total volume	43.5%	55.5%	12.0 p.p.

Latin America (LATAM)

NOR in Latin America totaled ,084 million in 2016, slightly below the previous year. In the first half of 2016, growth associated with the increase in average prices in Brazilian reais was recorded, mainly in Argentina, and with the increase in volumes in new markets in the Caribbean and Mexico, in addition to growth and diversification of the mix in countries such as Paraguay, Uruguay, and Chile. The acquisitions of Campo Austral and Calchaquí, consolidated throughout the year, also allowed for advances in our operation and in our local chains; in terms of innovation, the relaunch of the Sadia nuggets in the region was a highlight.

On the other hand, the economic crisis in Argentina continued to impact the region's profitability due to the high rate of inflation and the lower available income of consumers, leading to downtrade of categories/channels, especially in the second half of the year. As a result, EBITDA for the year totaled million, a decrease of 12.5% y/y in 2016.

	2015	2016	VAR. 2016/2015
Volumes (thousand tons)	224	251	12,3%
Poultry (*in natura*)	73	71	(2.8%)
Pork and others (*in natura*)	24	26	8.2%
Processed	126	151	19.7%
Other sales	0	3	-
Net Operating Revenue (R$ million)	2,132	2,084	(2.3%)
Average Price (R$/Kg)	9.53	8.29	13.0%
Gross Profit (R$ million)	483	404	(16.2%)
Gross Margin (%)	22.6%	19.4%	(3.2 p.p.)
EBIT (R$ million)	128	65	(49.4%)
EBIT Margin (%)	6.0%	3.1%	(2.9 p.p.)
EBITDA - (R$ million)	200	175	(12.5%)
EBITDA Margin (%)	9.4%	8.4%	(1.0 p.p.)
Volume of exports from Brazil (CFR - cost and freight)	48	64	32.4%
Share of the total volume	21.5%	25.4%	3.8 p.p.

Africa

Africa is experiencing a positive momentum in terms of expanding BRF's presence, with an increase in volume, despite the region's specific macroeconomic challenges - such as low oil prices and high inflation rates, as well as challenging scenarios in key markets such as Angola.

NOR for the region totaled million in 2016, up from R$ 739 million in 2015. Throughout the year, there was a growth in volume, and the consolidation of a management team based exclusively in Sub-Saharan Africa allowed us to take to the GM our strategy of advancing in the value chain and developing differentiated and branded products.

	2015	2016	VAR. 2016/2015
Volumes (thousand tons)	156	178	14.2%
Poultry (*in natura*)	98	117	19.5%
Pork and others (*in natura*)	22	26	18.9%
Processed	36	35	(2.8%)
Net Operating Revenue (R$ million)	739	768	3.9%
Average Price (R$/Kg)	4.73	4.31	(9.1%)
Gross Profit (R$ million)	259	170	(34.4%)
Gross Margin (%)	35.0%	22.1%	(12.9 p.p.)
EBIT (R$ million)	112	34	(69.4%)
EBIT Margin (%)	15.2%	4.5%	(10.7 p.p.)
EBITDA - (R$ million)	147	76	(48.5%)
EBITDA Margin (%)	19.9%	9.9%	(10.0 p.p.)
Volume of exports from Brazil (CFR - cost and freight)	156	178	14.2%
Share of the total volume	100%	100%	-

Other Segments

Under "Other Segments," we included all volumes of non-core BRF products, such as animal feed, flours, cattle etc., which are carried out by the Global Desk. The annual result was negatively impacted by the last quarter of the year due to a higher liquidation of higher value-added raw material in order to reduce inventories, EBITDA was negative by million; even so, the total EBITDA result for 2016 was positive by R$ 25 million.

	2015	2016	VAR. 2016/2015
Volumes (thousand tons)	173	179	3.3%
Poultry (*in natura*)	7	3	(55.7%)
Pork and others (*in natura*)	0	23	-
Processed	3	1	(54.7%)
Other sales	163	151	(7.3%)
Net Operating Revenue (R$ million)	782	1,297	65.9%
Average Price (R$/Kg)	4.51	7.26	60.9%
Gross Profit (R$ million)	90	82	8.7%
Gross Margin (%)	11.5%	6.3%	5.2
EBIT (R$ million)	31	21	31.8%
EBIT Margin (%)	4.0%	1.6%	2.3
EBITDA - (R$ million)	32	25	22.0%
EBITDA Margin (%)	4.0%	1.9%	-2.1

Corporate (R$ million)

	2015	2016	VAR. 2016/2015
Other Results	121	(140)	(214.9%)
Equity Accounting	(135)	–	(100.0%)
EBIT	(13)	(140)	–
EBITDA	(13)	(140)	–

Investments (CAPEX)

For the year, we invested ,516 million in growth, efficiency, and support, and R$ 784 million in biological assets, totaling R$ 2,300 million. We also highlight a R$ 295 million increase in our fixed assets, due to leasing, capitalized interest, and intangibles, among others.

Financial Cycle

The Company's pro forma financial cycle presented the lowest level in recent years, totaling 22.4 days in the last quarter of 2016. The reduction in the financial cycle was mainly a result of lower levels of finished products inventory in Brazil (commemorative) and in some international markets; of the lower corn inventory (second crop), compared with the third and fourth quarters; and the Company's ongoing effort to improve accounts payable.

FINANCIAL CYCLE

Accounts Receivable + Inventories - Accounts Payable


DIAS
37
38
37
39
34
34
33
34
33
34
22
DEZ.
MAR.
JUN.
SET.
DEZ.

INVENTORY TURNOVER

360 / (CPV LTM / Inventories)


DIAS
87
85
86
93
87
92
87
76
81
66
DEZ.
MAR.
JUN.
SET.
DEZ.

ACCOUNTS RECEIVABLE TURNOVER

360 / (NOR LTM / Accounts Receivable)


DIAS
35
43
39
37
33
34
30
33
30
32
DEZ.
MAR.
JUN.
SET.
DEZ.

ACCOUNTS PAYABLE TURNOVER

360 / (CPV LTM / Accounts Payable)


DIAS
96
97
93
96
80
82
90
65
73
80
DEZ.
MAR.
JUN.
SET.
DEZ.

—2015 —2016

Management Cash Flow

In order to improve the quality and transparency of disclosed information, facilitating the understanding of our investors and other stakeholders about the progress of our business, in 2016, we began disclosing a management vision of the Company's Cash Flow. The information presented here is taken from Quarterly Financial Information.

Operating cash generation in 2016 was positive by ,001 million, thanks to the positive cash EBITDA of R$ 3,705 million and also due to the positive variation in working capital and other balance sheet accounts. This cash generation made it possible to finance the need for CAPEX during the year, for example (demand was R$ 2,595 million). As a result, cash generation after CAPEX was positive by R$ 1,406 million in 2016, showing resilient cash generation even in the face of adversity.

Evolution in Cash Generation (Operating Cash Flow - CAPEX)

R$MM


975
844
414
562
(232)
113
778
748
1T15
2T15
3T15
4T15
1T16
2T16
3T16
4T16

Indebtedness

In 2016, the Company's net debt was .1 billion, compared with R$ 7.3 billion in 2015. However, this worse operating result in 2016 impacted the Company's net leverage, recording a net debt over pro forma EBITDA (last twelve months) of 3.25x vs. 1.28x in 2015.

INDEBTEDNESS					
R$ million	On 12.31.2016			On 12.31.2015	2016/2015
	Current	Noncurrent	Total	Total	Variation
Indebtedness					
Local currency	(1,988)	(6,656)	(8,644)	(3,820)	126.3%
Foreign currency	(1,787)	(9,062)	(10,848)	(12,026)	(9.8%)
Gross indebtedness	(3,775)	(15,717)	(19,492)	(15,846)	23.0%
Investments					
Local currency	4,521	807	5,328	1,711	211.5%
Foreign currency	2,875	148	3,023	6,799	55.5%
Total Investments	7,395	955	8,351	8,509	1.9%
Net Indebtedness	3,621	14,762	11,141	(7,337)	51.9%
Foreign Exchange Exposure	–	–	184	(40)	361.5%

Total Gross Indebtedness in the amount of ,492 million, as shown above, corresponds to the total financial indebtedness, added to other financial liabilities, in the amount of R$ 530 million, according to Explanatory Note 23 of the DFP of 12.31.2016

Evolution of Net Debt /EBITDA



Net debt
Net Debt / pro forma EBITDA
6,230
5,951
6,949
7,337
10,146
11,041
11,459
11,141
1.26
1.12
1.24
1.28
1.69
1.99
2.36
3.25
1T15
1T16
3T15
4T15
1T16
2T16
3T16
4T16

Quarterly Net Debt Variation

R$ MM



Operating Cash = ,314
11,459
737
562
551
550
11,261
118
2
11,141
Net debt Sep/16
Cash EBITDA
Working Capital + Other Variations
CAPEX
Financial Results and VCs
Net debt Dec/16*
M&A
Share Repurchase + Dividends
Net debt Dec/16
*Ex. M&A & Share Repurchase

Variation of Accumulated Net Debt 2016

R$MM



Net Debt / EBITDA LTM
Operating Cash = ,016
1.28x
7,337
3,705
296
2,595
1,013
2.02
6,943
2,538
1,660
3.25x
11,141
Net debt Dec/15
Cash EBITDA
Working Capital + Other Variations
CAPEX
Financial Results and VCs
Net debt Dec/16*
M&A
Share Repurchase + Dividends
Net debt Dec/16
*Ex. M&A & Share Repurchase

Slaughter and Production

PRODUCTION	2015	2016	VARIATION 2016/2015
Poultry slaughter (million head)	1,724	1,715	(0.5%)
Pig slaughter (thousand head)	9,367	9,465	1.0%
Cattle slaughter (thousand head)	144	149	3.7%
Production	4,392	4,252	(3.2%)
Meat	3,898	3,797	(2.6%)
Other processed products	494	455	(8.0%)
Feed and concentrates (thousand tons)	10,437	10,506	0.7%

BRF S.A. – CONSOLIDATED		
Balance sheet - R$ million	**12.31.16**	**12.31.15**
ASSETS (CURRENT)		
Cash and cash equivalents	6,357	5,363
Financial investments	622	735
Accounts receivable	3,085	3,876
Recoverable taxes	1,235	1,232
Receivable dividends and interest on equity	7	22
Securities receivable	149	304
Inventory	4,792	4,033
Biological assets	1,645	1,330
Other financial assets	198	129
Other rights	422	369
Prepaid expenses	137	409
Restricted cash	218	1,346
Non-current assets held for disposal and discontinued operations	26	32
Total current assets	**18,894**	**19,180**
ASSETS (NON-CURRENT)		
Long-term assets	**5.574**	**5.095**
Financial investments	528	456
Accounts receivable from clients	11	4
Deposits in court	733	732
Biological assets	917	761
Securities receivable	187	231
Recoverable taxes	1.519	969
Deferred taxes	1.103	1.256
Restricted cash	428	480
Other rights	150	207
Permanent assets	**18.477**	**16.113**

Investments	59	186
Fixed assets	11,746	10.916
Intangible assets	6,673	5.011
Total non-current assets	**24,051**	**21.208**
Total assets	**42,945**	**40.388**
LIABILITIES AND NET EQUITY (CURRENT)		
Loans and financing	3,245	2,628
Suppliers	5,840	4,745
Reverse factoring	1,336	1,175
Salaries and payroll charges	611	478
Tax liabilities	320	353
Dividends/interest on equity	2	518
Administration and employee shares	5	296
Other financial liabilities	530	667
Provisions	276	231
Employee benefit plan	77	67
Other liabilities	400	462
Liabilities related to non-current assets held for disposal and discontinued operations	-	0
Total current assets	**12,640**	**11,621**
LIABILITIES AND NET EQUITY (NON-CURRENT)		
Loans and financing	15,717	12,551
Suppliers	159	155
Social and tax obligations	13	26
Provision for tax, civil, and labor risks	1,108	974
Deferred taxes	156	188
Employee benefit plan	253	232
Other liabilities	638	804
Total non-current assets	**18,085**	**14,931**
Total liabilities	**30,726**	**26,552**
NET EQUITY		
Paid-in capital	12.460	12,460
Capital reserves	41	7
Revenue reserves	1.351	6,077
Other comprehensive results	(1.290)	(1,080)
Retained earnings	0	0
Interest on own capital	-	-
Transfer reserves and tax incentives	-	-
Treasury shares	(722)	(3,948)
Non-controlling interest	379	319
Total net equity	**12.219**	**13,836**
Total liabilities and net equity	**42.495**	**40,388**


SALAME TIPO
italiano

BRAND, INNOVATION, AND KNOWLEDGE

In this section

> BRF House of Brands
Strategies by brand
Featured new launches
> Innovation in Processes
(manufacturing footprint)

Managing intellectual capital encompasses investments in innovation, a customized look at the markets, and the search for efficiency in manufacturing processes

Intellectual Capital

Intellectual capital is an essential requirement for the success of our strategy. As we seek to position ourselves as a world leader in the food industry, wining over consumers with a set of strong brands and a high-capacity value chain, we recognize that a culture of innovation permeate the Company's activities.

In recent years, our approach to innovation has focused on aspects such as launching and renewing products in key categories, customizing our portfolio for the over 150 countries we serve in global regions, and generating and sharing knowledge of production and agricultural processes.

According to the McKinsey consulting firm, only 35% of the food industry's innovation comes from leaders in product categories; at BRF, our challenge is to contribute to increasing this percentage, making the Company a driver of positive transformation to the sector. With the global expansion of the business, we have been investing in launches not only in the Brazilian market, but also in the most diverse regions in which we operate, and that show potential for growth.

In 2016 alone, there were more than 440 innovations and product renewals, representing a consolidated renewal rate of 17.9%. The year's cycle was important because it secured our entry into new segments, such as on-the-go categories, with the launch of Salamitos and ready-to-eat meals, in partnership with chef Jamie Oliver. In Brazil, there were 25 launches, with another 75 in the pipeline of innovations for the year 2017.

Year after year, we have continued to allocate resources for research and development in agricultural products and studies. With this, the idea is to accelerate and guide consumption trends, improve our market share in strategic categories, and strengthen the presence of our brands. Agricultural studies are also responsible for improving the genetics of our assets (animals), improving feed conversion (ratio of weight gain to animal feed) and generating important gains in aspects such as animal welfare.

MARKET SHARE BY CATEGORY


In Brazil
%
58.8
36.4
59.4
62.7
Ready-to-eat meals
Sausages
Cold cuts
Margarine


OneFoods (Gulf Region)
%
57
43
19
46
Chicken cuts
Griller
Hamburgers / Breaded foods
Chicken sausages

IN NUMBERS

Check out our key assets, practices, and results regarding innovation

5 innovation centers



United Arab Emirates
Abu Dhabi



Brazil
Jundiaí (SP)



Thailand



Argentina
Buenos Aires



Holland
Oosterwolde

Investment in innovation

In R$ million



177
227.2
202.2
2014
2015
2016

BRF House of Brands

Global model seeks to build brands with value propositions linked to markets and consumers

Innovation is one of the six pillars of our arch of priorities - the set of capabilities required to implement BRF's strategy (*read more in* Our Strategy). Our business stance is intended to be centered on end consumers from several fronts - such as customizing the portfolio, the origin of ingredients, strengthening our brands, and raising the level of service.

As part of this vision, we seek to consolidate BRF as a house of brands capable of growing in the key categories based on strengthening the Company's established brands. This was very important advancement in the way the company perceives its opportunities and challenges. Today, we understand that BRF, as a corporate brand, should be a platform capable of providing established products and portfolios according to the needs, profile, and culture of consumers in each region, with each brand finding its proper position.

In 2016, we furthered our understanding of which attributes should be applied and perceived as advantages for our main brands in Brazil: Sadia and Perdigão Innovations for each of them (see more on pages 81, 82, and 83) show that aspects such as quality, healthiness, and adequate prices may be worked on in order to build ties with consumers in Brazil.

This work is crucial, considering the gradual return of the Perdigão lines to the market beginning in 2015, in categories where Sadia is also present. In 2016, through launches such as the Jamie Oliver line and advertising campaigns for the two brands, we advanced our definition of key attributes:

Sadia with a closer look on the chain, transparency and ever healthier products. Perdigão, on the other hand, highlights the pleasure of eating and the importance of family gatherings.

In other markets, we continued to invest in positioning Sadia as a strong global brand, by entering into high potential markets - such as China, Southeast Asia, and the Middle East. In the latter, our focus is on Islamic markets (*read more in* Our Strategy).

Another highlight of 2016 was structuring our first communication action completely focused on the BRF (corporate) brand. In order to translate our way of doing business, we emphasize four pillars: culture (VIVA BRF), innovation (Food Lovers), brands, and globalization (Glocal). In order for everyone to learn about the company's size and values, we developed the campaign in five languages, including a video featuring Abílio Diniz, chairman of the Board of Directors, explaining the essence of the organization and its goal of feeding the world.

ONEFOODS: WITH AN EYE ON THE FUTURE

Among BRF's three major projects for the future, we include the structuring of OneFoods. With consolidated presence in Islamic markets in the Middle East, Asia, and Africa, today, Sadia is one of the most renowned brands in the Halal segment – that includes a standard for animal slaughter and a production process that meets Islam's religious requirements. With our Abu Dhabi and Malaysian plants, and established standards at export production units in Thailand and Brazil, we produce meat and processed foods based on those requirements, and today we serve several markets with the Sadia and Perdix brands (*read more in* Our Strategy).

STRATEGIES BY BRAND

BRF has leading brands capable of offering consumers products for different stages of the everyday routine. Learn about highlights in the Brazilian market.

HEALTH, TASTE AND CONVENIENCE

Sadia is the brand that embraces modernity. Faced with consumers eager for information about the origin, nature of production processes, and nutritional aspects, we invest in this brand as a platform for presenting our relations with the production chain and our investment in innovation, to bring increasingly healthier and more convenient products.

IN PRACTICE:

40+ products

with 30% reduced sodium
Several Sadia products in the ready-to-eat meals, hams, sausages, seasoned chicken, cooked sausage, and fresh sausage categories were re-launched in 2016 with 30% reduced sodium

LEARN ABOUT
all products with reduced sodium at
www.sadia.com.br/menossodio/pt-br

CAMPAIGN

Healthiness was addressed in Sadia's institutional campaign, aired on public television and on the web in 2016.

CHECK OUT THE VIDEO AT
www.youtube.com/watch?v=_PkBEEv2fJo


Sadia
Lombo fácil
ALHO, CEBOLA E ERV
Novo!

DEMOCRATIC BRAND

Serving Brazilian consumers for over 80 years, Perdigão offers a portfolio including cold cuts, ready-to-eat meals, and several processed foods. Our goal is to reinforce the brand's potential with products that can be the center of the meals and gatherings of thousands of Brazilians, without giving up BRF's high quality.

IN PRACTICE:

Perdigão products are increasingly being associated with mealtimes focused on the family. The cycle of innovations has improved high-yield products, capable of serving the average Brazilian family (around 4 people). This is the case of ready-to-eat meals (*Feijoada* and Parmigiana) and the line of chicken cuts, Assa Fácil.


Lombo
PERDIGÃO
PERDIGÃO

250,000 units of Chester donated, meaning we reached nearly 2,000,000 Brazilians

CHESTER ON THE TABLE

In 2016, the brand carried out a special campaign through Chester Perdigão, donating a unit of the product to a family in need for every purchase made in Brazilian retail. With the motto "In your heart, there's always room for one more," the action was carried out in partnership with the SESC Mesa Brasil Program.

BRAND RETURN

As determined by the Administrative Council for Economic Defense (CADE), at the time of the merger between Sadia and Perdigão, some of the products and categories of the latter were removed from the market for periods of three to five years. Among them were lasagna, pizzas, kibbeh, hams, sausages, processed hams, and salami.

In 2015, we began returning the products to the shelves; as a result, Perdigão gains access to over 80% of the market for processed foods, including established categories such as smoked sausages and cuts of pork (ham, seasoned pork, loin, and premium pork).

In 2016, the line of salamis returned to the retail market. In order to reinforce the brand's presence and accessibility, salamis were offered in the traditional size of approximately 700 grams, as well as a smaller version, of nearly 300 grams, with a more competitive price.

The next step is, in 2017, to bring back the lines of ready-to-eat meals, such as lasagna.

TO LEARN MORE
about the brand, visit
www.perdigao.com.br

TASTE AND ENERGY

Qualy is the brand of a well-lived life, which proposes to provide flavor and quality of life to 7 out of 10 Brazilian homes.
Winner of Top of Mind 11 times, the brand seeks to be in line with the new routine of its consumers. That's why the brand recently launched the Qualy Q mix, a combination of B vitamins, Selenium and Omega 3, essential nutrients for the proper functioning of the body. Also in this line, another innovation in the year was Qualy Multigrãos, a unique product on the market that combines the flavor of Qualy with the benefit of six whole grains.

Qualy Multigrãos


Qualy
MULTI-GRÃOS
Qualy
MULTIGRÃOS
6
Chegou
Qualy

IN PRACTICE:

2 launches

in 2016, reinforcing functional and nutritional aspects:

Qualy QMIX


Qmix
Qualy

Featured Launches

One of the launches for the year, the partnership with Jamie Oliver encouraged a close look at the trends in food consumption

JAMIE OLIVER LINE

Sadia's bet in the healthy and convenient food segment, the partnership with renowned British chef Jamie Oliver involved million in investments and brings to consumers ready-to-cook dishes made with select ingredients, meat based on certified animal welfare requirements, encouraging the cooking habit; the food is ready-to-eat, but demands from consumers actions such as cooking without the use of the microwave, sealing the meat, and finishing the dish in a conventional oven. In addition, the packaging offers Jamie's recipe suggestions for side dishes.

At the Company, we seek to communicate the idea that the habit of eating well goes beyond cooking; it also involves thoroughly understanding the source of each ingredient and being aware of what is consumed. Therefore, the partnership with Jamie Oliver establishes the premise of a transformation from the field to the table, encompassing care throughout the production chain, from animal welfare (*read more in* the section under the same name) to the selection of ingredient suppliers.

The project with Oliver contemplates a food education program for schools, which disseminates healthier nutritional habits through training educators. Entitled "Saber Alimenta," the program - formatted in partnership with the Jamie Oliver Food Foundation (JOFF) - is based on the "Kitchen Garden Project," already implemented by the British in schools in the United Kingdom. The pilot was implemented in 21 schools in 2016 and is expected to reach more than 100,000 children over the next three years.


Jamie
Oliver

READY TO COOK

Jamie Oliver Line: with this innovation, BRF has entered a new high-potential segment

LEARN
details about the partnership with Jamie Oliver: www.sadia.com.br/jamieoliver

DISHES FROM THE NEW LINE

Crispy chicken fillet with rustic tomato sauce, spinach, and ricotta cheese





Crunchy fillet with parmesan, parsley, and garlic mix

Chicken fillet with lime zest, rosemary, and black pepper





Chicken in Mediterranean sauce, with biquinho pepper, chunks of red onion, and spices

Qualy, the country's most valuable brand, chosen Top of Mind 11 times consecutively in the margarine segment, had two launches in the year:

QUALY QMIX
The differentiator of the QMIX variety is the addition of nutrients such as Omega 3 and Selenium in its formula.

QUALY MULTIGRÃOS (MULTIGRAIN)
This line focuses on healthiness, and relies on the combination of flavor and the benefits of six whole grains - linseed, oats, chia, quinoa, and sunflower and sesame seeds - that act as a source of fiber and protein.

PERDIX "SHELF STABLE" SOLUTIONS
Complete line of products with high resistance and extended shelf life, especially for the African market. Products include wieners and other products, in various sizes and configurations. A line of chicken and pork wieners was also launched in cans of 310, 400, and 420 grams, with different flavored sauces.

FOOD SERVICE
BRF has been investing in innovations in the food service, aiming to grow in regions such as the European bloc. There are also specific innovation projects for wholesale, and for serving large accounts from food networks. Among the main launches are:
- Strips of dark boneless chicken meat;
- Medallion of dark boneless chicken meat;
- Ground chicken meat (January 2017);
- Turkey medallion (January 2017).

SALAMITOS
Sadia's first bet for the on-the-go segment, in the snack category, this product was launched between the end of 2015 and early 2016, and offers salami in small portions for consumption in informal situations.

Salamitos was an innovation that was well accepted in the Brazilian market.


CHEGOU!
POCKET
Sadia
Salamitos
100% salame para petiscar!
36 G
SALAME

SALAMITOS 10X MORE PRODUCTION

At the plant in Marau, RS, at our processed pork unit, Salamitos snack production grew tenfold, given the product's huge success. In celebration of a year of innovation, in November 2016 we launched two new flavors: pepperoni and lime. The Salamitos production line today mobilizes about 100 people. In addition, we celebrated the one-year mark with no lost-time accidents at this unit.

FAMILY SIZE ASSA FÁCIL

Investing in products in larger servings, Perdigão joined the Assa Fácil category with family-sized packages for three choices of chicken cuts: thighs, drumsticks, and wings, all seasoned with garlic, onion, and herbs. The cuts go straight from the freezer to the oven, without the need to thaw or season.

PERDIGÃO *FEIJOADA* AND CHICKEN PARMIGIANA

New in Perdigão's line of ready-to-eat frozen dishes, the family-size options include Feijoada and Parmigiana Chicken varieties. Both serve four servings of 200 grams each, with a cost-benefit advantage. Quick-cooking - only 14 minutes in the microwave - these novelties may be prepared in a conventional or electric oven.

ZINGER

This line of breaded products produced in our newly acquired Thai plants aims to strengthen our commercial presence in segments with high growth potential in the Asian, Middle Eastern, and African markets.

Family-size lines are part of Perdigão's market position.


TAMANHO
FAMÍLIA
serve 5 pessoas
PERDIGÃO
Assa Fácil
Direto do freezer para o forno!
Coxas
1,2 kg


جديد
new
ساديا
Sadia
زينغس
ZINGs
شرائح دجاج
Chicken Strips
Hot & Spicy
Extra Crispy

The Zinger line has reinforced the presence of the Sadia brand in Asia, the Middle East, and Africa.

Innovation in Processes
(manufacturing footprint)

A look at the need to gain profitability through efficiency

Since 2014, we have developed a multi-area project that seeks to increase productivity and speed of execution, maintain operational presence, and eliminate idleness in BRF assets through innovations in processes. Entitled manufacturing footprint, the task force mobilizes teams from different regions and studies ways to rationalize the company's sales, distribution, and production by identifying key manufacturing units and lines with greater opportunity, and also examining idleness, correcting problems that may impact operating costs.

In 2016, we continued the initiative, with substantial advances in industrial automation. Approximately million were invested in this area, focusing on units in Brazil and Argentina. We expect to gain 15% to 16% productivity in a year. Consequently, there was a reduction of direct jobs in some production lines (*read more in* People). We expect to gain 15% to 16% productivity in a year.

Due to the challenging market scenario, we also revised our operating structure, suspending some product lines that have lost competitiveness or are experiencing an excess supply scenario in Brazil and abroad. This is the case of the Uberlândia, MG, unit, where we temporarily interrupted the turkey operation in 2016.

The initiatives cover not only the industrial operation, but also logistics processes. Among the major investments in 2016 we have the completion of the optimization of the Toledo plant in Paraná; expansion of the distribution center in Vitória do Santo Antão, in Pernambuco; and optimization and expansion of the Rio Cuarto (Argentina), Lucas do Rio Verde (MT), and Toledo plants.

+ INNOVATION IN PACKAGING

With a dedicated R&D team in packaging, directly interacting with product R&D teams, we focus on optimizing the use of raw material while offering food safety and meeting marketing and sales expectations.

The projects developed mobilize BRF, as well as the producers of the raw materials used by our suppliers and manufacturers, manufacturers of packaging machines, and BRF's human capital.

We maintain weekly discussions with all markets in which the company operates, focusing on the macro-regions of Brazil, Latin America, Europe, Asia, the Middle East/North Africa and Sub-Saharan Africa. The idea is that these markets (besides Brazil) and their production bases gain more independence to build products and packaging, in line with the Company's strategy.

Among the actions toward making packaging that provides convenience and generates environmental gains, we highlight a project that adapts the packages of breaded products and ready-to eat-meals, based on a market demand that we mapped: greater optimization of freezer space, and the possibility of partially consuming the products without compromising the characteristics and without wasting food by end consumers.

We replaced the cartonboard sleeve packaging containing a second packaging inside to accommodate the products with a single flexible package, with easy transverse opening and high quality printing.

Packaging consumption was optimized, going from 146 grams of packaging per kilogram of product to 83 grams of packaging per kilogram of product. The project has been under implementation since August 2016, with completion scheduled for May 2017.

EVOLUTION OF THE MANUFACTURING FOOTPRINT

★ IMPROVEMENT | ▶ AMOUNT INVESTED

1. TOLEDO (PR):

★ Increase in chicken slaughtering capacity, including automation of the chicken-cutting process to increase efficiency and modernization in slaughter, aiming for greater competitiveness and more exports (Asia - Japan)

▶ million

★ Project to increase pig slaughtering, developed from 2014 to 2017, in order to increase capacity to 7,500 pigs/day, investing in operations and integrated producers

▶ million

2. SAN JORGE (ARGENTINA):

★ Expansion and modernization of the hamburger plant. Completed in 2016

▶ million

3. UBERLÂNDIA (MG) AND CARAMBEÍ (PR):

★ Investments to serve the Middle Eastern market via plant production. Completion in 2017

▶ million

4. UBERLÂNDIA (MG):

★ Project to increase sausage production, developed between 2016 and 2017

▶ million

5. BURITI ALEGRE (GO) AND CHAPECÓ (SC):

★ Improved operation and animal welfare associated with the Garden project, focused on developing the Jamie Oliver ready-to-cook line (chicken and turkey cut lines)

▶ million

6. CAMPOS NOVOS (SC)

★ Expansion of pig production to serve Asia (China)

▶ million


5
3 e 4
1
3
5
6
2



Aware of our responsibility as an industry, with impacts on the health and life of our consumers, we work to maintain accurate communication and develop innovations that benefit those who purchase our products.

In this section

Impact mitigation
Dialogue with consumers
Clients: more proximity to the market
> Improving Nutrition

QUALITY MANAGEMENT

Intellectual Capital, and Social and Relationship Capital

BRF's future growth is closely connected to our clients and consumers. That is why we have strengthened our focus on the market and combined it with the industrial nature, which marks our history, in order to position the Company as a leader in the food industry, in terms of market share and reputation.

Quality is a management requirement that guarantees the satisfaction and safety of end consumers and clients as well as the Company's positive image, opens new markets, and maintains our exports. Actions in factories, logistics centers, points of sale, and at the beginning of the chain - in suppliers and our research and development processes - are among our priorities.

In recent years, we have intensified efforts to not only ensure perceived quality and consumer safety and health, but also to prevent variations in quality and problems regarding compliance in the over 150 markets where we operate.

We evaluate consumer health impacts as a work premise, from conceiving a product to its production, transportation and consumption. The Food Quality and Safety Policy, the standards of the BRF Quality System, and the Hazard Analysis and Critical Control Point Program (HACCP) are our main benchmarks. Through them, we define standard procedures, measures, criteria, and controls that cover 100% of BRF products, mitigating sanitary and regulatory risks. **G4-PR1**

We also follow BRC, IFS, GlobalGAP, AloFree, GenesisGap, and ISO 17025:2005 certification standards, and are externally audited by several markets and clients, in addition to the Ministry of Agriculture and Supply (MAPA - Brazil), the National Surveillance Agency (ANVISA - Brazil), the Ministry of Agriculture and Cooperatives/ Department of Livestock Development (DLD - Thailand), and the Servicio Nacional de Sanidad Y Calidad Agroalimentaria (Senasa - Argentina), among other government agencies in the countries where we operate. **G4-PR1**

The search for evolution is constant. In 2016, in order to improve the quality standards of our products, we established iconic products (strategic for the Company), to evaluate the quality of the product in the perceived characteristics and conditions reaching consumers (sensorial and packaging), that is, when they are purchased directly from points of sale throughout Brazil. Within this program, multidisciplinary groups were established, led by the managers of the production units, with the participation of other areas, such as Quality, Research and Development, and Marketing. In this diagnosis, the critical points for improving the robustness of the products were identified.

Today, we monitor 100% of our products in the criteria mentioned through BRF policies and standards. In the case of iconic products, we evaluate the sensory characteristics perceived by the consumers of the products

12 products

from our Brazilian portfolio are the current focus of our icon program, based on multiple quality criteria

94%

was our compliance rate in audits from clients and official bodies in Brazil and abroad

100% QUALITY MOVEMENT

With the challenge of increasing quality attributes throughout its production chain, the Campos Novos, SC, unit started the 100% Quality Movement, integrated with our strategic planning for 2018. The project was developed by seven teams from different areas (palletizing, sanitation, maintenance, cutting rooms, and slaughter), with the support of staff from the Quality and People departments. Several activities, such as exposing cases of non-compliance, workshops, musical events, a week dedicated to eliminating foreign bodies, and integrated actions as part of the Food Lovers workshops (*read more* in People), were promoted. Scored are recorded for the seven teams in a competition based on production quality criteria.

that are collected at points of sale, after passing through the cold chain, with a longer shelf life (other than those evaluated when leaving the plant). With this, our challenge is to address the perception of food safety, for example, assessing service during shelf life and the proposed expiration date, keeping the consumption of our products safe throughout their shelf life and preventing impacts on the health of consumers.

This work was continued in 2016, and included 12 products from our portfolio in Brazil, and covered multiple aspects of the operation - from governance, with greater autonomy in decision-making about impacts on product quality, through investments in technologies such as x-ray, for example, in order to remove possible foreign bodies, to our clients' points of sale.

As a result of our actions, we raised the average program participation from 74% in 2015 to 83% in 2016. In practice, we aim to guarantee consumers the quality they seek, reduce the number of complaints, and always provide products with the same characteristics in the various regions of the planet.

IMPACT MITIGATION

From packaging to animal protein, including the transport and consumption phases, the life cycle of our products has some specific impacts on economic, social, and environmental aspects, which we continuously seek to manage. At the research and development phase, for example, supplier approval and safety standards are critical aspects for attaining quality. In the certification phase, we emphasize knowledge transfer and best practices with third parties. In production, meeting hygiene and safety standards is crucial. In marketing and promotion, the most relevant issue is the use of products and communicating how to conserve, prepare, and consume them, avoiding errors or questions on the part of consumers. Storage and distribution are key to traceability and managing the cold chain.

Year after year, we work on revising our processes in order to mitigate these impacts and reduce the volume of consumer, client, and regulatory complaints. The external audits carried out by clients and official bodies in Brazil and other markets also contribute to our management. In 2016, we reached the target, with 94% compliance in audits by clients and official bodies in Brazil and foreign markets.

VIVA BIOSSEGURIDADE

Integrated into the VIVA BRF cultural movement (*Read more in People*), this program was developed in the Videira, Capinzal, and Campos Novos units, aiming to strengthen ties between BRF's technical field teams and the broiler breeder farms. The program included training, awards, and activities to allow producers to increase biosafety and quality in their processes.

DIALOGUE WITH CONSUMERS

Providing agile and objective information, customizing our products and services, and understanding the needs of each consumer profile have been among our efforts to strengthen BRF's reputation in recent years. Based on the Corporate Standard for Consumer and Client Service, we seek full compliance with the Consumer Defense Code and control risks to our reputation.

To strengthen ties and answer questions, we maintain a Customer Service Channel (SAC), available for the different brands all over the world. We have a team of dedicated BRF employees, trained to interact with consumers and clients, answering questions and collecting complaints and compliments. The level of satisfaction with the service provided by BRF in 2015 was 93%, and in 2016 it was 96%. For reports, we maintain the BRF Transparency Hotline (*read more in* Ethics and Transparency). **G4-PR5**

SAC in Brazil is based in Itajaí, SC, where the Shared Services Center (SSC) operates, has 42 employees and serves consumers in Brazil and other South American countries concerning all brands. When fielding a call, SAC forwards the demand to the area responsible. The deadline for resolving the problem and responding to the client is a maximum of five business days. Among the most recent priorities is the adoption of a more proactive role for SAC in the production units.

The BRF digital channels are another important tool for interaction. We have a specific website for the corporate brand (www.brf-global.com) as well as social networks - Twitter (@brf_brasil), LinkedIn (www.linkedin.com/company/brf), and YouTube (www.youtube.com/user/brfglobal). Brands such as Sadia, Perdigão, Qualy, Campo Austral, and Perdix, among others, also maintain their own accounts in social networks and websites; in addition to nutritional information and tips, there are recipes and information on the consumption of each product.

In order to encourage more conscious purchasing choices, we follow all relevant legislation on labeling and brand communication. We also train employees of the SSC and Quality departments

Interactions via SAC


48%
52%
2014
Positive
Negative


26%
2015
74%
Positive
Negative

to ensure that each consumer has access to accurate information about our portfolio, and we monitor legal changes and specific aspects of the other markets we reach.

Compliance with labeling standards and adaptation to regulatory changes are an important challenge for our risk management, avoiding sanctions and guaranteeing our corporate reputation. Currently, 100% of our products are in line with the labeling standards of the markets in which BRF is present. **G4-PR3**

In this respect, we emphasize the presence of some additional information on our labels, such as recycling and selective packaging collection seals in Brazil; notes about allergens, now mandatory in Brazil; and certifications required by specific markets, such as Halal (which certifies food production following Islamic standards). We have also reinforced, especially in Sadia brand products, the presence of information on healthiness and animal welfare aspects.

We follow some basic guidelines that apply to all countries in which we are present. However, some markets have specific obligations; this is the case of the phrase "Destination People Republic of China," mandatory on labels in the Chinese market; the packaging stamp on the carton, and the product label, and the acronym EAC in Russia; and the specific packaging stamp for the European community, among others.

Interactions via SAC


16%
2016
84%
Positive
Negative

STANDARD BRF LABELING G4-PR3

Mandatory packaging items for all markets

- List of ingredients: must be indicated on the label in decreasing order of quantity, the additives cited with function and name and/or INS number;
- Net contents: indicated on the main panel of the label;
- Identification of origin;
- Name or corporate name and address of the establishment;
- Name or corporate name and address of the importer, in the case of imported products of animal origin;
- Official Federal Inspection stamp;
- Category of the establishment, according to the official classification;
- Corporate Taxpayer Number (CNPJ);
- Product conservation;
- Commercial trademark of the product;
- Identification of the lot;
- Date of production;
- Expiration date;
- Product composition;
- Indication of registration;
- Instructions on the preparation and use of the product of edible animal origin or food, when necessary.

Engagement programs and improvements in service level bring BRF closer to its clients and contribute to the market strategy

CLIENTS: CLOSER TO THE MARKET

In addition to the end products, quality is a management requirement in all BRF processes and in our value chain. Therefore, maintaining service levels regarding client relations is another component of building trusting relationships between the Company and its stakeholders. The relationship with retailers and business partners in the market is also based on the Corporate Standard for Consumer and Client Service, prioritizing raising service levels, building long-term business relationships, and engaging different types of points of sale - from bakeries, the food service sector, and small- and medium-sized markets, to large retailers.

Our goal is to become one of the best food suppliers in the world. To this end, we must invest in technology, training, and intelligence to improve the service we provide. Therefore, we have created several commercial indicators linked to service, such as OTIF (On Time In Full), stockout, level of service, etc. These indicators are monitored weekly and are linked to targets and remuneration of our employees.

In 2016, we had positive highlights in Brazil, for example, under the influence of the regional division management model (*read more in* Our Strategy) - which allowed us to increase service levels and segment the commercial approach, improving our deliveries and sales in the market.

Our market approach is intended to bring BRF closer to retailers, understanding their different profiles and business models



In order to increase client profitability, contribute to their development, and clearly map out the "cost of service" - linked to our logistics and negotiation processes, with a direct influence on business competitiveness - three programs were developed in GM Brazil:

- ***Mais Mercado* Program:** aimed at small and medium regional grocery stores, the program was launched in April 2016 and operates as a loyalty program, with the accumulation of points and pricing policies linked to the commercial relationship. During the year, 11,000 commercial establishments were mobilized, 1,265 above the initial goal; of these, 31% achieved the set targets, with performance 11.6% better than the rest of the chain in terms of negotiation with the Company.

- ***Conecta BRF:*** since February 2016, this program has established a specific relationship for 100 regional retailers with a strategic volume of negotiations, including quarterly business meetings, business management lectures, and knowledge exchange actions. The idea is to build relationships of mutual gain, sharing our strategy with the chain.

- ***Top Padarias*:** aims to strengthen relations with business people in the bakery segment, covering quality aspects - such as training and qualification of employees who work with slicing cold cuts (hams, cheeses, salami, turkey breast, etc.). Our goal is to raise the level of service in this chain, improve the quality perceived by end consumers at points of sale, and enable partners to better handle BRF products, as well as inform consumers about the packaging and nutritional characteristics of each line. In 2016, we engaged more than 150 clients in this initiative.

Our focus is to invest in technology, training, and intelligence to improve the service we provide

Improving Nutrition

We work to improve the profile of our products, reducing certain ingredients and raising levels of fortification

Our sector operates with a series of challenges related to improving the nutritional profile of industrialized foods. In addition, aspects such as practicality, taste, affordability, and origin of ingredients have become increasingly important to consumers and the market, which requires companies like BRF to invest widely in innovation, including research centers and regional divisions, and the production chain as a whole.

For the future of BRF, innovation is fundamental to ensuring business renewal and meeting changing consumer needs. We gradually promote the development of healthier products, each year increasing the portfolio in this sector, and improving the status of already existing products.

Aware of the need to offer consumers a healthier product portfolio, we have invested in innovation processes and, at the sector level, agreements in the industry to reduce the fat, sodium, and sugar content in products.

In order to improve understanding of what the priorities should be, BRF revised the nutrition strategy for 2016 with a new vision for food, based on understanding the needs and challenges faced by its consumers. Different nutritional needs of the population, for example, have been mapped and translated into important advances on the healthiness pillar, with research and development efforts. In 2016, pillars for reduced sodium, fortification, access to protein, and the availability of "Garden" products - products closer to nature, with fewer preservatives - were worked on in order to bring novelties to market.

Through the Brazilian Association of Food Industries (ABIA),

125
tons of sodium

is the total amount withdrawn from 40 Sadia products in a twelve-month period, due to the brand's technological innovations. Sodium is an essential compound to preserving and maintaining the sensory and flavor attributes of the products. However, we are - like the whole industry - studying and applying new formulas with a reduced quantity of this ingredient, in order to improve the profile of our products.

% AS SHARE OF TOTAL REVENUE* - REDUCED SODIUM (BY CATEGORY) G4-FP6	
Hams	1.03%
Wieners	0.74%
Breaded	0.22%
Sausages	2.27%
Seasoned	0.52%
Cured and smoked	0.74%
Hamburgers	0.02%
Ready-to-eat meals	0.26%

**Considers scope of 100% of the Company's products.*

we have actively participated in discussions on healthiness in the food industry, in addition to contributing to agreements and public policies regarding the subject. Since 2008, we have been working to eliminate the use of trans fat in the formulation of our products through research, sensory and performance testing, and safety assessments across all product categories.

Also through ABIA, since 2013, we have been committed to reducing sodium levels in meat products (hams, wieners, sausages, hamburgers, breaded chicken, and bologna). Goals were established for 2016 and 2017, and the Company expects to update the goal in 2020.

Improving the nutrition of industrialized products was the focus of the modification and improvement of the nutritional composition of BRF products in 2016, reducing sodium and fats, and enriching broad-reach products such as wieners and breaded products with Vitamin A, Iron, and Zinc.

As part of the revision of the nutrition strategy, we the concept of "healthy products" and began focusing on adjusting nutritional value according to current consumption; our commitments to animal welfare were also highlighted as a key element to the quality of our products. Within this new strategy, we are revising the nutritional criteria of our commitments, in order to make it a robust, strong pillar during the next three years. In 2016, we made important changes in terms of sodium. In the Sadia brand, for example, we re-launched about 40 products in the ready-to-eat meals, wieners, hams, seasoned chicken, cooked sausage, and fresh sausage categories with 30% less sodium.

This project is associated with the brand's new positioning - "Sadia, healthier every day" -, which explores the attributes of the nutritional profile, animal welfare, and food education in communication with consumers. In order to achieve this sodium reduction without modifying the taste or preservation characteristics of the food, we developed an exclusive technology that guarantees the product's integrity, even with the lower amount of sodium in its formula.

% as share of total revenue with added vitamins and minerals (by category) G4-FP7 G4-FP7

Vitamin A, Iron, and Zinc added


%
0.43
1.07
4.67
4.37
Breaded
Sausages
Margarines
Wieners

*Considers scope of 100% of the Company's products.

More launches with reduced sodium are planned until the end of 2017. Sadia initiatives also include:

- Frozen after preparation (without preservatives);
- Products with whole meat (less processed or mixed);
- Trans fat free portfolio;
- Food Dye free products.


brf
brf
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PEOPLE

In this section

> Culture and Performance
Diversity & inclusion
Learning
Performance, career & talent
Benefits
> Health and Safety

With multicultural human capital committed to a purpose, we believe we are able to raise BRF to new levels of efficiency, transformation, and results

Human Capital

At BRF, we come from 92 nationalities, speak 29 languages, and prepare food in every corner of the world. We employ nearly 110,000 people responsible for conducting business in a way that is aligned with our values, practices, and purpose.

In our structure, we understand organizational culture as a living process that transcends the hierarchical structure at all levels, business units, and BRF networks - from plants and farms to corporate offices. In recent years, we have sought to transform multiculturalism and diverse experiences into strategic assets from which we may build a strong and integrated culture.

This transformation was initiated by the VIVA BRF movement, which since 2014 has combined actions, attributes, and values built by the Company's internal audience. The following year we held workshops also including partners – such as integrated producers - essential to maintaining our culture.

In 2016, we continued this trajectory, allowing BRF to assimilate the understanding of the internal audience of their role in the organization and society. By building a Food Vision (*read more in* Our Strategy), we perceive our role as an industry that feeds the world; in parallel, each employee becomes a food lover, taking ownership of this idea and connecting to this purpose - that is, a person who loves food, who becomes increasingly aware of food's importance to the development of BRF and the planet.

During the year, we promoted 15 workshops in Brazil, starting with an event called Food Lovers

OUR PROGRESS

2014: BEGINNING OF VIVA BRF

3,400

people involved in discussions about taxes and commitments

OUR ATTRIBUTES
- Owner's passion
- Appetite for more
- Eager for performance
- Right Away
- Doing together
- Inspired by consumers
- Healthy life

OUR LEADERS' COMMITMENTS
- Serving Leader
- Meritocratic Leader
- Humble Leader
- Challenging Leader
- Educating Leader
- Motivating Leader

IN 2015: PROGRESS

Strategy centered on disseminating culture and understanding human capital

- VIVA BRF Week, 12 events in one week, with 2,000 participants
- High performance leadership training
- Building an appreciation for learning
- Implementing a mantra:

"People at the center and the center at the edges"

89%

of employees claim to be committed

for about 150 people from areas such as Quality, Marketing, and Innovation, at the Jundiaí, SP, unit, to study ways to change and renew our business according to the Organizational restructuring. What initially served as a hub for innovation became a culture laboratory with several projects.

Aspects such as digital platforms, reverse innovation, quality at the point of sale, partnerships with startups, new business in the snack segment, and the innovation footprint were addressed. In the workshops focused on the development of snacks alone, there were twelve concepts developed, resulting in seven prototypes and dozens of initial tests with consumers, evaluating the Company's entry into new market segments.

Approximately 100 days after the kick-off, a second Food Lovers event was held, discussing the results of the workshops and aspects as diverse as the future of agriculture, food innovations, and the initial development of the Food Vision. We also started a project about dialogue with startups, through a network coordinated by the BRF team, in order to share experiences and develop innovative solutions for the business in our sector.

The vision of each employee as a food lover demonstrates the global importance of a company that makes food, involving employees in the development of solutions and products, care for the production environment, and the search for a healthy work environment conducive to development.

IN 2016: TIME TO CONSOLIDATE

Building a strong foundation in order to consolidate organizational culture

- Expand VIVA BRF in the value chain
- Networking and the BRF community
- Redefine the role of each employee

Significant results demonstrate the positive impact of the consolidation strategy of the organizational culture

- Consolidating the Purpose: Food Vision
- Food Lovers workshops
- Corporate positioning: employee as a food lover engaged in feeding the worldo mundo

OUTLOOK FOR 2017

Shifting from employee vision to entrepreneur vision

- Expand investments in digital communication
- Transform the layout and design of corporate offices, with new visual identity and environment that encourages expressing talents and potential

Culture and Performance

We seek to bring together and value different talents and skills at our business units

We rely on a wide network of knowledge, capable of innovating new products and technologies at different locations. Our strategy is to enable employees from all areas of BRF to work together, with a "glocal" growth agenda (global purpose, local perspective), providing greater ability to innovate products and business models.

Our organizational culture is experienced on a day-to-day basis and is disseminated through communication channels, campaigns, bulletins boards, and content broadcast on TV BRF - TV Foodlover - to all employees.

In 2016, one of the advances in this regard was the development of our "Feeding the World" campaign, which positions the BRF brand and puts it in tune with a goal that engages and encourages employees, strengthening the cultural connection (*read more in* Brand, Knowledge, and Innovation).

In recent years, our investments have been focused on innovation and human capital management. This process is carried out based on the attributes of VIVA BRF and the elements of our arch of priorities (see *Our Strategy*), valuing meritocracy, multiculturalism, innovation, high performance, and cultivating a more entrepreneurial vision in each professional.

In order to measure engagement and adherence to organizational culture, we conduct regular surveys. In 2016, a survey was carried out in a format to determine the trend, considering a universe of nearly 14,000 employees and 95% participation. The application criteria were in online format, with the ability to open individual results broken down by subgroups of employees, using passwords. The questionnaire was composed of open-ended and closed-ended questions, prepared based on

Cultural integration and diverse experiences and talents are the Company's competitive advantages.



Our remuneration and recognition model Is built so that BRF can attract the best talent available in the market

the attributes of the BRF culture and the company strategy.

We are one of the leading employers in the Brazilian food industry, and in our national and international operations, we prioritize the hiring of local professionals. In 2016, over 111,000 employees were part of the BRF workforce, including direct employees, contractors, trainees, and apprentices.

The business model and the organizational culture value and encourage the plurality of ideas. Gender, race, and religion do not influence the hiring of professionals, remuneration, or day-to-day relationship. Wages meet market standards, and are aligned with performance and the professional's time with the company.

We attract and select people by valuing their skills and diversity. The *Eu Recomendo* (I Recommend) program, for example, allows professionals to recommend new employees, demonstrating a relationship of trust and satisfaction with the working experience at BRF.

Due to macroeconomic situations and the highly competitive nature of our business, turnover is one of the focuses of management. In 2016, we managed to reduce the turnover rate from the previous year: the rate dropped from 16.18% to 12.94% for men, and from 11.59% to 8.07% for women (*see Attachment for details*). In practice, during the year hiring increased approximately 22%, and turnover dropped approximately 20%, compared with 2015.

A working group specifically formed to monitor aspects regarding employee retention and turnover analyzes the Company's indicators, evaluates rates, and proposes improvements in our main structure, the VP Supply.

DIVERSITY & INCLUSION

With BRF's current global expansion movement, we believe that capitalizing on and driving diversity fosters a network with competitive advantages that enhance BRF's purpose of becoming a global benchmark organization. Diversity, therefore, is something that is part of our daily life, our development, and our sustainability. Therefore, we value each person and respect their culture, religion, age, gender, sexual orientation, race, or disability. We monitor employee connection and the engagement with culture through regular surveys and, annually, through the High Performance Cycle.

Some fronts have been developed in order to value diversity within the Company. On the pillar of inclusion of people with disabilities, in 2016 BRF reached a total of 2,374 employees with some type of disability or undergoing rehabilitation, representing an increase of over 23% compared with 2014. In line with internal inclusion actions, BRF sponsored the Rio 2016 Paralympics/Olympic Games, demonstrating the Company´s dedication to the aspect. In addition, BRF promoted continuous actions toward raising awareness and communicating aspects focused on diversity, such as equal values campaigns.

We develop actions for training people, mapping job positions, following up on goals, creating

EMPLOYEES, BY JOB TYPE AND GENDER G4-10

	2014		2015		2016	
	Male	Female	Male	Female	Male	Female
Indefinite term	59,623	40,718	53,630	36,904	51,058	34,924
Definite term	218	159	346	154	211	156
Trainees and apprentices	813	863	791	725	770	802
Employees outside of Brazil	3,310	749	4,458	787	9,547	6,567
Total	63,964	42,489	59,225	38,570	61,586	42,449
Contractors[1]	8,502		7,938		7,833	
Total number of employees (own and contractors)	114.955		105.733		111.868	

[1]*For contractors, there is no breakdown by gender.*

Diversity actions include policies such as the inclusion of persons with disabilities in the operations

partnerships with institutions, determining a specific standard about People with Disabilities, inclusion of the aspect in communication materials, and coordination with entities and associations. In 2016, the Internal Communication area took actions to improve communication channels regarding adapting tools to assist people with visual impairment, thus guaranteeing equal access to information.

In November 2016, we began an internal study aimed toward promoting the expansion of BRF's vision on the culture of diversity and its connection to the business, leading to reflections on the level of maturity of the aspect in the Company and defining priority actions for 2017. The study involved a stage of document analysis - demographic data, strategic guidelines, management parameters (e.g. ISE/BOVESPA, Dow Jones Sustainability Index, among others) and five focus groups in Brazil, a focus group in Argentina, a focus group in Dubai, and internal interviews and surveys with employees at our units in Europe and Asia. Due to the complexity and scope of the subject, the aspects covered for this study were gender, generations, and multiculturalism.

Internal indicators show that 89.3% of workers with disabilities in 2016 filled operational positions. In commercial structures, the greatest challenge in expanding the PwD workforce is associated with mobility for promoter and supervisory positions.

In order to comply with a judicial agreement with the Ministry of Labor, in 2016, the percentage of professionals with disabilities in

We are attentive to the challenge of ensuring the presence of employees with different profiles at our business units.



the company's workforce reached 2.75%, which exceeded the target set at 2.5% by July 2016.

We also have actions in place contemplating the purpose of valuing young adults, such as internship programs, trainees, inclusion actions for young apprentices, Acceleration Program Brazil (PAB), and Summer Internship. In addition, we maintain leadership development activities, with programs such as Future Leaders and Supervisor Trainee, in addition to partnerships with public entities and educational institutions in the regions where we work to promote the employability and training of young adults for the job market.

LEARNING

Employee development is one of the main pillars for the growth and strengthening of BRF. Since 2015, VIVA Learning has strengthened the continuous learning of our professionals, with an initial focus on leadership development.

Leadership training was intensified in 2015, filling 52.20% of our available positions. In 2016, a total of 74% of leadership positions were filled by employees.

Training and qualification programs include the participation in conferences and learning programs focused on individual needs. Throughout 2016, we invested BRL 10,504,261 in employee qualification (BRL 2.6 million in legal and mandatory aspects), with emphasis on:

- ***Viva o tempero* BRF**: this integration action positions employees as protagonists of their careers and business results, introducing the professionals to our business model, our people, our culture, and our products. We provide a digital platform with important information about the Company, immersing employees in this aspect.

- **Integration of leaders**: new leaders, promoted or hired, immerse in the BRF Network, when they are introduced to the Company's strategic visions, main projects, and goals. The goal is to accelerate connections with people and processes, providing professional integration and faster achievement of results.

- **Facilitators Program**: trains new leaders as facilitators, valuing and recognizing the role of the leader as a great learning motivator.

- **I am a BRF leader program**: developed throughout the Company, trains our leaders in our leadership style. The content of the course is developed internally, and has a methodology aligned with the management and strategy of BRF taught by multipliers, who are responsible for conducting the workshops. In 2016, a total of 83 classes were held, reaching 1,444 leaders,

Training ranges from onboarding of new employees to qualifying leaders.



with the support of 56 facilitators.

- **Qualification and Development Programs (external)**: develop, qualify, and expand the technical and behavioral skills of employees. In 2016, there were 7,338 people qualified in Legal and Compulsory training.

- **Training programs (internal)**: internal training, and training in the workplace (TLT). In 2016, a total of 347,604 training sessions were carried out, with emphasis on Training in the Workplace (TLT), with 133,322 training sessions.

- **Sales Academy**: in 2016, there were 95 training sessions in Saudi Arabia, the United Arab Emirates, Kuwait, Oman, and Qatar. Training was geared toward the entire sales team, including managers, supervisors, salespeople, and merchandisers. The competencies addressed were standardizing sales processes, merchandising, and product portfolio.

All of our hierarchical levels are covered by training and qualification programs, with some collective actions and others that are more specific

BRF also supports its employees in qualification programs and educational incentive actions.



PERFORMANCE, CAREER, AND TALENT

BRF began a transformation and reorientation journey that translates into actions toward improving the connection with each of its employees. In line with this movement, the High Performance Cycle has a new model that seeks to go beyond defining remuneration, and is geared toward developing individuals in bases such as learning and defining collective goals, in addition to individual delivery.

The new performance evaluation metrics, restructured in 2015, include constant feedback from managers and actions that promote a more open and transparent dialogue, making it possible to build a personal development plan aligned with BRF values and expectations.

This new model includes some changes in the design of the self-assessment flow, and feedback from main managers and peers that can contribute to development, within the 360° model. In 2017, career and succession meetings will be held for executives, and all rewards processes will continue as they were in 2015.

The current cycle includes eligibility for an average of 4,500 employees for positions from the levels of senior analyst to vice president, with criteria for admission and promotion up to the cut-off date of 9/30/2016.

By applying 9box methodology, we map and recognize employees with differentiated performance, reinforcing the culture of meritocracy.

Another front on which we have worked to evolve concerns the satisfaction and well-being of each employee within the Company, focusing on a climate that allows the full development of the individual. Through an internal study tool, we have identified that our operational team better evaluates the "healthy life" aspect within BRF, since this is one of the Company's attributes. At the administrative level, we identified a small reduction in the perception of this same aspect. Improvement was perceived within the units; however, at the administrative level, there was no strong perception of improvement.

The sales team is experiencing greater challenges in this segment due to the year's complexity, with more pressure to show results in the Company, as well as constant shifting of employees. We are aware of the challenges

The high performance cycle proposes a 360-degree evaluation, analyzing our employees' adherence to the organizational culture

We reviewed our performance assessment metrics and have goals toward improving this process in the coming years.



100%

of senior professional leaders participated in the High Performance Cycle in 2016

associated with this issue, and will work, during the coming years, to demonstrate in practical terms the importance of the quality of life of our people in BRF's daily routine, beginning with leadership, with actions ranging from redesigning our corporate office to managing workdays and recognizing deliveries and the results of the employee and his or her team.

As an example of concrete actions that have already been implemented, we emphasize the goals for results - which include individual and team items - and initiatives focused on a healthy life, such as gyms, Pilates classes, support groups for weight loss, nutritional care, home office for corporate operation, etc.

We also seek to reinforce our understanding of talent at BRF, considering its transformation capacity working in network and the learning curve within the Company. As a result, in 2017 our recruitment process focuses on hiring new talent, while the process of retaining and maintaining people focuses on the evolution of the employee within the Company.

In 2016, we restructured nine talent programs around an integrated action, with a focus on mapping leaders. In the future, this will result in structuring the School of Leaders, focusing on the understanding of the business and how it unfolds for each respective team and area of operation.

BENEFITS **G4-LA2**

All employees are included in the company's time-based appreciation and recognition programs, and receive the following benefits:

- Transportation vouchers;
- Food allowance or basket of food staples;
- Meal allowance or internal restaurant service;
- Health insurance;
- Dental plan;
- Outpatient care;
- Supplementary private pensions;
- School aid;
- Life insurance;
- Daycare assistance;
- BRF market (company's product store);
- Employee association;
- Maternity/paternity leave;
- Gifts on commemorative dates and gifts for children up to 10 years of age.

Only the stock acquisition plan is restricted and optional at the executive level; some benefits, such as the daily meal, do not apply to all part-time workers.

Salary and labor negotiations take place every 12 months (according to the reference date), carried out at regular meetings, during the term of the agreement or collective agreement. The lowest salary practiced in 2016 was 12% higher than the national minimum wage.

In Brazil, 100% of employees are covered by agreements and represented by the workers' union (72 unions, 70 agreements, and six collective bargaining agreements). Abroad, we follow the labor law of each of the countries and, when there is an entity representing the workers, collective bargaining agreements are 100% observed. Except for Argentina, where 79% of the employees are unionized and 21% have contracts governed directly by the laws of the country. **G4-11**



Portfolio of benefits and recognition policies are designed to attract and retain talent.

Health and Safety

Well-being and protecting employee integrity are among the Company's overall priorities

Since 2006, our Health, Safety, and Environment Program (HSE) has developed and implemented actions that enable safe behavior and respect for life in our operations.

Some of our employees are exposed to the risks inherent to production and agricultural operations, BRF's areas of greater occupational risk. For this reason, we carry out monitoring and continuous risk analysis, intensifying operational and administrative controls to eliminate or minimize such factors.

Mapping covers working conditions, present risks, monitors employees' health, and analyzes indicators for accidents, absenteeism, complaints, and occupational illness, among others.

Programs such as Medical Control of Occupational Health, Respiratory Protection, Auditory Conservation, and Environmental Risk Prevention are adopted to guarantee the well-being of our people. **G4-LA7**

Our permanent challenge is to ensure the integrity and well-being of employees and communities, in a consolidated process in Brazil, implemented in 2015 in the plants of Abu Dhabi (United Arab Emirates) and Argentina. In Thailand, where we incorporated five industrial units during the year, we are implementing gradual improvements in the operating model, with the challenge of consolidating our HSE practices in the region.

In 2016, some of our plants closed the period without serious accidents. The margarine plant in Vitória do Santo Antão, PE, the production plant in Tatuí, SP, and the poultry unit in Mineiros, GO did not record any occurrences with lost time during the year.

Health and safety management prioritizes eliminating accidents, work-related illness, and fatalities. The overall lost-time injury frequency rate was 1.72; the non-lost time injury frequency rate remained at 20.15 in 2016.

In 2016, some accident assessment criteria were adjusted, taking into account the specificities and legal requirements of the places where the company operates.

Other health and safety related impacts include medical expenses, indemnities, claims ad-

We seek to minimize the occurrence of work accidents in all operations - from offices and plants to logistics.



ministration fees, indirect costs from equipment expenses and damaged goods, loss of production and quality, process interruptions, loss of revenue, labor replacement, litigation, damage to client relations and public image, and, above all, the actual loss of life and/or damage to the health of an employee.

BRF ensures occupational health and safety as a value and its guidelines are established and disseminated through the HSE Management System, which was revised in 2016 and is based on the Method; Behavior/Culture; and Facilities pillars. Key practices include formal leadership commitment, clearly defined roles and responsibilities, committees, working groups, established standards and procedures, a trained, qualified staff, dialogue about health and safety and behavioral tools carried out by leadership, investigations of critical accidents and deviations, risk analysis and emergency response plan, among other tools.

One of the advances in implementing HSE management has been the development and evolution of Transformation Groups (TGs) at corporate and local levels. The objective is to reduce losses and promote continuous improvement through studies and analysis conducted by the coordinators, who manage the groups, and specialists in each aspect.

We expect the development of transformative actions and guidelines, their proper implementation, and, consequently, reduced accidents and incidents to be the main results of the Transformation Groups.

On the health pillar, a strategy for monitoring and prevention is also maintained through the BRF Health Centers. Among the programs applied are the health of pregnant women and newborns (*Novo Ser*), vaccination campaigns, changes in daily habits (incentive to physical activities,

BRF invests in health and safety aspects through its HSE Management System - revised in 2016

Transformation Groups (TGs) work towards continuous improvement in HSE



to stop smoking, etc.) and other specific local actions for each population. The actions are currently mostly in Brazil; for 2017, we intend to begin standardizing the execution of the health strategy in the other regions.

Several leaders have goals regarding health and safety performance, a guideline applied to the Supply Chain Vice President, Production directors, industrial managers, and process managers and supervisors. **G4-35**

Our units have internal commissions/committees for accident prevention and promoting improvements in HSE management, even in cases where there is no legal obligation. The HSE governance model represents 100% of the organization's staff. **G4-LA 5**

The last phase of the HSE program, in transportation and distribution, was completed in 2015 in all BRF units and distribution centers in Brazil (50% involved in stages 1 and 2 and 50% in stage 3, implemented in 2016).

In 2016, in terms of relevant occurrences, a truck transporting degummed soybean oil turned over, and a specialized company was immediately activated to clean the site, and the environmental impact was mitigated. **G4-EN24**

1.72

is our consolidated lost time injury frequency (all markets)

1.33

is the rate for the operations in Brazil

Types and rates of injuries G4-LA6

EMPLOYEE HEALTH AND SAFETY RATES, BY GENDER

	2014			2015			Total BRF		
	Male	Female	Total	Male	Female	Total	Male	Female	Total
Lost-time injuries	223	112	**335**	165	124	**289**	191	115	**306**
Rate	1.8	1.48	**3.28**	1.43	1.72	**1.54**	1.73	1.70	**1.72**
Injuries without lost-time	1,369	545	**1,914**	1,108	453	**1,561**	2,403	1,185	**3,588**
Rate	11.02	7.2	**18.22**	9.57	6.27	**8.3**	21.78	17,49	**20.15**
Work-related disease rate	0.04	0.16	**0.2**	0	0.06	**0.02**	0.09	0.15	**0.11**
Total number of lost days	20,388	7,182	**27,570**	10,585	8,029	**18,614**	10,501	9,384	**19,885**
Absenteeism	N/D	N/D	**N/D**	N/D	N/D	**N/D**	N/D	N/D	**N/D**
Total number of fatalities	2	1	**3**	1	0	**1**	3	-	**3**

1. We considered mild injuries (at the first aid level) in the indicators.
2. All occurrences at work and during the work commute are reported and recorded, including accidents requiring first aid, medical treatment, restricted work, and medical leave. The rates are calculated by the number of accidents x 1,000,000 divided by man hours worked.
3. The data above refers to occurrences with direct employees in all BRF business units in Brazil, Argentina, Abu Dhabi, and Malaysia. We did not consider information on hired employees that are also recorded and monitored separately.
4. Data was not submitted from Thailand because the plants were recently acquired and unit indicators have not yet been formally incorporated into the BRF database.
5. The above reported injuries include work accident, occupational illness, and commute accident.
6. The rate of occupational illness includes only those that resulted in lost time.
7. Absenteeism data is only available for Brazil.

HSE: HIGHLIGHTS

HEALTH, SAFETY, AND ENVIRONMENT DIALOGUE

Disseminates information every week in order to engage employees in the aspect, with face-to-face sharing of tips and guidelines for employees and third parties, fostering safe behavior, maintaining health, and preserving the environment. This content is also published on the bulletin boards of the plants, Corporate TV, and presented at the opening of the meetings.

APPLICABLE LEGISLATION

In Brazil, the process of implementing Regulatory Norm number 36 - for occupational safety and health in companies that slaughter and process meat and byproducts - has been monitored since 2013.

In order to improve health and safety conditions in the meatpacking sector, in compliance with the current legislation - in particular norms NR 10, NR 12, NR 13, NR 17, NR 36 -, a project called Projeto Fábrica Legal was implemented in 2014. The goal was to eliminate or minimize employee exposure to risk. We signed the protocol of intent with the Regional Labor Court in the 12th Region in 2014, creating an institutional committee to implement regional programs and actions for the prevention of workplace accidents

PROJECT FÁBRICA LEGAL

The agreement signed with the Public Ministry of Labor in 2015 reinforced occupational health management in our production units. In the first phase of the project, we mapped improvements on different work fronts and developed actions at units in Capinzal (SC), Concórdia (SC), Videira (SC), Toledo (PR), and Rio Verde (GO). In the second phase, in 2017, we will include the units in Uberlândia (MG), Chapecó (SC), Lajeado (RS), Lucas do Rio Verde (MT), Dourados (MS), and Dois Vizinhos (PR).

AGREEMENTS AND CONVENTIONS

Currently, we have 70 agreements and six conventions, of which about 95% include health and safety aspects, such as provision of uniforms and equipment G4-LA8

HEALTH PROGRAMS

BRF develops programs in most of its operations to improve working conditions and quality of life, such as Occupational Health Management; Ergonomics Program and Ergonomics Committees; Environmental Risk Prevention Program; Medical Control and Occupational Health Program; Auditory Conservation Program; and Respiratory Protection Program.

SAFETY IN LOGISTICS G4-EN30

In Brazil, BRF's transportation units and distribution centers are involved in the HSE Program for transportation and distribution. The teams participated in actions promoting safe behavior, addressing issues such as safety, health, environmental protection, and fight against sexual exploitation on the highways. The "10 Elements of Management" methodology of the program seeks to eliminate accidents and transportation incidents, with initiatives that include:

- Regular audit of carriers using the Integrated Management of Suppliers (GIF) tool that has the service provider's HSE as one of its pillars;
- Training to apply a daily checklist;
- Drivers involved in dialogues about safety;
- Executing the Roadway Observation and Prevention Program (POP), to observe driver behavior.

WE CARRY OUT THE FOLLOWING PROCEDURES IN RISK MANAGEMENT:

- We maintain advanced risk management positions in the main units;
- We read the tachographs to check for speeding;
- We monitor the drivers' work hours;
- We conduct HSE meetings with the staff;
- We give lectures on road speed, signs, and guidelines for using the HSE fleet checklist;
- Quality Circle program (CIQ), in order to constantly seek improvements in all transportation processes and conduct projects that aim at optimizing the entire operation, reducing costs, time, and continuously improving safety of employees.



In this section

> Supplier Development
> Animal Welfare
> Communities
> Governments, Institutions, and the Sector
> Environmental Efficiency

SUSTAINABLE CHAIN

From relationships with integrated producers and communities to animal welfare actions, understand how BRF seeks to overcome challenges and generate end-to-end value in the chain

Social and Relationship Capital

With global presence and a complex value chain, our business directly and indirectly influences the lives of millions of people and organizations - including suppliers, clients, business partners, end consumers, local communities, and other industry players, as well as governments and public institutions. We are aware that this diversification represents a challenge, due to the potential negative impacts generated, but we also recognize the opportunity to expand "BRF's reach" in order to create value for society and maximize the positive impacts. Not surprisingly, building sustainable chains - in social, economic, and environmental terms – is part of the arch of priorities underlying our strategy (*read more in* Our Strategy).

Given the nature of our business, we have expanded the coverage of our supplier monitoring actions, with practices that extend from the agricultural chain to services providers. Other key aspects on the industry's global agenda are animal welfare, in which we have made important progress since 2014, and the use of natural resources. In this section, we explore some of these initiatives, which gradually transform our business model.



More than just food producers, we are a global company with a wide network of relationships and impacts.

Expanding "BRF's reach" - our potential for influence - in addition to direct operations, has been one of the focuses of action in recent years

Supplier Development

A global, complex chain with diverse partner profiles is considered in programs focused on risk management and social and economic development

In 2016, we maintained relationships with a base of approximately 34,000 suppliers - an extensive group of companies and agricultural producers that provide the Company with inputs, raw materials, and services that are fundamental to the success of our activities.

Our supply chain is global and mobilizes purchase, quotation, and negotiation processes in the various markets in which we are present. The proper management of this relationship is strategic for BRF, not only due to the high volume of expenses and investments, but also for the control of social and environmental and compliance risks that may influence the future of the business and the generation of development opportunities at various locations.

Supplier management is associated with the company's strategy of being more connected with its internal and external audiences. In addition, BRF has a strategy focused on developments in the global market and, for that, building sustainable partnerships and complying with internal policies and external commitments, such as pacts and local legislation, is critical.

In recent years, we have prioritized cost optimization, management monitoring, profitability and gains in efficiency, and attention to environmental and social aspects. Our challenge is to build permanent bonds of trust and respect, fostering a mutual agenda that makes BRF a growth driver for communities, guaranteeing the quality of supply, the continuity of operations, and the quality of the products we offer to the market.

We classify our suppliers into three large groups: integrated producers, who work in the agricultural sector; procurement, including logistics providers, specialized services and freight; and grains, bran, and oils. All volume negotiated with partners complies with our purchasing policies.

We developed specific programs for each group; in addition, there are initiatives focused on monitoring risks and aspects of sustainability, and actions of engagement and mobilization in our culture - in tune with the VIVA BRF movement (*read more in* Human Capital).

Supplier management at BRF is based on documents such as the Code of Conduct for Suppliers, the Health, Safety, and Environment Policy (HSE), and the Transparency Guide; all are made available to partners and have been published in Portuguese, English, and Spanish, in order to guide BRF and supplier teams regarding the Company's policies. We also have our own methodologies for managing certain categories of suppliers - such as the Integrated Management for Suppliers (GIF) program in the logistics segment (*see more details ahead*).

Recently, we started a "sustainable contracts" program, which allows the Company to improve the relationship with its suppliers. Annually, the supplier's result is measured by means of a computerized system, and the evolution and position among the indicators that are included in the index are monitored on a monthly basis. In addition, all contracts have clauses associated with environmental compliance, fight against corruption, including regarding eventual subcontractors of suppliers, and with child and bonded labor. **G4-HR5, G4-HR6**

BRF maintains a contractor management team, which approves suppliers through docu-

One of the highlights of 2016 was the development of the sustainable contracts program, encouraging best practices in the chain as early as the negotiation phase

mental analysis, approves the Code of Conduct for Suppliers, and monitors compliance with legal requirements and internal standards for those who provide services within our facilities. For some categories, we also conduct face-to-face audits with the supplier, and the contractor's registration is automatically blocked in cases of non-compliance.

All BRF services providers have post-purchase management carried out by a dedicated staff at the Service Center, with the purpose of verifying the collection of monthly taxes, such as employee FGTS (employee indemnity severance fund), through presentation of documents. Possible irregularities are also checked regarding services provided in partnership with local users who act as "contract owners."

Also in terms of risk prevention, BRF maintains a purchasing policy with negotiation, management, analysis, and approval, segregation of functions, types of purchases, and other rules pertinent to the business regarding the various types of acquisition. These guidelines are embedded in a control and enforcement system. The Grains department, for example, works directly with the treasury and risk management areas to minimize risk by using hedge policies. Established goals, in order to carry out the purchases effectively and below the market, are signed by the company's senior management. When goals are met and results are achieved, variable remuneration is distributed according to the company's policies.

Our operation is directly impacted by management of the chain, given its influence on financial results. Other factors of influence are the sustainability criteria considered mandatory for a company to become a BRF supplier. Failure to comply with the criteria may result in termination of contracts for non -compliance that we consider intolerable; and our dependence on some items, such as animal feed, animals for slaughter, ingredients, and packaging, whose pricing may alter current and future business scenarios. We are also naturally subject to political, cultural, and legal aspects,

ACTUAL AND POTENTIAL NEGATIVE IMPACTS MAPPED IN THE CHAIN AND ADDRESSED BY BRF
G4-EN33, G4-SO10, G4-LA15, G4-HR11

Environment	Non-compliance with environmental legislation; Non-compliance with environmental licensing requirements; Use of Permanent Preservation Areas (PPAs) and Legal Reserve (LR); Lack of water grant; Greenhouse gas emissions; Overlapping of conservation units; Problems with treatment and disposal of solid waste.
Society	Indigenous rights; Release of odors from plants.
Labor practices	Legal compliance with labor laws, social welfare laws, and the rights of children and adolescents.
Human rights	Diversity; Sexual exploitation of children and adolescents; Slave labor, bonded labor, or labor similar to slavery; Child labor.

given our presence in different markets.

In 2016, we proceeded with initiatives such as the Chain Monitoring Program, the Health, Safety, and Environment Program (HSE) and global integration efforts in the Procurement area. As a major challenge, we highlight the substantial change in commodity prices (corn and soybeans), which negatively affected BRF's performance and challenged us to improve negotiation processes in the grains market (*read more in* Economic and Financial Performance).

BRF SUPPLY CHAIN[1] G4-12, G4-FP1

Type of business	Profile and categories	Number of partners[2]	Supplier regions	Volume purchased in compliance with the purchasing policy
Agriculture	Integrated producers of pigs and poultry, and egg suppliers (by setting up partnership contracts, only a few pig suppliers are classified as buying and selling, consigned and/or lending)	13,000	Brazil (DF, GO, MG, MS, MT, PR, RS, SC, SP) Argentina Thailand	100%
Procurement	Suppliers of direct, indirect services, freight, partnerships, and logistics[3]	16,448	Andorra, Argentina, Australia, Austria, Belgium, Bulgaria, Canada, Chile, China, Colombia, Croatia, Cyprus, Czech Republic, Denmark, Finland, France, Germany, Greece, Holland, Hungary, Iceland, India, Ireland, Israel, Italy, Japan, Kuwait, Lebanon, Liechtenstein, Lithuania, Malaysia, Morocco, Netherlands Antilles, New Zealand, Oman, Panama, Paraguay, Philippines, Poland, Portugal, Qatar, Saudi Arabia, Serbia, Singapore, Slovakia, South Africa, Spain, Sweden, Switzerland, Thailand, Turkey, Ukraine, United Arab Emirates, United Kingdom, United States, Uruguay, Brazil (AC, AL, AM, AP, BA, CE, DF, ES, GO, MA, MG, MS, MT, PA, PB, PE, PI, PR, RJ, RN, RO, RS, SC, SE, SP, TO)	
Grains Meal, and Oil	**Rural producers:** direct purchase from the farm to BRF (represent 85.6% of the number of partners) **Grain dealers:** small businesses that are intermediary in the commodities market (grains) **Trading companies:** large companies that operate as intermediary in the grains market **Cooperatives:** civil/commercial nonprofit organizations formed by groups of rural producers	3,640	Argentina USA Paraguay Singapore Thailand Brazil (GO, MG, MS, MT, PR, RS, SC, SP, BA, PI)	

1. Scope considers global level.
2. Considerable change in data given the inclusion of all Company's active global suppliers, excluding dairy products.
3. In 2015, we included the contracting of logistics in procurement.

CHAIN MONITORING PROGRAM

G4-EN32, G4-LA14, G4-HR10, G4-SO9

Structured to strengthen social and environmental risk control, disseminate an ethical and responsible business model, and develop partners in this area, the program mobilizes about 27,000 suppliers, using quality audits, disseminating the Code of Conduct for Suppliers, consulting public data, and including requirements in contractual clauses.

Through biweekly consultations with public lists available in Brazil, we identify suppliers that do not comply with legal and BRF standards. The following aspects are evaluated: environmental (list of embargoed areas by the Brazilian Institute for the Environment and Renewable Natural Resources - IBAMA), labor (InPacto's Transparency List of Contemporary Slave Labor and data from the Ministry of Labor and Employment), and compliance in general (National Registry of Disreputable and Suspended Companies - CEIS - from the Transparency Portal).

When non-compliance with a requirement in the Code of Conduct for Suppliers is identified, depending on the severity, improvement plans are executed or the supply contract is cancelled. The main irregularity leading to termination of contract is the presence on the abovementioned public lists.

Each department is in a different phase of the implementation and consolidation of the Monitoring Program. 100% of new BRF suppliers follow the criteria in the Code of Conduct for Suppliers, whether for a contract or spot purchase.

Responsibility in the commodities segment

In the commodity segment, by means of a dedicated internal standard, we require that every contract for the purchase of raw material contain a clause in which the supplier states that the product sold did not originate from areas deforested after July 2006, belonging to the municipalities that constitute the Amazonian biome.

PROCUREMENT: RELATIONSHIP AS A COMPETITIVE ADVANTAGE

Since 2015, we have been working on building an integrated management of global purchasing processes at BRF, standardizing models, norms, governance, and auditing according to criteria previously tested and in place in the domestic market. In 2016, this model was consolidated in all regions: Latin America, Middle East and North Africa, Europe/Eurasia, and Asia.

Currently, regional teams report results and key projects to the Global Procurement Department, which is responsible for establishing goals, key indicators, and performance evaluation cycles. Our Procurement team encompasses employees in offices in Dubai, Argentina, the Netherlands, China, Thailand, Singapore, and Turkey, as well as Brazil. Its role is to study forms of synergy and improve results in categories with a global purchasing profile, negotiating in order to supply different regions - a decisive aspect of our result, since today a significant part of our production platform is outside Brazil.

In this way, we reinforce BRF's focus on maintaining globalized procurement practices that are also geared toward regionalized processes when necessary, such as the provision of specific services in some units. By carefully analyzing how local acquisitions and purchases may contribute to the strategy, we reinforce our management discipline and mitigate risks to the supply chain.

We've improved our partnership with suppliers, who provide us with state-of-the-art technology, applicable to production process. During the year, we tested a new operating model of these partners, within the BRF operation, seeking production synergies that generate financial and intellectual benefits for us and the companies. The initiative mobilized nearly 12 suppliers of equipment and primary and secondary packaging.

Getting closer to local suppliers, via trade associations and dialogue with surrounding communities, was another area of progress. Through "BRF's reach," we aim for a broad understanding of the positive impact that can be generated by building ties with companies in the regions where we are present, generating trust in the community, smaller footprint from the purchasing processes, and mutual gain relationships with local suppliers. Today, we have ongoing dialogue initiatives in states such as Paraná and Santa Catarina, located in Southern Brazil (*see chart*).

We've improved our partnership with suppliers, who provide us with the state-of-the-art technology, applicable to production process

PARCERIZA

At our Concórdia (SC) unit, we maintain the *Parceriza* program - which seeks to contribute to developing local service providers based on meritocracy. Since 2014, about 24 suppliers have been engaged in improving their operation by establishing, in partnership with our local team, a ranking of services, based on an analysis of the contract and the deliveries of each partner.

BRF carriers seek to minimize GHG emissions and ensure compliance with health, safety, and animal welfare requirements

LOGISTICS

Services regarding logistics and product transport constitute a significant part of BRF's processes and costs. Aware of the potential gains in this link of the chain, as well as the management opportunities regarding associated negative impacts, we developed the Health, Safety, and Environment Logistics Program (HSE), with actions to reduce accidents, mitigate environmental impact, fight sexual exploitation of children and adolescents on the highways, and compliance with Law 12,619/12, which regulates the truck driver profession in Brazil.

All cargo carrier contracts follow the HSE Criteria Policy. The HSE Manual for Services Providers in Highway Cargo Transport is intended to inform the carrier about the HSE rules that BRF requires from its providers. Carriers must implement the Integrated Management for Suppliers (GIF) program in their companies, meeting requirements such as control of smoke emission and correct disposal of waste such as oil, batteries, and tires.

In addition, we have adopted standards on aspects including truck driver assessment, vehicle inspection, emergency care plan, and accident and incident investigations. At the time of contracting, logistics providers are evaluated on indicators for health and safety, routes, accidents and speeding occurrences, and non-compliance with working hours.

Approximately 100 carriers in the meatpacking segment are part of the GIF Program, which also guides suppliers on aspects such as profitability and business sustainability. The GIF includes a self-assessment tool, validated by BRF, and includes an environmental aspect (emis-

Looking at the specific impacts caused by each link in the chain minimizes our risks.


PERDIGÃO
PERDIGÃO

sions of polluting gases).

According to data from 2016, a total of 90% of carriers dispose of waste properly and 100% of the fleet is subjected to smoke tests. In addition, 68% of carriers have a score above 750 points in the GIF (on a scale of zero to 1,000 points).

In 2016, all carriers in the fleet signed a terms of commitment for safety management, including primary and agricultural operations (the transport of animals and raw materials).

Through a routing project via software, with a dedicated team, information was collected such as the identification of alternative routes, reducing the average distance per trip (7.3%) and generating logistics and environmental gains for BRF operations.

In feed transport, we also started installing a vehicle locking system when the tube is in the upright position - in order to reduce the risk of the discharge end colliding with the electric network.

In agricultural transport, 2016 was a year of achievements regarding issues such as speed control - done through a monitoring system maintained by BRF. After a year and a half of dedicated management, we obtained a 99.75% reduction in speeding violations on the part of the fleet vehicles from the agricultural segment, also achieving gains for the welfare of live animals.

In 2016, we began implementing the Integrated Management for Suppliers (GIF) program in the agricultural sector, with 98 evaluation requirements.

Another positive impact on animal welfare (poultry) during transport was the installation, in 100% of the fleet, of a system to wet the birds on hot days after loading. This contributed to reducing the mortality rate from 0.21% in 2015 to 0.16% in 2016.

In 2016, we began implementing the Integrated Management for Suppliers (GIF) program in the agricultural sector, with 98 evaluation requirements.

AGRICULTURAL CHAIN

With over 13,000 integrated producers in our chain, we work to ensure long-term partnership, mutual gain, quality man-

Approximately 100 carriers in the meatpacking segment are part of the GIF Program, which also guides suppliers on aspects such as profitability and business sustainability



We advanced significantly in agricultural transport, with measures such as speed control and accident reduction.

98

evaluation requirements are included in the Integrated Management for Suppliers (GIF) program - which also reached the carriers in the agricultural sector in 2016

agement practices, legal, social and environmental compliance, profitability, and predictability of revenue from our agricultural chain, emphasizing the proximity and trust in relationships with animal producers.

Disseminating the BRF Transparency Guide, the Code of Conduct for Suppliers and the HSE Policy for integrated producers is a basic requirement in the Company's management. The documents address various social and environmental aspects, including ethics, compliance, operational eco-efficiency and respect for human rights.

Producer-related policies are periodically reviewed in order to align our management with the particularities and legislation specific to the markets in which we operate. Today, we have integrated producers in Brazil (nine states) and, also, abroad.

Monthly, the BRF team of extensionists visits 100% of the properties to help and guide where needed. In Brazil and Argentina, and expanding in Thailand, 100% of the integrated producers and 100% of the applicants for business partners are submitted to a sustainability assessment, based on the Standard for Agricultural Expansion and Growth. In addition, we have evolved substantially on a global scale in terms of partner adherence to strict animal welfare requirements (*read more in* the section on the subject), and consider this category crucial within the Chain Monitoring Program.

Through the program, we ensure that 100% of the integrated producers in Brazil and Argentina, a group of highly relevant partners, are monitored and evaluated regarding sustainability issues, within the criteria of the Compliance Index (CI) - BRF's tool for assessing risks and creating value in the agricultural chain.

Participants are evaluated on 30 topics regarding quality, environmental (environmental management), labor and human rights (social management) and economic aspects. They then undergo individual evaluation and are provided with plans for improvement and meeting the requirements in the Compliance Index. We also have a technical field team that visits and monitors the integrated producer location on a monthly basis. **G4-HR5, G4-HR6**

For integrated production contracts, several recommendations and guidance measures are provided, such as notifications of changes that, if not carried out, result in the suspension of accommodations (animals delivered to the farms); the suspension is not summary, except in very specific conditions, such as serious events. In 2016, there were no cases of contract termination due to environmental issues.

Among our partners, we have selected some of our most crit-

Adopting international requirements brings BRF closer to more mature and demanding markets.



ical suppliers to strengthen our relationship - such as those who provide services in the poultry loading category, for example, a process called "catching." In 2015, this was the topic of the Discovery Workshop, an event that gathered suppliers, integrated producers, buyers, agricultural and livestock technicians, and labor safety experts in a two-day discussion forum. The goal was to develop an action plan for improvements in the sector. After completing this event, the Program called *Apanhamento Legal* (Humane Catching) was created in 2016, with three work fronts: pilot project for team internalization, at the Concórdia, SC, unit; supplier-model management in HR, safety, training and productivity standards, implemented in nine units; and studies on transport alternatives.

Another preventive measure for BRF is maintaining a system that manages the environmental licensing of properties. In 2016, the system achieved 98.02% of environmental licensing; the remaining 1.98% is in the process of being obtained.

8,900

integrated producers connected to our VIVA Integration program

100%

of the chain of producers have access to the Integration Portal and the Integrated App

Apanha legal

Three work fronts have been developed to improve risk management and working conditions on this link of the chain

SATISFACTION OF INTEGRATED SUPPLIERS

In 2016, for the second time, we took a relationship/engagement/satisfaction survey of our integrated suppliers. Since 2015, we have been developing a movement in VIVA Integration, which in the year 2016 served 8,900 producers, equivalent to 70% of our integration. We also structured centers at BRF units to handle critical cases and address several issues, including remuneration. Another relevant practice for the year was implementing the Integration Portal and the app Integrados in 100% of this chain - in order to improve our relationship with producers. To learn about the initiatives, see brf-integrados.mybluemix.net.

VIVA INTEGRATION

Viva Integration was also implemented in several of the company's units, with a rural management seminar where 1,000 integrated producers participated and sought to strengthen the professionalization of management of the chain, in line with BRF standards, values and principles.

Animal Welfare

From field to table, our practices cover the breeding, transport, and slaughter of animals, based on international requirements

The evolution of discussions on sustainability in our industry points to a challenge: to ensure the sector's increasing productivity, responding to the increase in the global demand for food, while ensuring the welfare conditions of the animals bred by us and by our integrated producers. Within our Food Vision, one of the assumptions is to make BRF employees partners with nature, which includes the animals we produce in the chain.

In recent years, we have aligned our practices in the chain with national and international guidelines, in a process reinforced by the partnership we established in 2014 in Brazil with World Animal Protection (WAP), a leading NGO on the subject.

Today, our commitments are structured in the global program "Animal Welfare Made in BRF," guided by the Public Commitment to Animal Welfare, validated by the company's senior management. One of its key approaches is the five freedoms model, which is conceptualized by the Farm Animal Welfare Council (FAWC). They are:

We are committed to improving the conditions for the breeding and slaughter of animals.



- Animals free from hunger or thirst, or malnutrition (physiological freedom);
- Animals free from discomfort (environmental freedom);
- Animals free from pain, injury, or disease (health freedom);
- Animals free to express (most) normal behavior (behavioral freedom);
- Animals free from fear and distress (psychological freedom).

Also, in order to increase transparency regarding the aspect for all our stakeholders, a specific animal welfare tab was launched in 2016, on the BRF Global website, which describes our animal welfare practices for all chains, increasing transparency regarding the aspect for all our stakeholders. Visit www.br f-global.com/brasil/responsabilidade-corporativa/bem-estar-animal.

Governance of the aspect is led by a multidisciplinary working group that coordinates the work and discusses specific demands, involving teams of Quality, Agriculture, Sustainability, Marketing, and Institutional Relationships. In addition, we have professionals dedicated to handling the aspect throughout the production chain, from the operational areas to the support functions. We also have "animal welfare officers" - professionals capable of putting our commitments into practice.

In addition to the technical incorporation of guidelines and process changes we have made, we secured partnerships, audited business partners, and conducted animal welfare training for the internal audience and our stakeholders. We also promote events and workshops on the subject, in dialogue with institutions such as the University of São Paulo (USP) and the Brazilian Association of Animal Protein (ABPA) - in which we are part of an animal welfare working group.

As part of the partnership with World Animal Protection to leverage animal welfare, we trained over 100 employees in the program on Humanitarian Slaughter of poultry and pigs, including 100% of the units in Brazil and Argentina.

In partnership with the Brazilian Association of Pig Breeders (ABCS), animal welfare training was also conducted in the pig chain, including animal transport and training drivers from the Midwest units. Training for the other units is already scheduled for 2017.

Over 100 employees were trained on humanitarian slaughter of poultry and pigs in 2016, covering 100% of operations in Brazil and Argentina

100%

of the integration operation is being covered by a checklist application project from the BRF Animal Welfare program, implemented in 2016

Animal welfare is among the aspects considered of great relevance by the Company's stakeholders

BREEDING AND SLAUGHTER

G4-FP10, G4-FP12

We have adopted national and international standards for the breeding and slaughter of animals, both on own poultry and pig farms and with the integrated producers. Through corporate animal welfare standards, we are aligned to standards such as GlobalGap, Alofree, STS, Genesis-GAP, and Certified Humane.

In breeding, indicators such as mortality, density, eliminated animals, bumblefoot, mortality during transport, bruises, and fractures are part of the data monitored daily, with regular reports, guiding process improvement and risk management associated with the subject.

In assuming animal welfare as a priority issue, we are committed, as an industry, to avoiding routine mutilation and long-distance transport of live animals, and to stunning before slaughter, following ethical rules, international guidelines, and market specificities. Productivity indicators are monitored batch by batch, including weight gain, feed conversion, and batch viability, daily water consumption and maximum and minimum temperatures.

See some practices by type of animal:

POULTRY

- We do not use any type of hormone or cloned animals in the poultry production chain, demonstrating our commitment to the segment's legislation and best practices.

- All birds have an area to move around freely within the facilities and bathe in substrate, one of their natural behaviors.

- All animals receive a minimum dark period without interruptions, so that they may rest properly.

- Care of the aviary bedding (substrate where the animals stay) is daily, and the integrated producers work to keep the bedding dry, fluffy, and free from foreign materials, at a comfortable temperature.

- In 2016, several tests were initiated regarding the use of environmental enrichment, such as the implementation of pecking objects and/or raised perches, in the chicken and turkey chains, so that the animals may properly express their behavior. These same objects, as they are validated, will be implemented gradually in the other company units.

- Laser debeaking is in place in 100% of the chain. In 2016, it was implemented in the turkey chain; in 2017, it will be implemented in the chicken chain.

20.1%

of pig production adopts the collective gestation system; this model will reach 100% of our operation by 2026, in accordance with the partnership we established with WAP in Brazil

PIGS

- Among the best practices already in place, since 2012, we have adopted the collective gestation system in all new BRF production expansion projects – while gradually applying to existing properties. In 2014, we committed to reaching 100% production covered by the collective system by 2026, as a reflection of the partnership with WAP in Brazil. By the end of 2016, we reached 20.1% suitability status for the company's pig production system, also including the acquisition of breeders from other companies that did not meet the BRF animal welfare standard. The model recommends that females stay the minimum necessary period in accommodations; then they are released into collective pens, following internationally recognized animal welfare recommendations. For this, we adopted the standard from European Union legislation, since there is no Brazilian standard for this matter.
- Cloned animals or growth hormones are not used in the company's pig breeding line.
- We follow European pig breeding guidelines, including best practices regarding abolishing teeth clipping or grinding. Today, this practice only occurs as an exception in the litters, if there is a case of aggression. The use of ear tattoos increased, as required by the Official Veterinary Service. For technical reasons (age of the animal, duration and intensity of the intervention), these activities do not use anesthesia.
- We also maintain partial tail docking, since the procedure has a small impact in comparison with the risk of cannibalism during the pig growth and fattening phases. The size of the docking of piglet tails is gradually being reduced. In some units, docking only 1/3 of the tail is already being adopted, and this procedure is gradually being implemented in 100% of the units.
- BRF adopts immunocastration in almost 100% of the animals in the pig chain. Surgical castration is performed on animals whose raw material is dedicated to the parma type ham product.

Animal welfare at the end of the chain represents a way to strengthen the consumer's connection with the origin of the food.



EVOLUTION OF ANIMAL WELFARE AT THE UNITS

Our animal welfare challenges have been addressed at the production units, focusing on modernizing facilities and providing technologies that enable better quality of life for our own animals and those of integrated producers

MODEL FOR THE FUTURE

In 2016, we inaugurated the Great Grandparent Pig Farm Model in the city of Mineiros, GO, built on the guidelines from the European Commission - such as the non-use of gestation cells for pigs, adequate density and floor conditions, among others, providing the animals with a better quality of life. This farm model includes:

21,300 sqm
OF BUILT-UP AREA

CAPACITY FOR
1,000
pure line sows

OTHER EFFORTS

At the Marau, RS, unit, among the best practices adopted in 2016 are:

- Temperature and humidity control in extremely confined areas;
- Free time feeding, according to the demand of the animals themselves;
- Computerized system (control room);
- Seminar on Agricultural Management and the Outstanding Integrated Producer Awards, with 1,200 producers participating in two meetings (Marau and Serafina Corrêa);
- Operation "Clean Feet," focused on reducing losses due to condemnation and the occurrence of bumblefoot, using all birds produced; 500 integrated producers participated.

In Lajeado, RS, we had other outstanding practices:

- Modernized pig production facilities following HSE, animal welfare, and sanitation standards. The project mobilized two integrated producers, who produce 14,000 piglets per lot;
- Increased number of aviaries with automatic panels (65% of the total unit). This technology allows the automatic control to activate fans and nebulizers during the hot period of the year, in addition to activating curtain machines;
- Installing in a farm the first breeder production center with Cavenco technology in Latin America (state-of-the-art in biosafety).

In Videira, SC, we highlight the pioneer implementation of the "Wean to Finish" system, which improves animal welfare in pig production. In total, there are 7,944 sqm of facilities, with housing capacity for 20,000 piglets, with measures to control temperature, humidity, and airflow, and animals stay in the same facility, from weaning to slaughter.

USE OF MEDICATION

At BRF, we have adopted responsible drug management following specific client requirements, expert recommendations, and market rules and laws. The agricultural and livestock intelligence area has a team of veterinarians with experience in animal health, who must define and plan the use of medication for all production units. Our goal is to promote the correct use of antibiotics and ensure the safety of the end product.

The shelf life of medication is reviewed and reinforced by the veterinarians responsible, and withdrawal of use prior to slaughter is carried out within an appropriate period of time, freeing the product from residue.

We recognize international guidelines and best practices, and we have sought to gradually reduce the use of medication without adversely affecting animal welfare and the quality of our products. We focus on researching the use of alternatives to antibiotics, such as vaccines, prebiotics, probiotics, and organic acids, and improvements in management, environment, and biosafety.

Medication is administered cautiously, considering real needs, compliance with norms and regulations in the countries in which we operate, and a veterinarian's prescription

Our partnerships seek to improve the performance of integrated producers and increase Animal Welfare efficiency in the Company's own facilities



PARTNERSHIP WITH JAMIE OLIVER

Recognized for his activism in defense of animal welfare in the food industry, in 2016, British chef Jamie Oliver became one of BRF's partners through our brand Sadia. Along with the launch of the line of dishes with his signature, as a result of his belief in the Company's efforts to change the way Brazilians eat, we have developed an educational program to be implemented in schools in Brazil (*read more in* Brand, Knowledge, and Innovation), and have in place specific best practices in the production chain.

We certify the chicken production process (breeding, loading, transport, and slaughter) at the Buriti Alegre (GO) unit, and the turkey production process (breeders, initiator, terminator, loading, transport, and slaughter) at the Chapecó, SC, unit in the Certified Humane standard of the American NGO, Humane Farm Animal Care. This standard is respected and recognized internationally as an advantage in breeding animals for production.

Among the adaptations, we ensure that birds are bred with a larger circulation space than required by European guidelines (reduced density), we install alarms to identify faults in the feeding system, drinking fountains, and ventilation, we adopt environmental enrichment in 100% of the farms involved in the project, we guarantee the non-adoption of antibiotics as growth promoters, we adjusted the plant's waiting area, and adopted slaughter parameters and training for all staff involved in handling live birds.

In 2016, a total of 200 BRF aviaries complied with the new guidelines. With this, we expect to guarantee better quality of life for over 40 million birds/year.

200

BRF aviaries adapted to the new guidelines in the Certified Humane standard, created by the internationally recognized NGO, Human Farm Animal Care.

40+ million

birds should have differentiated breeding with the new guidelines

Communities

The Company's actions in the communities have tried to promote positive agendas, with solutions capable of promoting local progress

The overall expansion of our operations results in an increase in the complexity and importance of the Company's relationship with local communities. More than just mitigating the negative impacts of the operation, we strive to generate a positive and participatory agenda involving the community, aiming to build solutions that promote local development.

These actions are carried out by the BRF Institute, created in 2012, committed to coordinating activities in surrounding communities, through shared management of the Company's social investment. The Institute also serves as an incubator for actions that result in systematic advancement regarding regional corporate social responsibility issues.

In 2016, we advanced our internal understanding of "BRF's reach" - area of influence and coverage of all operations in the organization, including the various stakeholders impacted by the business. In the community segment, this aspect becomes crucial to defining programs and initiatives that dialogue with our purpose and help the community raise its standard of living. We also made progress towards defining a focus for social action, which in 2017 will center around food and community life.

DELIVERING QUALITY OF LIFE

Respect, transparency, and shared responsibility are requirements for the BRF Institute's relations with its partners, in order to strengthen protagonism, respect for community values, reinforce bonds, and encourage citizenship for each player involved.

One of the Institute's key fronts is to strengthen the community's leading role, with actions that offer opportunities, promote change, and encourage the community to take ownership of collective public spaces as well as develop general, technical, and specialized knowledge, seeking positive changes in habits, as well as improvement in the services provided.

In 2016, we continued to invest in different approaches to food as vector for change.

BRF'S REACH

A concept that demonstrates and values our potential for influence beyond products and operations

Social Investment Committees and employee volunteerism around the world mobilize BRF's social impact actions

GOVERNANCE AND MANAGEMENT MODEL

Several BRF leaders form the Institute's Board of Directors, as well as local managers involved in processes and governance structures. Other important instances are the Social Investment Committees and volunteer teams, distributed throughout units in Brazil and other markets.

Strategic decisions on investment and projects are influenced by discussions, including data analysis of platforms and indexes such as ISE (BM&FBOVESPA), the Dow Jones Sustainability Index, and the GIFE Census.

Corporate Social Investment Benchmarking (BISC) is another important management tool that guides practices according to market trends and positive experiences. The managers of the social projects developed hold bimonthly conferences with the IBRF in order to follow the indicators of each project and enable participatory decision-making.

Similar to the Social Investment Committees in Brazil, there are groups that convene periodically to plan social actions and mobilize volunteers in at least three units in Argentina (Buenos Aires, Baradero, and San Jorge), and others that convene sporadically at units and offices in Dubai, Singapore, and when called upon, at European headquarters.

International actions, reinforced since 2015, focus on community -based projects, with intersector actions in the face of local challenges, involving company, civil society, and the government.

Throughout 2016, our leadership continued to be involved and active in engaging and mobilizing employees and new partners, members of local communities. We emphasize the involvement of the 375 employees participating in Social Investment Committees to handle demands and identify social opportunities in the 33 municipalities and 33 production units, administrative headquarters, and distribution center, the target of the Institute's actions in 2016.

The BRF Institute reinforces the idea that the Company seeks to promote positive impact



IMPACT MANAGEMENT
G4-SO1, G4-SO2

The BRF Institute and the Social Investment Committees enhance BRF's social, economic, and environmental impacts, as well as the effects of the more than 400 actions that were carried out in 2016, focusing on the Well-being, Culture, Zero Waste, and Opportunity categories, with continuous monitoring and annual evaluations of each project implemented in the municipalities, measuring their progress.

The Institute's involvement extends to the many multidisciplinary working groups, corporate areas, and business units, managing the social impacts of the operation, and promoting improvements in community life.

The IBRF is part of, for example, the corporate working group responsible for guiding and advancing the Company's operational strategy, strengthening the relationship with the community, disseminating communication channels among these stakeholders, and mitigating negative impacts that affect the present and future of the corporation. The Institute also monitors the working group responsible for defining sponsorship strategies based on tax incentives.

INVESTMENT IN INFRASTRUCTURE AND DEVELOPMENT GRI G4-EC7, G4-EC8

Program	BRF Volunteers	ReciclAção (Recycling Action)
Location	Campo Verde, Campos Novos, Capinzal, Chapecó, Concórdia, Dois Vizinhos, Faxinal dos Guedes, Jundiaí, Lajeado, Marau, Mineiros, Nova Mutum, Rio Verde, Serafina Corrêa, Uberlândia, Várzea Grande, Videira	Rio de Janeiro
Description	Maintain squares, sports courts, parks; Renovate daycares and schools; Adapt libraries, play areas, and video rooms, build vegetable gardens, make living spaces and community centers available, fight the Aedes Aegypt mosquito, among others.	Waste collection for recycling and investment in social and environmental actions toward prevention, awareness, and education.
Investment (R$)	,058.52	,425.51
Current or expected impact on communities and local economies	Improve services offered by NGOs and schools; improve the quality of green spaces and leisure areas; reduce health and social and environmental risks for the population, and carry out shared local development projects	The population increased their participation and commitment to delivering waste for recycling and reinvestment in the community, in the awareness actions carried out by the project, and in local development actions.
Type of investment	In cash and free	In cash

ACTIONS IN THE YEAR

G4-EC7, G4-EC8, G4-SO1

OPEN DOORS

Facilitates the visits of families, schools, universities, social organizations, community groups, and other stakeholders to the Company's production units, administrative headquarters, and distribution centers. On these visits, BRF's best practices about Health, Safety, and the Environment (HSE) are disseminated. In 2016, a total of 1,304 people visited the units on 51 occasions. Members of the communities, residents of the municipalities, students and university professors, union representatives, and members of social organizations, among others, were received.

The program is based on a behavioral change model, with an increase in environmental awareness and the engagement of community residents, through educational and mobilization processes, in order to correctly manage their waste and promote recycling.

The waste sent for recycling is sold to partner recyclers and generate resources that the community itself reinvests in local projects, promoting improvements in living conditions.

In 2016, its third year of activity, the project continued to operate in Morro dos Prazeres (Rio de Janeiro) and reached 15,533 kg of solid waste collected. The community was also one of the beneficiaries of the campaign called "*No Coração Sempre Cabe Mais Que Um*," ("In the Heart, There's Always Room for One More"), carried out by Perdigão in partnership with the BRF Institute in order to donate food during the Holiday season (*see more in Brand, Knowledge, and Innovation*).

BRF VOLUNTEERS

Volunteer program carried out in Brazilian and international units, promotes the voluntary participation of employees in important projects and initiatives for their communities.

In 2016, the BRF Volunteer Program expanded its operations in Brazil and the world, having for the first time carried out actions in European countries - in addition to those already carried out in Argentina, Singapore, and the United Arab Emirates. Thus, the Company reached over 200,000 people with actions carried out by company employees.

Also for the first time, the Company's anniversary was celebrated, by encouraging volunteer actions around the world, resulting in initiatives in 41 municipalities in Brazil and 7 municipalities in Argentina, as well as in countries such as Italy, Hungary, the Netherlands, Russia, the United Kingdom, Austria, and Singapore. In 2016, the BRF Institute and BRF had over 6,600 volunteers involved in volunteer activities.

The former Active Community program was absorbed by the BRF Volunteer Program, incorporating volunteer practices into the constant relationship with local partners, generating an even more integrated action between company and community.

In 2016, the BRF Institute and BRF had over 6,600 volunteers involved in volunteer activities.


PROGRAMA
VOLUNTÁRIOS
BRF

Over 367,000
people benefited by social actions

60 cities
benefited from actions developed by the BRF Institute

9 countries
with actions carried out

BRF ANNIVERSARY

105 volunteer actions carried out in 41 municipalities in Brazil and 7 municipalities in Argentina, as well as 7 other countries.

BRF Volunteer Challenge: online competition that dedicated an award to volunteers engaged in actions centered around food. Participants recorded videos and were evaluated, with winning actions in two categories (most voted and most transforming). For each winner, a donation of ,000 was made, so that the partner organizations involved in the projects may invest in improvements. The projects, under the topic "Reducing Food Waste," took place between the 10th and 11th editions of the BRF Volunteer Action.

FOOD DONATION

Campaign "*No Coração Sempre Cabe Mais Que Um*," led by the Perdigão brand in partnership with the BRF Institute, to donate Perdigão "chester" chickens to families in need. The action was carried out in partnership with social organizations in the municipalities, reaching over 1,600 institutions. Over 250,000 units were donated and it is estimated that two million people benefited from the donations.

In order to reduce food waste and control the company's donations of products as well as other types of donations, the Institute worked with areas such as Compliance and Institutional Relations to define the company's new donation standard, which is in the validation and publication phase.

Environmental education and awareness are some of the topics addressed by the Institute's programs.



Governments, Institutions, and the Food Sector

Relationships with governments and government representatives comply with strict legal, ethical, and moral standards

As a leading company in several market segments, we are committed to maintaining a network of partnerships and dialogues with the various institutional players in Brazil and abroad - including the government and entities and associations representing our sector.

In addition to defending the interests of the industry, our operation seeks to boost the sustainability of our chain, as well as the improvements in operations carried out in dialogues with governments, institutions, and society.

Regarding operformance in the sector, we are mobilized around key business discussions, with management positions and participation in industry forums and associations. We are signatories of pacts and voluntary initiatives covering corporate responsibility aspects - such as fighting degrading or slave/child labor, and addressing climate change impacts.

BRF's relations with governments and government representatives follow strict legal, ethical and moral standards, based on laws such as the US Foreign Corrupt Practices Act (FCPA), the Sarbanes-Oxley Act (SOx), the Brazilian Anti-Corruption Law (12,846/2013) and the United Kingdom Bribery Act (UKBA).

In the BRF Transparency Guide, company employees are expressly prohibited from participating in acts of corruption or engaging in bribery, either passively or actively, directly or indirectly. It is forbidden to antagonize, embezzle, deceive, hinder, or

FORUMS AND GROUPS WITH BRF PARTICIPATION G4-16

- Brazilian Association of Pig Breeders (ABCS)
- Brazilian Association of Food Industries (ABIA)
- Brazilian Animal Protein Association (ABPA)
- Brazilian Animal Recycling Association (ABRA)
- Committee for Pronouncing the Best Practices and Technical Committees in the Capital Market (CODIM)
- Comunitas/BISC
- Group of Institutes, Foundations, and Companies (GIFE)
- Brazilian Institute of Investor Relations Professionals (IBRI)
- Ethos Institute
- RedEAmérica
- National Union of the Animal Feed Industry (Sindirações)

disrupt public or private bidding procedures.

The Company enjoys tax and financial incentives in the three levels of public administration in Brazil (federal, state, and municipal), and in different levels of administration of the countries where it operates. The focus of these benefits is to boost the social and economic development of the regions and enable generation of direct and indirect jobs, as well as local partnerships with producers, carriers, and potential new suppliers in the regions where we operate.

Incentives granted by governments allow the company to make investments for installing and operating the plants and other operations, generating positive impact on income generation and taxes. Monetary data regarding the assistance received is considered confidential and strategic for the Company. **G4-EC4**

BRF, when executing its tax policy, is attentive to the legality of its acts, practicing them in strict compliance with the legislation of the countries in which it operates, preserving the continuity of the business in an integrated manner in order to evaluate the tax impacts of its actions.

With regard to the elections for Municipal, State and Federal positions held in Brazil in 2016, BRF followed the new Brazilian electoral law (Federal Law No. 13,165/2015) and did not provide any support or make any donation to campaigns, candidates, parties or political associations. The company, through its Corporate Integrity Vice Presidency, disclosed the guidelines to be followed by all its employees during the electoral period, in addition to having created a channel to clarify and answer the questions of its employees.


Ethics & Compliance:
A Global View
MPLIANCE
ORKSHOP
Michael Berry
BOARD
SOLUTIONS

Regarding our sector's performance, we are mobilized around key business discussions.

Natural Capital

Environmental Efficiency

We are attentive to opportunities to optimize our use of natural resources and find solutions for by-products and impacts of the business

As a global company, we are responsible for promoting the proper use of natural resources in our value chain, acting as a legitimate partner of nature. Our goal is to protect and conserve the environment around us and in the value chain, in addition to manage the product portfolio, focusing on reducing post-consumption impacts.

Our mission and purpose, more restrictive legal environments in our markets, more critical and conscientious consumers, and business partners concerned with the impacts of their chain are factors that encourage us to continuously seek to raise our levels of environmental management. Through the Health, Safety, and Environment (HSE) management system, our Environmental Policy, and benchmarks such as the ISO 14001 guidelines, we address the potential impacts, and the risks and opportunities associated with them.

Based on the work of the Vice Presidency of the Supply Chain, we have developed a comprehensive look at environmental efficiency, with global corporate technical support teams and business units worldwide. The activi-

In recent years, we have increased the volume of investments focused on environmental protection and efficiency.



ties are guided by some instances, applying to the Company's entire operation:

- General Committee on Health, Safety, and Environment (HSE), with monthly meetings that mobilize leaders from different areas;
- Installation Analysis Form (FAI), for environmental assessment of new projects;
- Internal Corporate Regulations (NC), which may be stricter than current legislation;
- Environmental Compliance Index (ICA), an indicator developed internally to measure the quality of processes, and the performance, goal, and compliance of each unit.
- Health, safety, and environment dialogues, with the participation of plant workers in discussions on conserving resources as well as waste prevention.

The ICA is monitored in 100% of the units in Brazil, Argentina, and the United Arab Emirates (Abu Dhabi), addressing aspects of effluents, waste, air emissions, noise, odor, grants, and environmental licenses. It also applies to the agricultural operation (feed factories, hatcheries, and our farms). The compliance index in 2016 increased 12.5% compared with 2015.

In addition to this tool, we maintain risk management dedicated to environmental issues, given the relevance of the subject on aspects such as obtaining environmental licensing, certification/authorization of clients and markets, and compliance with the legal requirements of the countries in which we operate.

For 2016, our challenge was to revise the Corporate Norms so they adhere to standards of our markets, especially in the countries where we have operations (Argentina, Netherlands, Thailand, Abu Dhabi, and England). Our goal is to apply ICA assessments on a global scale.

We also reinforced our investment in environmental impact reduction initiatives, totaling .84 million in operations in Brazil, Europe/Eurasia, Abu Dhabi, Argentina, and Thailand - more than the approximately R$ 324 million from 2015 (which did not include Thailand in its scope) - check this indicator in detail in the *Attachment*.

.8 million

Environmental investment in Brazil, Europe/Eurasia, Abu Dhabi, Argentina, and Thailand

100%

of units in Brazil, Argentina, and the United Arab Emirates (Abu Dhabi) monitored using the ICA

The issue of green bonds enabled the Company to increase its investment capacity in green projects related to its sustainability initiatives

ENVIRONMENTAL INVESTMENTS

In 2015, we became the first company in South America to issue, abroad, 500 million euros of Senior Notes (green bonds). Maturing on 3/6/2022, we will have seven years to invest in projects proven to reduce environmental impact. During the period, the allocation of resources will be monitored annually to ensure compliance with criteria of the bonds.

Issuing green bonds enabled the Company to increase its investment capacity in green projects, focusing on categories such as energy efficiency, renewable energy, sustainable forests, reducing greenhouse gas emissions, water management, packaging, reducing the use of raw materials, and waste management.

The successful experiment has become a benchmark in the Brazilian market - in which the practice tends to be more and more widespread as a way of preparing companies to invest in natural capital.

IN THE OPERATION

In the routine of our offices, logistics centers, plants, farms, and other business units, we execute projects and investments that seek to mitigate environmental impacts. Among the issues prioritized are water management, control of greenhouse gas emissions, waste generation, and the use of energy resources.

Funding from the green bonds allows BRF to expand its investment in sustainability projects



WATER MANAGEMENT

Water use is particularly critical for the food industry. At BRF, and its peers in the private sector, shortage of water resources can compromise financial and operational results, placing at risk the feasibility of production processes - from the field, where water is indispensable for breeding animals and producing agricultural commodities, to plants.

The external environment impacts BRF in several aspects, including susceptibility to floods, water availability (surface and groundwater stress, drought index, rain variation) and environmental quality of the basin. We are attentive to possible insufficient water scenarios in certain regions of Brazil and the world – such as in Abu Dhabi, where we have a plant operation - and also consider the challenge of the simultaneous use of water, due to the extraction from sources also used to supply the population, irrigation, and other industries.

We actively participate in the Watershed Committees in the regions where we are present; in addition, we engage our business partners, with assessments and indicators that address the water issue – such as in the agricultural operation. At the end of 2016, we began a study with a committee from the Alto Paranaíba basins to map the water resources, their users, and classify tributaries, in an area where we are present through the Uberlândia, Buriti Alegre, Jataí, Rio Verde, and Mineiros units.

A management highlight was that we also developed a methodology for risk assessment and water vulnerability that began to be implemented in 2015 at the Company's units, defining an exposure score for each one and planning preventive and corrective measures. The tool assesses the operation's internal and external factors regarding the availability and quality of the water and the dependence of the unit on the resource. The goals of applying this methodology are building a water vulnerability map for BRF's operations, comparing risk indicators between units, and subsidizing projects and investments to mitigate risks.

The vulnerability analysis applies two complementary analytical approaches: an internal look, related to the operation; and an environmental, external look, related to the characteristics of the watershed where the project is located, and the multiple uses of water in the region. In the end, these approaches integrate their indicators, providing a quantitative synthesis of water vulnerability. **G4-EN9**

All production units in Brazil undergo a water risk and vulnerability assessment in order to reduce the impact of this aspect on our operations

In 2016, we applied the water vulnerability analysis tool to all production units in Brazil, and identified that only five units were considered more vulnerable to risk. The methodology is divided between internal and external aspects, and we applied the complete analysis to the internal aspects, where the data was available in its entirety. For the external aspects, which involve information from the watersheds, we had difficulty obtaining this information, which led us to revise the indicators in order to obtain data from all the units. The external methodology will be applied in full in 2017.

EFFICIENCY AND PERFORMANCE

At BRF, we adopted goals and indicators for water consumption at each plant, regardless of the external requirement of a limit beyond the extraction grant, when applicable. Abroad, we comply with regulations such as the Order of the Ministry of Water Affairs of the Province of Santa Fé (Argentina) No. 395/07, which regulates sources for the use of groundwater, and the Regulation of Water Quality (Fourth Edition) in Abu Dhabi, issued by the Bureau of Regulation and Supervision. To reuse water at this unit, there is a specific regulation.

We work on several fronts to improve our performance, including projects to reduce water in equipment, modernize infrastructure, and apply the Lean philosophy to plant sanitation, valuing waste control without any damages to the sanitation field. Through actions such as water reuse (avoiding new withdrawal from the environment), prioritizing surface abstraction (with greater capacity

WATER CONSUMPTION BY SOURCE * GRI G4-EN8 (m³/year)

	2015	2016
Total water withdrawal by source	**Consolidated BRF**	**Consolidated BRF**
Surface water (rivers, lakes, wet lands, oceans)	38,559,842.23	38,366,961.88
Groundwater	18,379,836.95	20,807,007.94
Harvested rainwater	59,400.00	53,300.00
Utility/water supply company	1,315,427.59	1,855,287.60
Total	**58,314,506.77**	**61,082,557.42**

** Includes units from Brazil, Europe Eurasia, Asia (Thailand), Latin America (Argentina), and the Middle East (Abu Dhabi, United Arab Emirates).*

to renewal the resource), treating waste water prior to its discharge, and the return of about 95% of the water abstracted (given that BRF does not use water as raw material), we believe we are working to position BRF as a benchmark in environmental performance in water.

In legal terms, we must take into account the minimum water amounts to be used in production. For example, in chicken slaughter, there are points in which volumes of water are required for each chicken. Therefore, as we seek to reduce consumption, we are also legally obligated to comply with minimum amounts of water use during the process. We maintain a working group for sanitation, formed by the Engineering, Quality, and Procurement teams, that studies practices to maximize the efficiency of this process.

Regarding water reuse, we have adopted the World Health Organization (WHO) classification, which establishes three modalities: indirect reuse (water already used one or more times and discharged into surface and groundwater, and used again in a diluted form); direct (planned use of treated wastewater for some purposes - such as irrigation and industrial use); and internal recycling (reuse of water internally in industrial facilities).

In 2016, we had a 4.7% increase in BRF's total water consumption, compared with the previous year. This increase, however, is associated with acquisitions in Thailand and Argentina. If we compare the same basis, not including the acquisitions, consumption would have been 1% lower compared with 2015.

Reuse, sensible use, and state-of-the-art technologies are the tools to improve our performance in water consumption.




PERCENTAGE OF WATER RECIRCULATION AT BRF
24.98%
38%
2015
2016

We have goals and objectives related to reducing both waste volume and the organic load in effluents

EFFLUENTS

Management of effluents generated in industrial activity is of great relevance to BRF, due to the need to control possible impacts ranging from environmental damage to water bodies and soil up to the water supply becoming unfeasible. As focal points for these actions, we seek to comply with the legal quality requirements for the discharge and promote the reduction and adequate disposal of effluents.

We have goals and objectives related to reducing both the volume of effluents and the organic load. At each plant, we study ways to control generation of materials, as well as innovative options for transforming effluents into raw material for other processes.

In 2016, despite the company's efforts, the volume of effluents generated increased (5.6%) and there was an increase in the organic load (4.7%) compared with 2015. The influencing factor was the inclusion of data from the units in Thailand and Argentina.

For the units, we are already developing projects to reduce generation of organic load. One of the highlights was the construction, at the Chapecó unit, of an activated sludge treatment system; currently, the model is being adjusted and stabilized in order to obtain performance results within legal parameters.

EFFLUENT DESTINATION (T) G4-EN22 ***

	Volume (m³)		Water quality and treatment method (kg COD/year)	
	2015*	2016**	2015*	2016**
Surface Source	50,245,556.52	54,004,053.52	3,197,322.82	3,346,422.05
Soil	942,189.00	163,698.76		
Other	166,957.45	58,958.00		
Total	**51,354,702.97**	**54,226,710.28**		

** In 2015: Considered all production units in Brazil, Argentina, Holland, England and Abu Dhabi.*
*** Includes units in Brazil, Latin America, Asia, the Middle East/North Africa and Europe/Eurasia.*
**** Not used by another organization*

EMISSIONS

In line with our sustainability strategy and the potential impacts of the climate on business - ranging from commodity crops to energy and water risks in the markets in which we operate - we have sought to increase our efficiency when using natural resources and controlling emissions on the various links of the production chain.

Regarding GHG emissions, for example, we maintain the Climate Change Program, which includes our adaptations and our capacity to analyze the risks and impacts of this aspects on our value chain, in addition to taking into account our measures to reduce greenhouse gas emissions.

BRF is a member of the Brazilian GHG Protocol Program and follows the methodology to calculate its inventory of greenhouse gases, published externally on an annual scale. Our air emissions and greenhouse gas emissions are submitted to a management model that complies with the environmental performance legislation and best practices in the markets.

Historically, the volume of our GHG emissions is concentrated in the value chain, especially in agriculture and logistics processes. In the operation, we have a high proportion of renewable energy, in addition to adopting an environmental management system that results in a lower emissions profile. The Company's extensive and complex distribution and supply networks are a relevant challenge, especially considering our global expansion.

We address this issue in our analysis of risks and opportunities. Among the monitored impacts, we follow up on the results of COP22 and the commitments assumed by the countries. In a previous analysis, we identified some relationships and some potential impacts, especially the debates on carbon pricing - which have the potential to generate a financial impact on BRF in the future. Regarding the goal assumed by Brazil, for example, to increase the share of renewable sources in its matrix, BRF uses over 90% of this type of source, with commitments to raise this percentage. In the agricultural chain, Brazil has goals for forest recovery and crop/livestock/forest integration. Due to BRF's model for breeding in extreme confinement, and also the characteristics of the animals, the emission profile is lower than that of cattle ranching.

Among the operational measures in recent years to improve our performance, we have extended the adoption of biomass as renewable energy, which reaches 34 plants in Brazil, we work on conserving energy and heat and reinforce logistical efficiency through projects that include adopting alternative modalities, such as coastal shipping; route optimization actions and use of vehicles with greater capacity; reverse logistics models, optimizing loading for vehicle return; and prioritizing the use of vehicles that adopt less polluting diesel (S-50). In 2016, trips in more efficient modes of transportation - such as coastal shipping and "Vanderleia" – a truck with three spaced axles - accounted for 10% of total number of trips.

Acquisition of operations in Asia and Argentina positively impacted our environmental indicators. Comparing with the same scope, we improved our performance

Through the Energy Excellence Program and the BRF Energy Committee, we seek to continuously increase our performance in the use of this resource

In 2016, we designed projects capable of minimizing greenhouse gas generation while improving the quality of treatment of the final effluents. Among them, are the replacement of the anaerobic treatment system with an activated sludge system, in the Toledo and Dourados units. These projects are scheduled to begin in February 2017.

The Company also owns planted renewable forest, as carbon stock. It is a positive impact on the environment, as it contributes to climate regulation and mitigation of the impacts generated by the activities. In 2016, we had a stock of 6,031,465 tCO_2.

ENERGY

Energy consumption is another central aspect. According to our risk management (*read more in* Risks and Opportunities), we consider energy price and availability to be aspects that directly affect our operation. BRF's Energy Excellence Program mobilizes corporate and unit technical teams, managing efficiency in the use of this resource throughout the Company.

We have in place the BRF Energy Committee, formed by the Engineering, Controller, and Procurement teams, which defines strategies for contracting energy, approves projects, and communicate guidelines to the production units.

In addition to having around 3% of our consumption provided by our own energy generation, we have annual goals for improving use efficiency and an investment plan for the coming years, in order to raise the Company's own generation percentage - which would protect it in cases of rationing, for example.

BRF also adopts annual lines of investments in order to invest its own resources toward upgrading technology and purchasing more efficient equipment. Examples include standardizing temperature control procedures for freezing tunnels; implementing automatic controls and variables of compressed air equipment; and upgrading plant lighting technology to the LED system.

In addition to these initiatives, BRF uses the resources from the Energy Efficiency Programs of energy distributors, recommended by the National Electricity agency (ANEEL), with actions such as replacing common motors and electric pumps with high performance equipment, which also impacts GHG emissions. The last contracts were signed with the Companhia Paranaense de Energia (COPEL), at the Toledo unit, and the Santa Catarina Electric Power Plants (CELESC), at the Capinzal and Chapecó units. These partnerships made over million available for this purpose. **G4-EN19**

We aim to achieve an overall reduction in energy consumption, with improvements in distribution centers, agricultural operations, and plant in Brazil and abroad. In 2016, we achieved a reduction of approximately 7% in our plants.

7%

reduction of energy consumption in our units **G4-EN6**

LOGISTICS EFFICIENCY

G4-EN30

We carry out regular audits of our logistics partners in order to evaluate their projects and results in management of their greenhouse gas (GHG) emissions. The results in 2016 were:

PRIMARY LOGISTICS (RAW MATERIAL)

76%

of carriers performing better than plan

AGRICULTURAL LOGISTICS

47%

of carriers performing better than plan

DISTRIBUTION LOGISTICS (PRODUCTS)

80%

of carriers have a better index than the established goal

BIOMASS SELF-SUFFICIENCY

In recent years BRF has consumed about 65% of its own biomass, which has production traceability and economic viability.

Along with forestry production farms, BRF maintains and regularizes legal reserve areas and environmental protection areas under current legislation.

Our commitment is to maintain a level of self-sufficiency above 75% in biomass consumption by 2023. The increase in productivity will occur without increasing the planted area, through gains in productivity with cutting-edge technologies and genetics. The rest of the material will come from reputable and traceable suppliers.

4.3%

of BRF's total current expenses come from energy acquisition costs, demonstrating the relevance of the aspect to business results.

IMPROVEMENTS IN TRANSPORTATION

G4-EN19

We executed a monitoring and routing project for the agricultural and livestock operation, which reduced the average distance of travel by 4.72%. Besides reduced environmental impact, this represented a savings of .9 million for BRF.

The same improvement occurs in the modes of transportation. Transport through coastal shipping, for example, allowed for savings of million for BRF and represented a 12% reduction in air emissions.

Other important initiatives in logistics efficiency are the Ethanol Project, which studies the feasibility of using the best fuel to supply the fleet of light vehicles per state, and the Telemetry Project, which allows for monitoring the routes and performance measurement, recording data on speeding, abrupt accelerations, distance traveled, abrupt braking, CO_2 emissions, certification of fuel, sharp curves, and availability of use of the equipment.

35,142 tCO_2

was the total reduction of GHG emissions in road transport

SCOPE 1 – DIRECT GHG EMISSIONS GRI G4-EN15 (tCO_2e)	2013	2014	2015	2016
Greenhouse gas emissions	359,559.21	352,422.69	361,059.61	439,962.58
Biogenic CO_2 emissions	2,892,186.26	2,304,715.27	2,213,212.72	2,103,531.01
Gases included in the calculation	All have been mapped, but BRF releases only CO_2, CH_4, N2O and HFC_s			

The scope of data is larger due to acquisitions in Thailand and Argentina. TBRF's 2016 inventory was audited by a third party.

SCOPE 2 – INDIRECT EMISSIONS GRI G4-EN16 (tCO_2e)	2013	2014	2015	2016
Acquisition of electric energy and steam[1]	265,031.29	350,108.19	322,098.78	274,684.41
Gases included in the calculation	CO_2, CH_4, N_2O			

[1] The emission factors of electric energy acquired in countries considered in the Inventory are collected from the websites of the responsible agencies in each country. For example, in Brazil, the emission factor used is the one made available by the MCT - Ministry of Science and Technology. BRF's 2016 inventory was audited by a third party.

SCOPE 3 – OTHER INDIRECT EMISSIONS[1] GRI G4-EN17 (tCO_2e)	2013	2014	2015	2016
Total sources in the inventory	1,000.44	938,298.26	850,776.51	834,957.27
Gases included in the calculation	CO_2, CH_4, N_2O			
Biogenic CO_2 emissions	17,896.93	16,799.80	27,964.62	25,108.08

[1] As of 2012, river transportation logistics and business road trips were included and, in 2014, solid waste treated externally (landfill and composting) were added.

Total energy consumption outside the organization* GRI G4-EN4

(GJ)


5,940,982.41
5,918,373.52
5,201,991.82
2014
2015
2016

SEE MORE
about our energy consumption and our air and GHG emissions in the ***Attachment***.

The Company's strategy establishes goals for reducing the volume of waste

WASTE

Solid waste control at BRF focuses on the reduction, recycling, and reuse of materials throughout our value chain from suppliers to the post-consumer stage. In the operation, we seek cost efficiency coupled with impact management.

Another important point in the company's strategy is the establishment of goals to reduce the volume of waste. Among the goals associated with our Environmental Compliance Index is the reduction of the amount of waste generated, both recyclable and non-recyclable.

We also adopt measures to reuse by-products in our production processes - this is the case of sludge, a by-product generated during the treatment of effluents and used as a fuel mixture for boilers, meeting the legal requirements. This resulted in reduced consumption of wood chips and, at some units, the reuse of practically 100% of sludge resulting from production.

At BRF, we adopted composting as the main method of final disposal, transforming waste into organic fertilizer, with adequate destination from legal and environmental standpoints. Separation for disposal of organic waste and other categories (recyclable and non-recyclable) is also adopted in administrative operations. 100% of the logistics centers also have a selective collection structure.

At the core of the reverse logistics challenge, all our own and integrated farms have a Program for Reverse Logistics of Animal Health Waste. By the end of 2016, a total of 13,000 tons of hazardous waste were collected in the field and in our hatcheries. Data for this work is included in the total of hazardous waste sent for disposal in the waste indicator table.

In addition, as part of the Company's strategic supply chain plan, we have sought to apply "BRF's Reach" vision to improve our relationships with communities, which includes initiatives regarding waste recycling.

CARCASS COMPOSTING

At the Faxinal dos Guedes (SC) unit, BRF started a project for improving composting of animal carcasses, aimed at optimizing the process to dispose of dead animals from poultry and pig farms, improving efficiency and adding value to the by-product. By means of a composting tumbler, installed in the unit, a compound with several uses for fertilization is generated. 100% of animal carcasses were used in this new technology in 2016.

WASTE BY TYPE AND METHOD OF DISPOSAL GRI G4-EN23 (t)

Class I Waste	2015	2016
Incorporation in the soil	0	0.00
Industrial Landfill and Autoclaving	419.34	480.94
Recycling (Return to manufacturer, animal feed, recycling, and refining)	190.4	327.30
Incineration	102.72	128.58
Composting	0	0.00
Total	**712.46**	**936.82**
Class II Waste		
Incorporation in the soil	58,371.25	42,157.76
Industrial Landfill and Autoclaving	70,431.39	110,873.88
Recycling (Return to manufacturer, animal feed, recycling, and refining)	100,159.61	68,408.16
Incineration	119.17	484.93
Composting	91,020.36	120,995.25
Total	**320,101.79**	**342,919.97**

TRANSPORTATION OF HAZARDOUS WASTE GRI G4-EN25 (t)

	2015	Total BRF 2016
Transported[1]	412.6	**461.12**
Treated	135.82	**267.34**
Total	**548.42**	**728.46**

1. Class I waste transported that does not cross State borders.
2. Significant increase due to the inclusion of data on transportation and destination for waste treatment of animal health waste.

PRODUCTS AND PACKAGING

At BRF and in the sector as a whole, we work with the challenge of adequately managing the impact of our products after their purchase by consumers - dealing in particular with the post-consumption pillar, emphasizing how packages are discarded.

This work is part of complying with the National Solid Waste Policy (PNRS), which specifies improvements and adjustments to the industry's production model, from the operation and supply chain to the distribution process, sales, and post-consumer disposal.

Through the Brazilian Food Industry Association (ABIA), we participate in the Sector Packaging Agreement, which brings together associations from different segments of the industry. The agreement includes reducing recyclable waste sent to landfills, among other actions. To this end, one of the important measures identified is the need to build a governance system for waste collectors, thus professionalizing waste disposal activities.

Another aspect proves to be relevant. Currently there is a trend in the market for companies to offer products in smaller servings, adding value. For frozen products, the challenge is to separate and freeze individual servings, in addition to selecting the pieces and packing. We perceive this activity as a way of adding value to the product, through processing and packaging. In this case, value comes by allowing consumer to have a smaller or more appropriate serving, avoiding wasting energy and affecting the quality as a result of an eventual defrosting.

It is important to point out certain facts referring to freezing individual servings, since, prior to this possibility, we worked only with frozen products in a larger block, with more weight, leading to defrosting upon consumption. Individual parts defrosted, but unnecessary in preparation, would result in food being wasted or refrozen.

Separation in servings and quality of product is maintained in ideal conditions through a more appropriate packaging, allowing consumption where and when our clients need it, thereby characterizing the value we can provide through packaging.

FOCUS OF ACTION

At BRF, we work on two fronts to address the use and management of materials associated with our products: on one hand, we invest in projects to reduce the weight and use of raw material in the packaging, without compromising the product's safety and stability requirements. On the other hand, we started projects to mobilize and support the structuring of cooperatives and waste picker's associations in regions close to our operations.

Given the commitments BRF assumed when signing the Sector Agreement, we invest resources in the lines defined for private

We study new technologies and tools every year to use less raw material without impacting product quality and conservation.


PRESUNTO TIPO
parma
DESOSSADO
Sadia
18/12/15
17/12/16
BRASIL

sector investments. By 2017, for example, BRF's PNRS investment will be used to support cooperatives or Voluntary Delivery Points (PEV) in cities where BRF operates.

In 2016, we implemented packaging reductions focused on the sensible use of raw materials; in addition, we invested in improvements in secondary packaging, linked to the processes of transporting biological assets and products.

In some specific processes, we use recyclable plastic, which performs equally in the production line and causes less impact, minimizing consumption of natural resources.

In order to reduce the impacts related to end products, we also aim to recycle the packaging losses from production processes. Regarding products, we seek to minimize the occurrence of environmental impacts related to product loss, which also causes higher process yields, with a positive financial effect. The decrease in cases of product loss is directly associated with the business and the sales, logistics, and production processes, in that client demand is met without generating excess inventory and recall of expired products.

We have sought to advance our analysis of the environmental impact of our products. In 2016, we completed an assessment of water and energy requirements for the poultry and pig chains. Two end products were evaluated, which resulted in mapping the entire chain back to the living animals, which are the basis for industrialized products. The final objective was to find the results in kg of CO_2e/product and liters of water/product. Among the main conclusions, we highlight that the greatest water and carbon impact is in the BRF supply chain. **G4-EN7**


Sadia
SOLTISSIMO
MORTADELA DEFUMADA

The efficient use of packaging is among the food industry's main impact management initiatives

MAIN PACKAGING PROJECTS CARRIED OUT IN 2016 G4-EN27

RE-ENGINEERED CORRUGATED CARDBOARD PACKAGING

Sustainability project developed jointly with a supplier, with a scope of reengineering, waste reduction, and mutual collaboration. As part of our business network, the company shares resources and a physical space within our technology area, assisting us in all innovation challenges. Support and revision of all existing SKUs on all paper packaging is also carried out. In this first year, (the scope foresees 2 years of collaborative work), we have already optimized/reduced consumption of 112 tons of corrugated cardboard packaging.

OPTIMIZED PACKAGING OF THE READY-TO-EAT LINES

We highlight the Ponta Grossa unit, where packaging investments went towards optimizing shipping boxes and organizing the industrial footprint. Efforts were also made towards optimizing packaging in the production lines of the Tatuí plant.

OPTIMIZATION

As a result of this work, we reduced the cost of the production lines by ,423.75.

RE-ENGINEERED PACKAGING FOR THE JAPANESE MARKET

Revising the primary and secondary packaging design, as well as our local client's interest in accepting this initiative, allowed a savings of 141 tons/year.

OPTIMIZED PIZZA PACKAGING

As leaders in the pizza market and the largest domestic consumers of the cardboard used in this package, we decided to reduce the weight of the material by 8.80%

OPTIMIZED DIMENSIONS AND THICKNESS OF SHRINK FILMS

We managed to define a single thickness of 20 microns, as well as adjust the dimensions. This enabled reduced consumption of 1.7 tons/year.


Mercado
brf

Our *Annual Report* is produced based on GRI and IIRC guidelines, bringing together the main financial and non-financial indicators that summarize the Company's performance in 2016.

THE REPORT

In this section

> GRI Content Index
> Attachments
> Credits

BRF presents its employees, consumers, shareholders, investors, suppliers, clients, and other partners with this *Annual Report*. In its 2016 edition, the document continues to adopt the reporting methodology of the Global Reporting Initiative (GRI), version G4, in conjunction with the integrated reporting guidelines of the International Integrated Reporting Council (IIRC). The Company integrates the latter, through its activities with the Brazilian Commission for Monitoring Integrated Reports. **G4-29, G4-30**

In this report, we have made efforts to advance in the connection between the reported data and the most relevant aspects according to our internal and external stakeholders; in 2016, we carried out a new materiality process, in order to reassess the relevance of economic, social, and environmental aspects to the business and our practices in reporting results..

The indicators presented here cover the period from January 1 to December 31, 2016, regarding both financial and non-financial data. We adopted the G4 version of the GRI guidelines in the Comprehensive 'in accordance' option - that is, we report all the specific performance content associated with each material aspect, in addition to further demonstrating our corporate governance practices. We also present GRI's sectorial food indicators. Defined content included material sustainability aspects, our strategic planning, and topic of high relevance to the sector. **G4-28, G4-32**

The scope and metrics of indicators seek to align themselves, whenever possible, with the GRI methodology, with variations written in footnotes and in the body of the report. Most of the data that we present is global, and the scope in question is also indicated in text. **G4-17, G4-18, G4-22, G4-23**

Year after year, we have worked to improve our alignment with the integrated reporting guidelines proposed by the IIRC. In practice, we are urged to exercise more precise and connected communication of financial and non-financial results, as well as present evidence of our investment practices, our business model, and our vision of capital (financial, intellectual, human, social, natural, and manufactured), and how it applies to BRF activities. In this edition, we demonstrate how each social and environmental aspect connects to the risks and opportunities we map for the business, in addition to expressing financial and operating results.

As for our financial statements, our data is presented based on Brazilian standards, as well as International Financial Reporting Standards (IRFS), in accordance with the rules of the Brazilian Securities and Exchange Commission (CVM), and the Security Exchange Commission (SEC). The audit process is restricted to financial indicators, and does not cover the Company's social and environmental performance. In the specific case of the GHG emissions inventory, for 100% of our operations, an external assurance was carried out. **G4-33**

BRF considers this we have made efforts to advance in a key element to exercising transparency with stakeholders. For questions regarding its content or send feedback about the document, contact us at (55 11) 2322-5052 / 5061/5048 or at acoes@brf-br.com. **G4-31**

The aspects prioritized in this report reflect the perception of society and of BRF's leaders and employees about the impacts of the business.

GRI Content Index

ASPECT	DESCRIPTION	PAGE/DISCLOSURE/OMISSION	GLOBAL COMPACT	SDG
GENERAL CONTENT				
Strategy and analysis	**G4-1** Message from the president			
	G4-2 Description of the main impacts, risks, and opportunities			
Organizational profile	**G4-3** Name of the organization			
	G4-4 Main brands, products and/or services			
	G4-5 Location of the organization's headquarters	**Headquarters:** Rua Jorge Tzachel, 475 88301-600 Itajaí – SC – Brazil **Corporate Office:** Rua Hungria, 1.400 – 5º andar 01455-000 São Paulo – SP – Brazil		
	G4-6 Countries where the organization has its main operating units or those most relevant for the sustainability aspects of the report			
	G4-7 Nature of ownership and legal form			
	G4-8 Markets served			
	G4-9 Scale of the organization			
	G4-10 Employee profile		6	
	G4-11 Percentage of employees covered by collective bargaining agreements		3	
	G4-12 Description of the organization's supply chain			
	G4-13 significant changes regarding the new organization's size, structure, ownership, and its supply chain			
	G4-14 Description of how the precautionary approach is addressed by the organization		7	
	G4-15 Externally developed social charters, principles or other initiatives			
	G4-16 Membership in associations and organizations			

ASPECT	DESCRIPTION	PAGE/DISCLOSURE/OMISSION	GLOBAL COMPACT	SDG
Material aspects identified and boundaries	**G4-17** Entities included in the organization's consolidated financial statements and entities not covered by this report			
	G4-18 Process for defining the report content			
	G4-19 List of material aspects			
	G4-20 Boundary, within the organization, of each material aspect			
	G4-21 Boundary, within the organization, of each material aspect			
	G4-22 Restatement of information provided in previous reports			
	G4-23 Significant changes from previous reporting periods in scope and material aspects boundaries			
Stakeholder Engagement	**G4-24** List of stakeholder groups engaged by the organization			
	G4-25 Basis for identification and selection of stakeholders with whom the company engages			
	G4-26 Approach to stakeholder engagement			
	G4-27 Key topics and concerns that have been raised during the engagement, by stakeholder group			
Report profile	**G4-28** Period covered by the report			
	G4-29 Date of most recent previous report			
	G4-30 Reporting cycle			
	G4-31 Contact point for questions regarding the report or its contents			
	G4-32 Option for the application of guidelines and location of the GRI table			
	G4-33 Policy and current practice associated with external assurance for the report			
Governance	**G4-34** Governance structure of the organization		1 a 10	

ASPECT	DESCRIPTION	PAGE/DISCLOSURE/OMISSION	GLOBAL COMPACT	SDG
	G4-35 Process for delegating authority for economic, environmental and social topics from the highest governance body			
	G4-36 Executive level positions with responsibility for economic, environmental, and social topics			
	G4-37 Processes for consultation between stakeholders and the highest governance body on economic, environmental and social topics			
	G4-38 Composition of the highest governance body and its committees			
	G4-39 Chair of the highest governance body			
	G4-40 Nomination and selection processes for the highest governance body and its committees			3
	G4-41 Processes to avoid and manage conflicts of interest			
	G4-42 Role of the highest governance body and senior executives to define policies and goals to manage impacts			
	G4-43 Measures taken to develop and enhance the highest governance body's collective knowledge of economic, environmental, and social topics	Among the measures, we highlight the involvement of the leadership in the development of the Annual Report and its disclosure, communication on the website and dissemination of social and environmental programs in the regions where the company operates. In 2016, senior leadership also participated in the consultations related to the materiality process.		
	G4-44 Processes for the self-assessment of the performance of the highest governance body			
	G4-45 Responsibility for the implementation of economic, environmental, and social policies			
	G4-46 Role of governance in reviewing the effectiveness of the organization's risk management processes for economic, environmental and social aspects			
	G4-47 Frequency of the highest governance body's review of economic, environmental, and social impacts, risks and opportunities			

ASPECT	DESCRIPTION	PAGE/DISCLOSURE/OMISSION	GLOBAL COMPACT	SDG
	G4-48 Highest committee or position that formerly reviews and approves the organization's sustainability report and ensures that all material aspects are covered	The document is approved by the Investor Relations and Sustainability teams and is subject to final validation by the Company's General Managers, Vice Presidents and Global CEO.		
	G4-49 Process for communicating critical concerns to the highest governance body			
	G4-50 Nature and total number of critical concerns that were communicated to the highest governance body and solutions adopted			
	G4-51 Ratio between remuneration and performance of the organization, including social and environmental	The PLR (Profit Sharing Plan) pays employees according to the Company's profit, which may vary depending on the financial results. On the other hand, bonus is a variable remuneration associated with the Company's financial goal, and may vary depending on individual goals for each employee and which are associated with their responsibilities. Individual performance of managers in the manufacturing units, for example, are directly associated with Occupational Health and Safety indicators for the operation. Read more about performance assessment cycles on page 115.		
	G4-52 Participation of consultants (internal and independent) in determining remuneration	Independent consultants serve as a diagnostic source for market practices, using the region of São Paulo as reference; The other regions act as deflators.		
	G4-53 How stakeholders' views are sought regarding remuneration and its application on the policies of the organization	The related trade unions and the confederation of industries are considered in the definitions of wages. Read more on page 116.		
	G4-54 Ratio between the highest salary and the general average for the organization, by country	123 times.		
	G4-55 Ratio between the highest salary increase and the average increase for the organization, by country	The highest salary in the organization did not increase in 2016.		
	G4-56 Organization's values, principles, standards, and norms of behavior		10	
	G4-57 Internal and external mechanisms for seeking advice on ethical and lawful behavior		10	
	G4-58 Internal and external mechanisms for reporting concerns about an ethical behavior		10	

MATERIAL ASPECTS	DMAS AND INDICATORS	PAGE/DISCLOSURE	OMISSION	EXTERNAL ASSURANCE	SDGS
SPECIFIC STANDARD DISCLOSURES					
Category: Economic					
Outsourcing and procurement	**G4-DMA** Management approach				
	G4-FP1 Percentage of volume purchased from suppliers compliant with company's procurement policy				
	G4-FP2 Percentage of volume purchased which is in accordance with internationally recognized standards and certifications, broken down by certification				2, 12, 14, 15
Economic Performance UNGC	**G4-DMA** Management approach				
	G4-EC1 Direct economic value generated and distributed				2, 5, 7, 8, 9
	G4-EC2 Financial implications and other risks and opportunities for the organization's activities due to climate change				13
	G4-EC3 Coverage of the organization's defined benefit plan obligations	Income benefits paid by the Plan are funded directly by the reserves already established in the Plans. In 2016, BRF paid a total of ,175,109.55 in contributions. Participants paid a total of R$ 20,166,15.58. The percentage of contribution defined in Plans I, II and III observes the following criteria: for Plan I, the contribution defined in the regulation is 0.70% on the portion of the salary corresponding to up to 10 BRF Reference Units (URBs), which today amounts to R$ 4,978.32, and 3.70% on the surplus portion of the salary, if any. Contributions of the sponsor are made on the basic contribution of participants and observe the following scale: up to 50 years of age, 100% of the participant's basic contribution; after 51 years of age, 200% of the participant's basic contribution. For Plan II and for those who joined Plan III until April 4 2016, the contribution defined in the regulation is 0.70% on the portion of the salary corresponding to up to 10 URBF (BRF Reference Unit), which today amounts to R$ 4,978.32, and 3%, 4%, 5%, 6% or 7% (as opted by the participant) on the surplus portion of the salary, if any.			

MATERIAL ASPECTS	DMAS AND INDICATORS	PAGE/DISCLOSURE	OMISSION	EXTERNAL ASSURANCE	SDGS
	G4-EC4 Financial assistance received from government				
Indirect Economic Impacts	**G4-DMA** Management approach				
	G4-EC7 Development and impact of infrastructure investments and services provided				2, 5, 7, 9, 11
	G4-EC8 Significant indirect economic impacts, including the extent of impacts				1, 2, 3, 8, 10, 17
Procurement Practices	**G4-DMA** Management approach				1, 5, 8
	G4-EC9 Proportion of spending on local suppliers at significant operating units				12
Category: Environmental UNGC					
Energy	**G4-DMA** Management approach				
	G4-EN3 Energy consumption within the organization				7, 8, 12, 13
	G4-EN4 Energy consumption outside the organization				7, 8, 12, 13
	G4-EN5 Energy intensity	Considering the total annual energy consumption (31,380,417.47 GJ) and total production (14,758,000 t), BRF´s energy intensity in 2016 was 2.13 GJ/t.			7, 8, 12, 13
	G4-EN6 Reduction of energy consumption				7, 8, 12, 13
	G4-EN7 Reductions in energy requirements of products and services				7, 8, 12, 13
Water	**G4-DMA** Management approach				
	G4-EN8 Total water withdrawal by source				6
	G4-EN9 Water sources significantly affected by withdrawal of water				6
	G4-EN10 Percentage and total volume of water recycled and reused				6, 8, 12
Emissions	**G4-DMA** Management approach				

MATERIAL ASPECTS	DMAS AND INDICATORS	PAGE/DISCLOSURE	OMISSION	EXTERNAL ASSURANCE	SDGS
	G4-EN15 Direct greenhouse gas (GHG) emissions (Scope 1)				3, 12, 13, 14, 15
	G4-EN16 Indirect greenhouse gas (GHG) emissions from the acquisition of energy (Scope 2)				3, 12, 13, 14, 15
	G4-EN17 Other indirect greenhouse gas (GHG) emissions (Scope 3)				3, 12, 13, 14, 15
	G4-EN18 Intensity of greenhouse gas (GHG) emissions				13, 14, 15
	G4-EN19 Reduction of greenhouse gas (GHG) emissions				13, 14, 15
	G4-EN20 Emissions of ozone-depleting substances (ODS)				3, 12
	G4-EN21 NO_x, SO_x and other significant air emissions				3, 12, 14, 15
Effluents and Waste	**G4-DMA** Management approach				
	G4-EN22 Total water discharge by quality and destination				3, 6, 12, 14
	G4-EN23 Total weight of waste by type and disposal method				3, 6, 12
	G4-EN24 Total number and volume of significant spills	In 2016, an environmental accident was registered, with the tipping of a truck loaded with vegetable oil on highway BR-277, near the municipality of Paranaguá (PR). An emergency response plan was implemented to mitigate the associated impacts.			3, 6, 12, 14, 15
	G4-EN25 Weight of transported, imported, exported, or treated waste deemed hazardous under the terms of the Basel Convention Annex I, II, III, and VIII, and percentage of transported waste shipped internationally				3, 12

MATERIAL ASPECTS	DMAS AND INDICATORS	PAGE/DISCLOSURE	OMISSION	EXTERNAL ASSURANCE	SDGS
	G4-EN26 Identity, size, protected status, and biodiversity value of water bodies and related habitats significantly affected by the organization's discharges of water and runoff				6, 14, 15
Products and Services	**G4-DMA** Management approach				
	G4-EN27 Extent of impact mitigation of environmental impacts of products and services				6, 8, 12, 13, 14, 15
	G4-EN28 Percentage of products sold and their packaging materials that are reclaimed, broken down by category	BRF does not report this number individually, but together with the packaging coalition companies.			8, 12
Conformity	**G4-DMA** Management approach				
	G4-EN29 Monetary value of significant fines and total number of non-monetary sanctions for non-compliance with environmental laws and regulations	Judicial and administrative demands are considered to be significant when the amounts involved are greater than ,000 In 2016, among the significant fines, we had two environmental claims (two notices of violation), totaling R$ 5,000,000.00. It should be noted that other notices of violation were received with application of simple fine of non-significant value, as well as numerous notifications/official letters, without the application of any sanctions, for submission of documents and provision of information, especially regarding the regularity of the licenses and related to environmental restrictions, as well as observation of effluent discharge standards, which are governed by Brazil and also the release of total suspended solids above the limits set by the Kizad (Kalifa Industrial Zone) in Abu Dhabi. The two significant notices of violation addressed the water pollution in Lajeado São José in Chapecó, SC, and the supposed activity that did not comply with the objectives of the conservation unit in Cuiabá, MT. The defenses await analysis of the environmental body.			16

MATERIAL ASPECTS	DMAS AND INDICATORS	PAGE/DISCLOSURE	OMISSION	EXTERNAL ASSURANCE	SDGS
Transport	**G4-DMA** Management approach				
	G4-EN30 Significant environmental impacts of transporting products and other goods and materials for the organization's operations, and transporting members of the workforce.				11, 12, 13
Overall	**G4-DMA** Management approach				
	G4-EN31 Total investments and expenditures in environmental protection by type				7, 9, 12, 13, 14, 15, 17
Supplier environmental assessment	**G4-DMA** Management approach				
	G4-EN32 Percentage of new suppliers that were screened using environmental criteria				
	G4-EN33 Significant actual and potential negative environmental impacts in the supply chain and actions taken				
Environmental grievance mechanisms related to environmental impacts	**G4-DMA** Management approach				
	G4-EN34 Number of grievances related to environmental impacts filed, addressed, and resolved through formal grievance mechanisms			16	
Category: Social - Labor practices and decent work UNGC					
Employment	**G4-DMA** Management approach				
	G4-LA 1 Total number and rates of new employee hires and employee turnover by age group, gender and region				5, 8
	G4-LA2 Benefits provided to full-time employees that are not provided to temporary or part-time employees, broken down by major operational units of the organization				8
	G4-LA 3 Return to work and retention rates after parental leave, by gender				5, 8

MATERIAL ASPECTS	DMAS AND INDICATORS	PAGE/DISCLOSURE	OMISSION	EXTERNAL ASSURANCE	SDGS
Occupational Health and Safety	**G4-DMA** Management approach				
	G4-LA 5 Percentage of total workforce represented in formal health and safety committees, composed of employees of different hierarchical levels, that help monitor and advise on occupational health and safety programs	In 2016, 100% of employees were entitled to maternity and paternity leave in Brazil. In 2015, a total of 2,378 women returned from maternity leave. Of this total, 62.36% remained active in the company in 2016, 12 months after returning from maternity leave, and 37.64% were terminated before completing 12 months after their return, with 12.24% voluntary terminations and 25.40 % involuntary. **GM Latin America**: 172 maternity and paternity leave professionals; 100% returned to work. **GM Europe and Eurasia**: 6 maternity and paternity leaves; Only 1 left the company. **GM Africa**: In 2016, 1 professional took paternity leave and returned to work. **GM Middle East**: 41 employees on maternity and paternity leave and 100% returned to work. **GM Asia**: In Thailand, there were 161 leaves; All returned to work.			8
	G4-LA6 Types and rates of injuries, occupational diseases, lost days, absenteeism and number of work-related fatalities, by region and gender	HSE governance is composed of health and safety professionals, internal committees, legal committees (such as the Internal Accident Prevention Committee - CIPA) and Working Groups with the participation of approximately 10% of the workforce, representing 100% of the employees. The model promotes a systemic and participative management. The goal is to monitor the HSE programs, disseminate information and comply with the policy, the principles and legal requirements. Today, approximately 4% of the workforce acts as a brigade in emergency situations and 100% of them are trained to act in these situations.			3, 8
	G4-LA7 Workers with high incidence or high risk of diseases related to their occupation				3, 8
	G4-LA8 Health and safety aspects covered in formal agreements with trade unions				8

MATERIAL ASPECTS	DMAS AND INDICATORS	PAGE/DISCLOSURE	OMISSION	EXTERNAL ASSURANCE	SDGS
Diversity and Equal Opportunity	**G4-DMA** Management approach				
	G4-LA 12 Composition of governance bodies and breakdown of employees by employee category according to gender, age group, minority group membership, and other indicators of diversity				5, 8
Supplier assessment for labor practices	**G4-DMA** Management approach				
	G4-LA14 Percentage of new suppliers that were screened using labor practices criteria				5, 8, 16
	G4-LA15 Significant actual and potential negative impacts for labor practices in the supply chain and actions taken				5, 8, 16
Grievance mechanisms related to labor practices	**G4-DMA** Management approach				
	G4-LA16 Number of grievances related to labor practices filed, processed and solved through formal grievance mechanisms			16	
Category: Social – Human Rights UNGC					
Child Labor UNGC	**G4-DMA** Management approach				
	G4-HR5 Operations and suppliers identified as having significant risk for incidents of child labor, and actions taken to contribute to the effective eradication of child labor	The focus of the impact management actions is on the supply chain, since this issue has no significant impact on BRF direct operations.		8, 16	
Forced or Compulsory Labor UNGC	**G4-DMA** Management approach				
	G4-HR6 Operations and suppliers identified as having significant risk for incidents of forced or compulsory labor, and actions taken to contribute to the elimination of all forms of forced or compulsory labor	The focus of the impact management actions is on the supply chain, since this issue has no significant impact on BRF direct operations.		8	

MATERIAL ASPECTS	DMAS AND INDICATORS	PAGE/DISCLOSURE	OMISSION	EXTERNAL ASSURANCE	SDGS
Supplier assessment for human rights	**G4-HR10** Percentage of new suppliers that were screened using human rights criteria				
	G4-HR11 Significant actual and potential negative human rights impacts in the supply chain and corresponding actions taken				
Human rights grievance mechanisms	**G4-DMA** Management approach				
	G4-HR12 Number of grievances about human rights impacts filed, addressed, and resolved through formal mechanisms			16	
Category: Social - Society					
Local Communities UNGC	**G4-DMA** Management approach				
	G4-SO1 Percentage of operations with implemented local community engagement, impact assessments, and development programs				
	G4-SO2 Operations with significant adverse impacts, actual and potential, upon local communities				1, 2
Anti-corruption UNGC	**G4-DMA** Management approach				
	G4-SO3 Total number and percentage of operations assessed for risks related to corruption and the significant risks identified	The claims received about risks and occurrences are prioritized according to the criticality criterion established in research methodology. The cases are directed to the departments responsible for the investigation. The claims are treated as confidential The Compliance Department periodically reports the treatment of claims, regardless of their level of criticality, to the Vice President of Corporate Integrity. In addition, the high-criticality issues are reported to the Statutory Audit Committee.			16
	G4-SO4 Communication and training on anti-corruption policies and procedures	1,288			16
	G4-SO5 Confirmed incidents of corruption and actions taken	The company does not report information of this nature, since it is a confidential matter of the Company.			16
Anti-competitive Behavior	**G4-DMA** Management approach				
	G4-SO7 Total number of legal actions for anti-competitive behavior, anti-trust, and monopoly practices and their outcomes	In 2016, there was no disbursement of monetary value for significant fines and non-monetary sanctions imposed as a result of non-compliance with laws and regulations.			16
Compliance	**G4-DMA** Management approach				

MATERIAL ASPECTS	DMAS AND INDICATORS	PAGE/DISCLOSURE	OMISSION	EXTERNAL ASSURANCE	SDGS
	G4-SO8 Monetary value of significant fines and total number of non-monetary sanctions for non-compliance with environmental laws and regulations	In 2016, there was no disbursement of monetary value for significant fines and non-monetary sanctions imposed as a result of non-compliance with laws and regulations.			16
	G4-DMA Management approach				
Supplier assessment for impacts on society	**G4-SO9** Percentage of new suppliers that were screened using criteria for impacts on society				
	G4-SO10 Significant actual and potential negative impacts on society in the supply chain and actions taken				
Environmental grievance mechanisms related to impacts on society	**G4-DMA** Management approach				
	G4-SO11 Number of grievances related to impacts on society filed, addressed, and resolved through formal grievance mechanisms			16	
Category: Social - Product Responsibility					
Customer Health and Safety	**G4-DMA** Management approach				
	G4-PR1 Percentage of significant product and service categories for which health and safety impacts are assessed for improvement				
	G4-PR2 Total number of incidents of non-compliance with regulations and voluntary codes concerning the health and safety impacts of products and services during their life cycle, by type of outcomes	In 2016, a total of 688 cases/administrative assessments involving the aspect were filed. 302 were dismissed and 386 are ongoing. There were no payments of legal proceedings/administrative assessments with relevant amounts, i.e. greater than ,000.00 during the year.			16
	G4-FP5 Percentage of the production volume manufactured at sites certified by third parties in accordance with internationally recognized standards				2
	G4-FP6 Percentage of the total sales volume of consumer goods, by product category, that have reduced saturated fat, trans fats, sodium and added sugars				2

MATERIAL ASPECTS	DMAS AND INDICATORS	PAGE/DISCLOSURE	OMISSION	EXTERNAL ASSURANCE	SDGS
	G4-FP7 Percentage of the total sales volume of consumer goods, by product category, containing increased nutritional ingredients and food additives such as fiber, vitamins, minerals, phytochemicals and functional additives				2
Product labeling and services	**G4-DMA** Management approach				
	G4-PR3 Type of product and service information required by the organization's procedures for product and service information and labeling, and percentage of significant product and service categories subject to such information requirements				12
	G4-PR4 Total number of incidents of non-compliance with regulations and voluntary codes concerning product and service information and labeling, by type of outcomes	In 2016, there were 23 administrative / judicial proceedings on the matter. 3 were dismissed and 20 are ongoing. In 2016, there were no payments of legal proceedings/ administrative assessments with relevant amounts, i.e. greater than ,000.00 during the year.			16
	G4-PR5 Results of surveys measuring customer satisfaction				
Compliance	**G4-DMA** Management approach				
	G4-PR9 Monetary value of significant fines for non-compliance with laws and regulations concerning the provision and use of products and services	In 2016, BRF was not assessed with fines of significant monetary value, which are considered those above ,000.00, applied on the grounds of non-compliance in this regard.			16

MATERIAL ASPECTS	DMAS AND INDICATORS	PAGE/DISCLOSURE	OMISSION	EXTERNAL ASSURANCE	SDGS
Category: Sector - Food-Processing Sector Supplement					
Animal welfare	**G4-DMA** Management approach				
Breeding	**G4-FP10** Policies and practices, by species and breed type, related to physical alterations and the use of anesthetics				
	G4-FP11 Percentage and total number of animals reared and/or processed, by species and breed type and by housing type				
	G4-FP12 Policies and practices regarding the use of antibiotics, anti-inflammatory, hormones and/ or treatments with growth promoters, by species and breed type	The use of growth promoters is restricted to markets and legislation that allow the use of these products and their use has been diminishing year on year, without prejudice to the quality of life of the animals.			2
Handling, Transport and Slaughter	**G4-FP13** Total number of incidents of significant non-compliance with laws and regulations and adherence to voluntary standards related to transport, handling and slaughter practices of terrestrial and aquatic animals	In 2016, there were 12 legal proceedings/ administrative assessments involving transport, handling and slaughter practices; three of which were dismissed and nine are ongoing. In the year, there were no payments of legal proceedings/administrative assessments with relevant amounts, i.e. greater than ,000.00.			


SUSTAINABLE DEVELOPMENT GOALS
1 NO POVERTY
2 ZERO HUNGER
3 GOOD HEALTH AND WELL-BEING
4 QUALITY EDUCATION
5 GENDER EQUALITY
6 CLEAN WATER AND SANITATION
7 AFFORDABLE AND CLEAN ENERGY
8 DECENT WORK AND ECONOMIC GROWTH
9 INDUSTRY, INNOVATION AND INFRASTRUCTURE
10 REDUCED INEQUALITIES
11 SUSTAINABLE CITIES AND COMMUNITIES
12 RESPONSIBLE CONSUMPTION AND PRODUCTION
13 CLIMATE ACTION
14 LIFE BELOW WATER
15 LIFE ON LAND
16 PEACE, JUSTICE AND STRONG INSTITUTIONS
17 PARTNERSHIPS FOR THE GOALS

Attachments

PEOPLE

BREAKDOWN OF THE INTERNAL AUDIENCE G4-10

EMPLOYEES, BY TYPE OF EMPLOYMENT AND BRAZILIAN REGION (2014)					
	Norte	Nordeste	Centro-Oeste	Sudeste	Sul
Indefinite term	316	4,087	23,581	16,850	55,507
Definite term	4	45	12	247	69
Trainees and apprentices	4	248	2,148	1,105	4,997
Outsourced	58	39	484	141	954
Total	382	4,419	26,225	18,343	61,527
Total in Brazil			110,896		
EMPLOYEES, BY TYPE OF EMPLOYMENT AND BRAZILIAN REGION (2015)					
Indefinite term	285	3,312	23,307	14,578	49,052
Definite term	0	57	15	370	58
Trainees and apprentices	18	135	407	399	557
Outsourced	4	184	2,241	1,043	4,466
Total	307	3,688	25,970	16,390	54,133
Total in Brazil			100,488		
EMPLOYEES, BY TYPE OF EMPLOYMENT AND BRAZILIAN REGION (2016)					
Indefinite term	294	3,155	20,460	13,878	48,195
Definite term		6	20	270	71
Trainees and apprentices	17	129	352	462	612
Outsourced	2	177	2.203	966	4.485
Total	313	3,467	23,035	15,576	53,363
Total in Brazil			95,754		

EMPLOYEES OUTSIDE OF BRAZIL, BY REGION (2014)					
	Latin America	Asia	Africa	Europe	Middle East
Employees	2,639	27	10	465	918
Total number outside of Brazil			4,059		
EMPLOYEES OUTSIDE OF BRAZIL, BY REGION (2015)					
Employees	1,488	54	381	394	2,928
Trainees and apprentices	0	0	0	0	0
Total number outside of Brazil			5,245		

EMPLOYEES OUTSIDE OF BRAZIL, BY REGION (2016)

	GM Africa	GM Asia	GM Europe & Eurasia	GM LATAM	GM MENA	Global
Employees	15	9482	517	1,681	2,129	2,290
Trainees and apprentices	0	0	0	0	0	0
Total number outside of Brazil	16,114					

EMPLOYEES, BY TYPE OF EMPLOYMENT AND GENDER (2015)

	GM Africa and MEA		GM Asia		GM Brazil		GM Europe & Eurasia		GM LATAM		Global	
	Male	Female	Male	Female	Male	Female	Male	Female	Male	Female	Male	Female
Indefinite term	3	0	0	0	9,325	3,309	0	0	12	0	44,290	33,595
Definite term	0	0	0	0	329	127	0	0	0	0	17	27
Trainees and apprentices	0	0	0	0	250	183	0	0	0	1	541	541
Employees outside of Brazil	1395	93	29	25	0	0	249	132	248	146	2.537	391
Total	1,398	93	29	25	9,904	3,619	249	132	260	147	47,385	34,554
Outsourced[1]	7,938											
Total number of employees (own and outsourced)	105,733											

EMPLOYEES, BY TYPE OF EMPLOYMENT AND GENDER (2016)

	GM Africa		GM Asia		GM Brazil		GM Europe & Eurasia		GM LATAM		GM MENA		Global	
	Male	Female	Male	Female	Male	Female	Male	Female	Male	Female	Male	Female	Male	Female
Indefinite term	4	2	0	0	8,678	3,343	2	0	15	1	0	0	42,359	31,578
Definite term	0	0	0	0	189	129	0	0	0	0	0	0	22	27
Trainees and apprentices	0	0	0	0	288	237	0	0	0	0	0	0	482	565
Employees outside of Brazil	10	5	3827	5655	0	0	325	192	1,487	194	1,948	181	1,950	340
Total	14	7	3,827	5,655	9,155	3,709	327	192	1,502	195	1,948	181	44,813	32,510
Outsourced[1]	7,833													
Total number of employees (own and outsourced)	111,868													

[1] *For outsourced employees, there is no breakdown by gender.*

EMPLOYEES, BY TYPE OF EMPLOYMENT AND GENDER (FORMER GMS DIVISION) 2015

	GM Africa and MEA		GM Asia		GM Brazil		GM Europe & Eurasia		GM LATAM		Global	
	Male	Female	Male	Female	Male	Female	Male	Female	Male	Female	Male	Female
Indefinite term	3	0	0	0	9,325	3,309	0	0	12	0	44,290	33,595
Definite term	0	0	0	0	329	127	0	0	0	0	17	27
Trainees and apprentices	0	0	0	0	250	183	0	0	0	1	541	541
Employees outside of Brazil	1395	93	29	25	0	0	249	132	248	146	2,537	391
Total	1,398	93	29	25	9,904	3,619	249	132	260	147	47,385	34,554
Outsourced[1]	7,938											
Total number of employees (own and outsourced)	105,733											

EMPLOYEES, BY TYPE OF EMPLOYMENT AND GENDER

	GM Africa		GM Asia		GM Brazil		GM Europe & Eurasia		GM LATAM		GM MENA		Global	
	Male	Female	Male	Female	Male	Female	Male	Female	Male	Female	Male	Female	Male	Female
Indefinite term	4	2	0	0	8,678	3,343	2	0	15	1	0	0	42,359	31,578
Definite term	0	0	0	0	189	129	0	0	0	0	0	0	22	27
Trainees and apprentices	0	0	0	0	288	237	0	0	0	0	0	0	482	565
Employees outside of Brazil	10	5	3827	5655	0	0	325	192	1,487	194	1,948	181	1,950	340
Total	14	7	3,827	5,655	9,155	3,709	327	192	1,502	195	1,948	181	44,813	32,510
Outsourced[1]	7,833													
Total number of employees (own and outsourced)	111,868													

EMPLOYEES BY COUNTRY

		2015			2016		
		Male	Female	Total	Male	Female	Total
Latin America	Argentina	2,089	427	2,516	3,380	496	3,876
	Brazil	54,767	37,783	92,550	52,039	35,882	87,921
	Chile	45	36	81	35	22	57
	Uruguay	4	6	10	5	4	9
Asia	Thailand	-	-	-	3,769	5,623	9,392
	China	9	13	22	4	13	17
	South Korea	2	-	2	3		3
	Japan	3	4	7	3	3	6
	Malaysia	-	-	-	1		1
	Singapore	18	13	31	23	19	42
Africa	South Africa	9	5	14	10	5	15
Europe	Germany	5	-	5	1		1
	Austria	57	42	99	59	43	102
	Spain	2	4	6		3	3
	France	3	4	7		2	2
	Hungary	3	4	7	4	4	8
	Italy	5	8	13	5	8	13
	Netherlands	195	98	293	191	91	282
	United Kingdom	22	13	35	92	43	135
	Russia	10	7	17	6	4	10
Middle East	Saudi Arabia	501	2	503	498	11	509
	United Arab Emirates	1,053	80	1,133	933	92	1,025
	Kuwait	371	21	392	233	25	258
	Oman	-	-	-	153	44	197
	Qatar	52	-	52	139	11	150
	Turkey	-	-	-		1	1
	TOTAL	59,225	38,570	97,795	61,586	42,449	104,035

Total number of employees

In Brazil and abroad


106,453
97,795
104,035
2014
2015
2016

TURNOVER INDICATORS G4-LA1

TERMINATED BY ORGANIZATIONAL STRUCTURE AND GENDER (2016)

	Male	Male	Total 2016
GM Africa	1	3	4
GM Asia	11	20	31
GM Brazil	2,844	1,125	3,969
GM Europe & Eurasia	42	32	74
GM LATAM	110	46	156
GM MENA	452	17	469
Global	10,001	7,151	17,152
Total	13,461	8,394	21,855

TERMINATIONS BY AGE GROUP

	2013	2014	2015	2016
Under 30	21,747	22,747	15,327	11,791
Between 31 and 50	13,993	13,257	11,030	9,204
Over 50	1,034	1,047	804	860

TERMINATIONS BY GENDER


Female
14,934
15,011
11,334
8,394
2013
2014
2015
2016
Male
21,840
22,040
15,827
13,461
2013
2014
2015
2016

TERMINATED BY ORGANIZATIONAL STRUCTURE AND AGE GROUP (2016)				
	Under 30	Between 31 and 50	Over 50	Total 2016
GM Africa	0	4	0	4
GM Asia	15	16	0	31
GM Brazil	1,805	2,032	132	3,969
GM Europe & Eurasia	12	53	9	74
GM LATAM	51	87	18	156
GM MENA	149	299	21	469
Global	9,759	6,713	680	17,152
Total	11,791	9,204	860	21,855

TERMINATIONS BY REGION				
	2013	2014	2015	2016
South	15,065	16,488	13,855	9,219
Southeast	7,095	6,194	4,700	4,138
Midwest	13,689	12,220	6,742	6,816
Northeast	840	966	1,070	733
North	85	77	121	71
Abroad	N/A	1.106	673	878
TURNOVER RATE BY GENDER (%)				
Male	19.75%	20.70%	16.18%	12.94%
Female	12.70%	14.10%	11.59%	8.07%
TURNOVER RATE BY AGE GROUP (%)				
Under 30	19.75%	21.71%	15.67%	11.33%
Between 30 and 50	12.70%	12.65%	11.28%	8.85%
Over 50	0.94%	1.00%	0.82%	0.83%
TURNOVER RATE BY REGION (%)				
South	13.68%	15.74%	14.17%	9.43%
Southeast	6.44%	5.91%	4.81%	4.23%
Midwest	12.43%	11.66%	6.89%	6.97%
Northeast	0.76%	0.92%	1.09%	0.75%
North	0.08%	0.07%	0.12%	0.07%

[1] *For 2013, information from abroad was not recorded.*
[2] *New scope: This data includes information for abroad, which was not considered in 2012 and 2013.*

TURNOVER RATE BY REGION (%)

	Number of hires	Number of employees	Turnover rate (%)
GM Africa	4	21	19.05%
GM Asia	31	9482	0.33%
GM Brazil	3969	12864	30.85%
GM Europe & Eurasia	74	519	14.26%
GM LATAM	156	1697	9.19%
GM MENA	469	2129	22.03%
Global	17152	77323	22.18%
Total	21,855	104,035	21.01%

HIRES BY ORGANIZATIONAL STRUCTURE AND REGION (2016)

	Male	%	Female	%	Total 2016
GM Africa	6	60%	4	40%	10
GM Asia	3.810	40%	5.643	60%	9.453
GM Brazil	2.113	63%	1.262	37%	3.375
GM Europe & Eurasia	77	58%	56	42%	133
GM LATAM	1.342	92%	110	8%	1.452
GM MENA	469	83%	97	17%	566
Global	8.047	61%	5.059	39%	13.106
Total	15.864	56%	12.231	44%	28.095

HIRES BY GENDER


Female
13.267
14.355
8.792
12.231
2013
2014
2015
2016


Male
19.314
19.808
14.173
15.864
2013
2014
2015
2016

NUMBER OF HIRES BY AGE GROUP	2013	2014	2015	2016
Under 30	22.738	25.177	15.781	16.421
Between 30 and 50	9.532	8.723	7.040	10.688
Over 50	311	263	144	986

NUMBER OF TERMINATIONS BY ORGANIZATIONAL STRUCTURE AND AGE GROUP (2016)	Under 30	Between 31 and 50	Over 50	Total 2016
GM Africa	3	6	1	10
GM Asia	4.025	4.770	658	9.453
GM Brazil	1.975	1.376	24	3.375
GM Europe & Eurasia	29	70	34	133
GM LATAM	482	820	150	1.452
GM MENA	173	368	25	566
Global	9.734	3.278	94	13.106
Total	16.421	10.688	986	28.095

NUMBER OF HIRES BY REGION	2013	2014	2015	2016
South	12.471	15.563	10.925	8.404
Southeast	5.506	5.269	3.922	3.390
Midwest	13.390	11.365	6.273	3.902
Northeast	1.140	1.042	754	513
North	74	96	74	78
Abroad	N/A	828	1.017	11.808
RATE OF NEW HIRES BY REGION (%)				
Male	18,20%	18,90%	14,49%	15,25%
Female	12,50%	13,70%	8,99%	11,76%
RATE OF NEW HIRES BY AGE GROUP (%)				
Under 30	21,40%	24,03%	16,14%	15,78%
Between 30 and 50	9,00%	8,33%	7,20%	10,27%
Over 50	0,30%	0,25%	0,15%	0,95%
RATE OF NEW HIRES BY BRAZILIAN REGION (%)				
South	11,32%	14,85%	11,17%	8,08%
Southeast	5,00%	5,03%	4,01%	3,26%
Midwest	12,16%	10,85%	6,41%	3,75%
Northeast	1,04%	0,99%	0,77%	0,49%
North	0,07%	0,09%	0,08%	0,07%

TURNOVER RATE BY REGION (%)

	Number of hires	Number of employees	Turnover rate (%)
GM Africa	10	21	47.62%
GM Asia	9453	9482	99.69%
GM Brazil	3375	12864	26.24%
GM Europe & Eurasia	133	519	25.63%
GM LATAM	1452	1697	85.56%
GM MENA	566	2129	26.59%
Global	13106	77323	16.95%
Total	28,095	104,035	27.01%

DIVERSITY INDICATORS G4-LA12

BY GENDER

	2013			2014			2015			2016		
	Male	Female	Total	Male	Female	Total	Male	Female	Total	Male	Female	Total
Directors	43	6	49	40	4	44	59	7	66	63	7	70
Managers	419	94	513	404	95	499	413	116	529	471	122	593
Supervisors and Coordinators	1,608	338	1,946	1,906	428	2,334	2,011	594	2,605	2,055	591	2,646
Administration	6,085	5,237	11,322	5,338	4,687	10,025	5,234	4,008	9,242	8,547	9,490	18,037
Operational	58,738	37,570	96,308	55,467	36,408	91,875	50,717	33,120	83,837	49,680	31,437	81,117
Total	66,893	43,245	110,138	63,155	41,622	104,777	58,434	37,845	96,279	60,816	41,647	102,463
Percentage	61%	39%	100%	60%	40%	100%	61%	39%	100%	59%	41%	100%

BY ORGANIZATIONAL STRUCTURE

	Directors	Managers	Supervisors and Coordinators	Administration	Operational	Total
GM Africa	1	8	7	5	0	21
GM Asia	6	21	11	9,444	0	9,482
GM Brazil	15	174	808	1,454	9,888	12,339
GM Europe & Eurasia	4	37	33	188	257	519
GM LATAM	4	37	136	303	1,217	1,697
GM MENA	6	80	140	936	967	2,129
Global	34	236	1,511	5,707	68,788	76,276
Total	70	593	2,646	18,037	81,117	102,463

BY AGE GROUP

	2014				2015				2016			
	Under 30	Between 30 and 50	Over 51	Total	Under 30	Between 30 and 50	Over 51	Total	Under 30	Between 30 and 50	Over 51	Total
Directors	-	39	5	44	-	57	9	66		62	8	70
Managers	17	444	38	499	32	462	35	529	37	512	44	593
Supervisors and Coordinators	253	1.931	150	2.334	388	2.067	151	2.606	395	2.079	172	2.646
Administration	4,034	5,629	362	10,025	3,604	5,284	357	9,245	7,214	9,779	1,044	18,037
Operational	37,010	49,449	5,416	91,875	31,849	46,221	5,763	83,833	29,161	45,504	6,452	81,117
Total	41,314	57,492	5,971	104,777	35,873	54,091	6,315	96,279	36,807	57,936	7,720	102,463
Percentage	39.00%	55.00%	6.00%	100.00%	37.26%	56.18%	6.56%	100.00%	35.92%	56.54%	7.53%	100%

BY AGE GROUP AND ORGANIZATIONAL STRUCTURE

	Under 30	Between 30 and 50	Over 50	Total
GM Africa	6	14	1	21
GM Asia	4,032	4,791	659	9,482
GM Brazil Planning & Distribution	92	133	4	229
GM Brazil Sales & Marketing	4,059	7,558	493	12,110
GM Europe & Eurasia	77	289	153	519
GM LATAM	543	983	171	1,697
GM MENA	592	1,468	69	2,129
Vice Presidency Finance and IR	448	613	69	1,130
Vice presidency People	33	43	9	85
Vice Presidency Corporate Integrity	34	65	5	104
Vice Presidency Marketing & Innovation	153	330	35	518
Vice Presidency Supply Chain	26,722	41,592	6,036	74,350
Other	16	57	16	89
Total	36,807	57,936	7,720	102,463

BLACK EMPLOYEES	2014			2015			2016		
	Male	Female	Total	Male	Female	Total	Male	Female	Total
Directors	-	-	-	-	-	-	-	-	-
Managers	-	-	-	4	-	4	5	-	5
Supervisors and Coordinators	34	8	42	29	8	37	30	7	37
Administration	128	82	210	112	76	188	106	71	177
Operational	3.178	1.364	4.542	3.324	1.374	4.698	3.226	1.317	4.543
Total	3.340	1.454	4.794	3.469	1.458	4.927	3.367	1.395	4.762
Percentage	70%	30%	100%	70%	30%	100%	71%	29%	100%

BLACK EMPLOYEES BY ORGANIZATIONAL STRUCTURE	Directors	Managers	Supervisors and Coordinators	Administration	Operational	Total
GM Brazil	0	5	15	70	619	709
Global	0	0	22	107	3,924	4,053
Total	0	5	37	177	4,543	4,762

PEOPLE WITH DISABILITIES	2014			2015			2016		
	Male	Female	Total	Male	Female	Total	Male	Female	Total
Directors	-	-	-	-	-	-	-	-	-
Managers	5	-	5	5	-	5	6	-	6
Supervisors and Coordinators	14	2	16	22	2	24	27	3	30
Administration	67	37	104	80	58	138	81	55	136
Operational	1,157	575	1,732	1,351	771	2,122	1,366	836	2,202
Total	1,243	614	1,857	1,458	831	2,289	1,480	894	2,374
Percentage	67%	33%	100.00%	64%	36%	100%	62%	38%	100%

PWD BY ORGANIZATIONAL STRUCTURE	Directors	Managers	Supervisors and Coordinators	Administration	Operational	Total
GM Brazil	0	0	2	12	53	67
GM LATAM	0	1	0	0	0	1
Global	0	5	28	124	2,149	2,306
Total	0	6	30	136	2,202	2,374

QUALITY AND TRUST

PURCHASES ACCORDING TO INTERNATIONAL STANDARDS AND CERTIFICATIONS[1] G4-FP2 (2016)

Supplier areas	Types of certified products purchased	Name of internationally recognized certification	% of volume purchased that is in compliance with this internationally recognized certification	Geographic origin
Procurement	PPE, safety systems, maintenance materials, electrical equipment, A4 paper, etc.	FSC	from 80 to 100	National and imported
		Cerflor		
		NSF		
		NR6		
		NR36		
		NR12		
Grains, Meals, and Oils	Soybean meal	Renewable Energy Directive (EU-RED), ISCC, HAA CCP, ISO14001, ISO18001, RTRS	76.2	Brazil (MG, GO, MT, PR, MS, SP, SC, RS)
	Soybean oil	GMP+	70.5	Brazil (MG, GO, MT, PR, MS, SP, RS, PI, BA, SC)
	Palm oil	RSPO	100.00	Singapore

[1]The total volume of purchases is considered strategic information, since it involves the trading methodology of purchasing departments
[2]Variation of 80% to 100%, depending on the category mapped by the purchasing department of supplies.

THIRD-PARTY CERTIFICATIONS IN ACCORDANCE WITH INTERNATIONALLY RECOGNIZED STANDARDS IN THE FOOD SAFETY MANAGEMENT SYSTEM[4] (2016) G4-FP5

Certifications		Units
End product	BRC	Brazil (Chapecó, Toledo, Concórdia, Serafina Corrêa, Lajeado, Uberlândia, Várzea Grande, Capinzal[2], Francisco Beltrão, Mineiros, Marau[2], Rio Verde, and Dourados)
End product	IFS	Brazil (Chapecó, Toledo, Concórdia, Serafina Corrêa, Lajeado, Uberlândia, Várzea Grande, Capinzal[2], Francisco Beltrão, Mineiros, Marau[2], Rio Verde, and Dourados)
Raw material	GlobalGAP[1]	Brazil (Chapecó and Marau)
Raw material	AloFree	Brazil (Capinzal[2], Marau[2], Mineiros, Serafina Corrêa)
Raw material	ISO 17025: 2005[3]	Brazil (Lab. Jundiaí, Uberlândia, Marau[2], Videira, Carambeí, Concórdia, Capinzal[2], Chapecó, Dois Vizinhos, Francisco Beltrão, Toledo)
Raw material	Certified Humane	Brazil (Chapecó, Buriti Alegre, and Ponta Grossa)
Raw material	GenesisGAP	Thailand

[1] The Faxinal dos Guedes unit has certified broiler farms and hatchery, and the Francisco Beltrão unit has a GlobalGAP certified hatchery. In 2017, the number of farms certified with this standard will be expanded in the Marau (RS) unit.
[2] The Marau and Capinzal units were certified with the STS standard for the Swiss market.
[3] The laboratories of the Lucas do Rio Verde, Rio Verde, and Dourados units are under the process to finalize certification with ISO17025.
[4] In addition to food security-related certifications, some units have the ISO 9001, ISO 14001, OHSAS 18001, Halal certifications, in addition to the accreditation and customer audits.

SUPPLIER DEVELOPMENT

PROVISION OF SPENDING ON LOCAL SUPPLIERS - BRAZIL G4-EC9

	2014	2015	2016
AL	0.00%	0.00%	0.00%
AM	0.00%	0.00%	0.00%
BA	0.00%	0.00%	0.00%
CE	0.00%	0.00%	0.00%
DF	0.00%	0.00%	0.00%
ES	0.00%	0.00%	0.00%
GO	22.00%	19.42%	15.62%
MA	0.00%	0.00%	0.00%
MG	8.00%	11.87%	9.60%
MS	3.00%	3.21%	2.24%
MT	26.00%	18.23%	18.56%
PA	0.00%	0.00%	0.00%
PE	0.00%	0.00%	0.00%
PI	0.00%	0.00%	0.00%
PR	29.00%	28.48%	33.71%
RJ	0.00%	0.00%	0.00%
RN	0.00%	0.00%	0.00%
RS	8.00%	14.31%	13.83%
SC	4.00%	4.48%	6.44%
SP	0.00%	0.00%	0.00%

ANIMAL WELFARE

PERCENTAGE AND TOTAL NUMBER OF ANIMALS REARED AND/OR PROCESSED, BY SPECIES AND BREED TYPE AND BY HOUSING TYPE G4-FP11

Type*	Turkeys		Broilers		Pigs	
	2015	2016	2015	2016	2015	2016
Negative pressure	23.07%	36.54%	38%	34%	-	-
Positive pressure	76.93%	66.51%	48%	41%	-	-
Dark house	-	-	14%	25%	-	-
Collective management	-	-	-	-	15.50%	20.10%
Individual management	-	-	-	-	84.50%	79.90%

** Negative pressure: Aviaries with yellow or blue curtains, with or without cooling equipment in the air intake and with nebulizers, or aviaries with black/silver curtains without cooling and with nebulizers. In this system, greater control of temperature and humidity is possible, offering the poultry a better comfort condition throughout life. Positive pressure: Aviaries working with open curtains using the maximum of the natural condition of the environment. In the first days of the lot, equipment is used to warm the facilities, providing thermal comfort to chicks. At high temperatures, they use fans and nebulizers to assist in ambient conditions. They provide an environment closer to the animals' usual environment. Dark house: Aviaries with black x silver curtains, cooling equipment, and nebulizers. They work with curtains closed; The air enters through one end and is forced out through the opposite end. In this system, lighting is supplied and controlled by the producer in order to guarantee the best condition for the animal in the different stages of production. Provides better control over the temperature and ventilation of the facility, ensuring the poultry thermal comfort. Collective gestation: during the gestation period, the broilers remain in collective bays (in group) with freedom of movement and to express their natural characteristics. Individual gestation: during the gestation period, the broilers remain in individual bays. Despite limiting the space of the broilers, this practice facilitates the individual control of the gestating broilers and provides conditions to avoid fights among the animals.*

NATURAL CAPITAL

INVESTMENTS (R$ MILLION) G4-EN31

	2015	2016						
		Brazil	Latin America	Europe and Eurasia	Africa	Middle East & North Africa	Asia	Total BRF
Prevention and management* (prevention costs and environmental management)	121.68	76.47	-	-	-	0.36	0.014	76.84
Disposal, treatment and mitigation (waste disposal, treatment of emissions and remediation costs)	158.72	207.51	0.18	0.15	-	-	1.42	209.25
Investments in forests	38.50	39.75	-	-	-	-	-	39.75
Total	318.89	323.73	0.18	0.15	-	0.36	1.43	325.84

WATER

WATER SOURCES AFFECTED BY WITHDRAWAL OF WATER[1] G4-EN9

Municipality	Source size (m^3)	Presence in protected areas	Value of biodiversity	Value for local communities and Indigenous peoples
Capinzal (SC)	13,140,000	Yes	N/A	N/A
Marau Alves (RS)	23,652,000	Yes	N/A	N/A
Chapecó (SC)	14,941,756,8	Yes	N/A	N/A
Dois Vizinhos (PR)	13,400,000	Yes	N/A	N/A
Carambeí (PR)	17,250,192	Yes	N/A	N/A
Várzea Grande (MT)[2]	29,802,150,720	Yes	N/A	N/A
Concórdia (SC)	14,065,056	Yes	N/A	N/A
Dourados (MS)	does not withdraw from source surface			

[1] The criterion to define this list as sources affected was withdrawal of more than 5% of the total flow of the source (river).
[2] Withdrawal in the Várzea Grande unit does not exceed 5% of the flow of the river and Dourados withdraws from underground source. They were mentioned because they are on the RAMSAR list.

AREAS OF WATER STRESS G4-EN26

Measurement unit	Source of consumption / withdrawal of water	Withdrawal m³	Source size in m³	% of water withdrawal from river	Is source in protected area?	Withdrawal grant	Validity of the grant
Francisco Beltrão	Rio Santa Rosa	2,792,786.59	11,937,637.44	23.4%	Yes	Ordinance 674/2008	30/07/2018
Dois Vizinhos	Rio Iguaçu	3,445,380.73	13,400,000.00	25.7%	Yes	Ordinance 429/2012	03/04/2022
Concórdia	Rio Queimados	3,441,035.00	14,065,056.00	24.5%	Yes	CNUA 30313.23933. 34393.45341	Valid for an indefinite period of time
Capinzal	Rio Santa Cruz	2,541,117.49	13,140,000.00	19.3%	Yes	CNUA 42100 418765-29/ 2010	Valid for an indefinite period of time
Chapecó	Rio São José	2,718,064.10	14,941,756.80	18.2%	Yes	CNUA 42100 414932-29	Valid for an indefinite period of time
Carambeí	Rio São João	2,577,122.06	17,250,192.00	14.9%	Yes	Ordinance 766/2011	27/07/2021
Marau Aves	Rio Marau	1,110,472.00	23,652,000.00	4.7%	Yes	DRH No. 190/ 2003	Valid for an indefinite period of time
Várzea Grande	Rio Cuiabá	2,542,729.02	29.802.150.720,00	0.01%	Yes		
Dourados	does not withdraw from surface source						

WATER RECYCLED AND REUSED (M^3/YEAR) G4-EN10

Brazil	2015	2016	Total BRF 2016*
Total volume of water recycled	8,416,355.28	8,120,357.40	8,376,260.93
Total volume of water reused	7,740,455.35	13,385,064.45	13,730,264.45
Total volume of water recycled/reused	16,156,810.63	21,505,421.85	22,106,525.38
Recirculation rate (%)	21.70%	30%	29%
Total indirect/direct reuse water (WHO)	3,259,361.03	5,583,145.89	5,583,145.89
Recirculation rate (%)	24.98%	40%	38%

**Includes units in Brazil, Europe/Eurasia, Asia (Thailand), Latin America (Argentina) and the Middle East (Abu Dhabi, United Arab Emirates).).*

EMISSIONS OF OZONE DEPLETING SUBSTANCES[1] (KG) G4-EN20

		2015	2016
CFC	Volume (kg)	0	31258,72
HCFC	Volume (kg)	15940,45	31258,72
	Results (kg CFC -11)	883,53 t eq of CFC11	1720,47 t eq OF CFC11

Data referring to consumption/acquisition of refrigerant gases are extracted from the SAP information system. Based on this study, we apply specific factors to each gas (potential depletion of the ozone layer) in order to obtain the results provided in this report. BRF predominantly uses ammonia as a refrigerant gas, consequently, these gases reported are basically for use in commercial refrigeration systems (air conditioning), with the exception of the use of R22 in one refrigeration system in the Concórdia production unit. The emission factors adopted are based on studies of the Montreal Protocol.

SIGNIFICANT AIR EMISSIONS G4-EN21

VOLUME OF EMISSIONS, IN TONS/YEAR			
Category	2015	2016	Total BRF 2016
NOX	2,065.37	1,280.26	1,285.28
SOX[1]	208.68	124.52	131.42
Particulate Matter (PM)	2,344.87	2,320.49	2,323.71
CO	6,500.02	5,513.96	5,530.05
HC	-	-	-
Total	11,118.94	9,239.23	9,270.47

FINANCIAL RESULT G4-EC1

Value added

(R$ billion)


13,7
16,2
13,1
2014
2015
2016

ECONOMIC VALUE DISTRIBUTED (R$ MILLION)	2014	2015	2016
Human Resources	4.607	4.776	4.881
Taxes	4.064	3.239	3.711
Interest/Lease	2.857	5.346	4.874
Interest on own capital	738	899	513
Retention	1.401	1.839	-984
Non-controlling interest	-	20	5
Dividends	86	91	98
Total	13.753	16.210	13.099

POWER CONSUMPTION WITHIN THE ORGANIZATION (SCOPES 1 AND 2) G4-EN3

RENEWABLE ENERGY	2015 (GJ)	2016 (GJ)
	Scope: Brazil (plants, DCs, agriculture, grains and administrative buildings)	Scope: Brazil, Latin America and Asia
Fuels – renewable energy sources		
Sugarcane Ethanol	23.71	40.18
Biodiesel	-	-
Wood briquette	7,133.28	20,843.55
Wood chips	12,510,507.12	12,895,029.47
Firewood	11,019,877.29	9,538,042.37
Vegetable or animal oil	288,555.51	227,357.03
Wood strip	345,408.52	215,805.33
Sawdust	6,205.13	650.60
Palm Kernel Shell		57,176.93
Total	24,177,710.56	22,954,945.46

Continua na página seguinte

Electricity - renewable energy sources	2015 (scope Brazil)	2016 (scope Brazil)
Hydroelectric	6,662,464.13	6,195,891.59
Biomass	445,551.82	222,807.26
Wind power	173,868.77	77,654.13
Solar	3,452.76	1,202.45
Total	7,285,337.48	6,497,555.43
Total consumption of renewable energy	31,463,048.04	29,452,500.89

NON-RENEWABLE ENERGY	2015 (GJ)	2016 (GJ)
	Scope: Brazil (plants, DCs, agriculture, grains and administrative buildings)	Scope: Brazil; Latin America; Europe and Eurasia; Middle East and North Africa; And Asia
Fuels – nonrenewable energy sources		
BPF	166,017.18	178,710.10
Diesel	109,030.87	110,380.87
Natural gas	266,331.36	184,186.94
Gasoline	1,501.97	144.64
LPG	595,626.97	585,322.59
Kerosene	-	-
Shale	106,181.00	99,716.27
Total	1,244,689.35	1,158,461.40
Electricity – nonrenewable energy sources		
Gas	460,899.45	403,064.07
Oil	340,219.93	82,432.84
Nuclear	74,991.73	15,530.83
Coal	126,980.61	268,427.45
Total	1,003,091.72	769,455.18
Total consumption of nonrenewable energy	2,247,781.07	1,927,916.59
Total energy consumption (renewable and nonrenewable)	33,710,829.11	31,380,417.47

Announcement to the Market

BRF S.A. ("BRF" or "Company") (BM&FBovespa: BRFS3; NYSE: BRFS), pursuant to Instruction CVM 358 of Janurary 3, 2002 and in addition to the Announcement to the Market published on March 17, 2017 about "Weak Flesh Investigation" conducted by the Brazilian federal police ("Investigation"), clarifies about the news published by the press, citing the Company.

1. INTERVENTION ON THE FACTORY IN MINEIROS (GO).
The BRF factory in Mineiros, Goiás, was constructed in 2006, produces chicken and turkey meat and accounts for less than 5% of the total production of BRF. Its products are destined for exportations and for the domestic markets. The plant has a permit to export to the most demanding markets in the world, such as Canada, the European Union, Russia and Japan, following the different standards required by these countries.

The factory has three international certifications that are among the most important worldwide: BRC (Global Standard for Food Safety), IFS (International Food Standard) and ALO Free (Agricultural Labeling Ordinance). The last inspection that the factory had was conducted by the Brazilian Ministry of Agriculture, Livestock and Food Supply ("MAPA") in February 2017, having been cleared to maintain its operations in all the criteria.

Although the judge of the investigation considered the closing of the unit unnecessary, its operations have been suspended, in a preventative and temporary manner, by the MAPA. This measure will last until BRF can provide the information that certifies the security and quality of the products produced, which should happen soon, since the company is confident in its processes and standards, which are among the most rigorous in the world.

2. PRESENCE OF SALMONELLA IN THE PRODUCTS.
With regards to this topic, certain important facts must be clarified to better understand the question. There are around 2,600 types of Salmonella, a common bacteria in food products of animal or vegetable origin. All types are easily eliminated with adequate cooking of the food.

In relation to the case in Italy reported in the media, it is important to clarify that BRF did not incur in any irregularity.

The correct facts are as follows: in 2011, the European Union defined a new regulation (CE 1086/2011) for the control of Salmonella in poultry, produced locally or imported. Pursuant to this regulation, products in natura cannot contain two types of Salmonella SE and ST (Salmonella Enteritidis and Salmonella Typhimurium). Notwithstanding, the type of Salmonella found in some lots of four BRF containers sent to Italy is not any of those mentioned above and is allowed by the European legislation for meat in natura.

In light of the above, BRF reiterates that all of the measures taken by the Company and its technicians are fully in accordance with the highest levels of governance and compliance and in no way undermine any ethical or legal principals of Brazil and of the countries in which BRF exports its products.

3. USE OF CARDBOARD. There is no cardboard in BRF products. There has been a great misunderstanding in the interpretation of the audio captured by the Brazilian federal police. The employee in question was referring to the packaging of the products and not to its content. When he says "inside the CMS," he was referring to the area where the CMS is stored. This becomes even clearer when he says that he is going to see if he can "put IT IN cardboard," or, in other words, pack the product IN cardboard, since this product is normally packaged in plastic. In the following sentence, he makes it very clear that, in the event he does not obtain approval for the change of packaging, he will need to condemn the product or, in other words, discard it.

4. CORRUPTION ALLEGATIONS.
BRF does not concur with illicit conduct and categorially refutes any insinuation to the contrary. Upon being informed of the Investigation, the Company immediately took the necessary measures to investigate the facts. This verification will be carried out independently, and if there is any act that does not comply with current legislation and regulation, the Company will take the appropriate measures with necessary rigor. BRF does not tolerate any deviation from its Transparency Guide and the Brazilian legislation and regulation and the countries in which it operates

5. NEWS ABOUT "ROTTEN MEAT".
BRF never sold rotten mean and has never been accused of this. The mention of non-specific products, under the Investigation, are in relation to other companies, which can be evidenced in the material disclosed by the Brazilian federal police. BRF regrets that part of the press mistakenly included its name in reports that discuss this issue, confusing consumers and the society.

CONCLUSION.
In light of the above, BRF is publicly expressing its support to the inspection of the sector and to the society's right to information based on the facts, without generalizations that may harm the reputation of reputable companies and generate unnecessary alarm to the population.

São Paulo, March 20, 2017
Pedro de Andrade Faria
Global Chief Executive and Investor Relations Officer

Credits

GENERAL COORDINATION OF THE PROJECT – BRF
Vice Presidency of Finance and Investor Relations
Vice Presidency of Corporate Integrity

GRI CONSULTING, EDITORIAL COORDINATION, CONTENT AND DESIGN
Report Sustentabilidade

PROOFREADING
Kátia Shimabukuro

TRANSLATION
Gotcha! Idiomas

PHOTOGRAPHY
Deco Cury; BRF collection.
Edi Pereira

INFOGRAPHIC
Cássio Bittencourt

FONT FAMILY
FS Truman (Jason Smith, Fernando Mello), 2012